FRAMEWORK AGREEMENT



                                  by and among


                                   AT&T CORP.,


                                VLT CORPORATION,

                         BRITISH TELECOMMUNICATIONS PLC,

                                BT (NETHERLANDS)
                                  HOLDINGS B.V.

                                       and

                                  THISTLE B.V.


                             As of October 23, 1998

     FRAMEWORK AGREEMENT (this "Agreement"), dated as of October 23, 1998, by and among AT&T Corp., a corporation incorporated under the laws of the State of New York, United States of America ("AT&T"), VLT Corporation, a corporation incorporated under the laws of the State of Delaware, United States of America ("VLT", and together with AT&T, the "AT&T Parties"), British Telecommunications plc, a company organized under the laws of England and Wales ("BT"), BT (Netherlands) Holdings B.V., a Besloten Vennootschap organized under the laws of The Netherlands ("BT Holdings", and together with BT, the "BT Parties"), and Thistle B.V., a Besloten Vennootschap organized under the laws of The Netherlands ("Thistle BV").

                                R E C I T A L S :

     A. The parties wish to establish a joint venture to (i) develop and offer Global Communications Services (as defined below), (ii) offer Communications Services (as defined below) to specified customers in the global market, and
(iii) collaborate on the other activities specified herein, all as more fully set forth herein and in the Exhibits, Schedules and Annexes hereto and subject to the terms and conditions hereof.

     B. The parties agree that the joint venture will be implemented through Thistle BV and separate Subsidiaries (as defined below) of Thistle BV organized or incorporated in the United States (as defined below), England and, if necessary or appropriate, elsewhere (the "Newco Subsidiaries").

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                           DEFINITIONS; INTERPRETATION

     1.1 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings, unless the context requires otherwise:

     "Accounting Rates" shall mean the contractual consideration for the termination of the inbound/outbound communications traffic of AT&T or BT and their Subsidiaries through the International Settlement Process (substantially as such regime is in effect as of the date hereof).

     "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Body, whether civil, criminal, administrative or regulatory.

     "Affiliate" of any Person shall mean a Person that Controls, is Controlled by, or is under common Control with, such Person.

     "Affiliate Transaction," with respect to either parent, shall mean any agreement, arrangement or understanding between such parent or one or more of its Affiliates (other than Thistle BV or one or more of its Controlled Affiliates), on the one hand, and Thistle BV or one or more of its Controlled Affiliates, on the other hand.

     "Agreement  Officers"  shall  mean the CEO,  the CFO,  and the most  senior
executive   officer  of  each  of  the  MNC  Unit,  the  Product  Unit  and  the
International Carrier Services Unit.

     "AOPB"  shall  mean an annual  operating  plan and budget  contemplated  by
Section 6.1 for a fifteen month period, comprised of each Fiscal Year and the immediately following fiscal quarter or, in the case of the first AOPB, the period until the end of the fiscal quarter immediately following the first full Fiscal Year.

     "Applicable Law" shall mean any foreign or domestic law, statute, code, ordinance, rule or regulation promulgated or enacted, or any order, judgment, writ, stipulation, award, injunction or decree entered, by a Governmental Body.

     "Approvals"  shall  mean  any  consent,   approval,   license,   permit  or
authorization.

     "Asset Contribution Agreement (BT)" shall mean the share and asset purchase agreement substantially in the form attached hereto as Exhibit A, comprising the arrangements required for the contribution of assets by the BT Sellers to the Newco Group.

     "Asset Contribution Agreement (AT&T)" shall mean the share and asset contribution agreement substantially in the form attached hereto as Exhibit B.

     "Asset Contribution Agreements" shall mean the Asset Contribution Agreement
(BT) and the Asset Contribution Agreement (AT&T) and "Asset Contribution Agreement" shall mean either of them.

     "Assets" shall mean assets, properties and rights (including goodwill and including stock, securities or interests of legal Persons), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

     "AT&T GCS Business" shall mean the Global Business Communications Services business and the business of owning and operating Global Network Facilities conducted by the AT&T Sellers in which the AT&T Assets are used or by the Contributed AT&T Subsidiaries, including the business of the Contributed AT&T Subsidiaries.

     "AT&T Seller"shall mean AT&T and each Subsidiary of AT&T that owns any Assets to be contributed pursuant to the Asset Contribution Agreement (AT&T) or is subject to any Assumed AT&T Liabilities to be assumed pursuant to such Agreement.

     "Bankruptcy" shall mean:

     (a) with respect to a Person other than a U.K. Person: (i) a court having competent jurisdiction in the premises entering a decree or order for (A) relief in respect of such Person in an involuntary case under any applicable Bankruptcy Law, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for all or substantially all of the property and assets of such Person, or (C) the winding up or liquidation of the affairs of such Person and, in each case, such decree or order remaining unstayed and in effect for a period of 60 consecutive days; (ii) such Person (A) commencing a voluntary case under any applicable Bankruptcy Law, or consenting to the entry of an order for relief in an involuntary case under any Bankruptcy Law, (B) consenting to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for all or substantially all of the property and assets of such Person, or (C) effecting any general assignment for the benefit of creditors; or
(iii) such Person becoming or being declared insolvent; and

     (b) with respect to a U.K. Person: (i) an administrative receiver or receiver being validly appointed over the whole of or a substantial part of the undertaking, property or assets of such Person; (ii) an administration order being made in respect of such Person; (iii) an order being made or an effective resolution being passed for the winding up of such Person other than as part of a solvent reorganization or amalgamation effected by a scheme of arrangement under sections 425 to 427 of the U.K. Companies Act 1985; (iv) such Person compounding or entering into any reorganization or other special arrangement with a class of its creditors or its creditors generally; or (v) such Person being unable to pay its debts within the meaning of section 123(1)(e) or 123(2) of the U.K. Insolvency Act 1986 but so that, in each case, the words "it is proved to the satisfaction of the Court" are deleted.

     "Bankruptcy Law" shall mean (a) with respect to a U.S. Person, Title 11, United States Bankruptcy Code of 1978, as amended, (b) with respect to a U.K. Person, the U.K. Insolvency Act 1986 and any statutory instrument, rules or regulations made thereunder, and (c) with respect to Thistle BV or BT Holdings, The Netherlands Faillissementswet, as amended, and, with respect to each Person referred to in the preceding clauses (a), (b) and (c), and with respect to other Persons, any similar federal, state or other law or regulation relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, successor to or change in any such law.

     "Best Efforts" shall mean that the obligated Person shall make all efforts to accomplish the applicable objective. Such obligation, however, does not require the obligated Person to incur any liabilities or relinquish any assets or rights if the aggregate burden thereof would either have a Material Adverse Effect on such Person and its Subsidiaries taken as a whole or would represent a cost, loss or other liability in an amount exceeding 25% of the fair market value of the Newco Group on a going concern basis. The fact that the objective is not actually accomplished is no indication that the obligated Person did not in fact utilize its Best Efforts in attempting to accomplish the objective.

     "Broadcast Services" shall mean the non-interactive (except for purposes of control) transmission and related support activities of signals and data comprising:

     (b) images, television (including business television), radio and cinema programming and other audio-visual productions (including entertainment, information, news and sports) for point to multipoint simultaneous distribution; or

     (c) content which is intended to be incorporated ultimately into television (including business television), radio and cinema programming and other audio-visual productions (including entertainment, information, news and sports) (irrespective of whether distribution is point to multipoint or point to point).

     "BT GCS Business" shall mean the Global Business Communications Services business and the business of owning and operating Global Network Facilities conducted by the BT Sellers in which the BT Assets are used or by the Contributed BT Subsidiaries, including the business of Concert and the other Contributed BT Subsidiaries.

     "BT Seller" shall mean BT and each Subsidiary of BT that owns any Assets to be contributed pursuant to the Asset Contribution Agreement (BT) or is subject to any Assumed BT Liabilities to be assumed pursuant to such an Agreement.

     "Business Combination" shall have the meaning defined in paragraph (c) of the definition of "Change of Control."

     "Business Day" shall mean any day other than a day (a) on which commercial banks in the City of New York, United States or Amsterdam, The Netherlands are required or authorized by Applicable Law to be closed or (b) which is a public holiday in London, England.

     "Business Units" shall mean the International Carrier Services Unit, the MNC Unit, the Network and Systems Unit, the Product Unit and the Technology Unit, and a "Business Unit" shall mean any of them.

     "Carrier Services" shall mean the provision of carriage, including hubbing, routing, transit, reorigination and least cost routing on Global Network Facilities primarily between two or more countries to other International Carriers.

     "CEO" shall mean the chief executive officer of Thistle BV.

     "CFO" shall mean the chief financial officer of Thistle BV.

     "Change of Control" with respect to any Person shall mean the occurrence of any of the following:

     (b) The acquisition by any Person or group of Persons of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 45% or more of either (i) the then outstanding shares of common stock of the Person or, in the case of BT, voting rights carried by issued shares at a general meeting of the shareholders (the "Outstanding Company Common Stock") or
(ii) the combined voting power of the then outstanding voting securities of the Person entitled to vote generally in the election of directors of such Person (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this paragraph (a), any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) of this definition shall not be a Change of Control; or

     (c) Individuals who, as of the date of this Agreement, constitute the board of directors or other similar governing body of such Person or, with respect to any Person organized or formed after the date hereof, the individuals who constitute the members of such body at its first meeting (the "Incumbent Board") cease for any reason to constitute at least a majority of the board or other similar governing body of such Person; provided, however, that any individual becoming a director, or having similar management supervisory functions (a "director") subsequent to the date of this Agreement or date of such meeting whose election, or nomination for election by such Person's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board of such Person; or

     (d) Consummation of a reorganization, amalgamation, merger or consolidation, scheme of arrangement under sections 425 to 427 of the U.K. Companies Act 1985, sale or other disposition of all or substantially all of the assets or shares of such Person or any similar transaction (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities of the applicable Person immediately prior to such Business Combination beneficially own, directly or indirectly, 55% or more of, respectively, the then Outstanding Company Common Stock and the then Outstanding Company Voting Securities, as the case may be, of the Person resulting from such Business Combination (including a Person which as a result of such transaction owns the applicable Person or all or substantially all of the applicable Person's assets either directly or through one or more Subsidiaries) (such resulting Person, a "Resulting Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities of the applicable Person, as the case may be, (ii) no Person or group of Persons (excluding any Resulting Corporation) beneficially owns, directly or indirectly, 45% or more of, respectively, the then Outstanding Company Common Stock of the Resulting Corporation or the then Outstanding Company Voting Securities of the Resulting Corporation, and (iii) at least a majority of the members of the board of directors or other similar governing body of the Resulting Corporation were members of the Incumbent Board or were approved by a majority of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board or other similar governing body, providing for such Business Combination; or

     (e) Approval by the shareholders of such Person of a complete liquidation or dissolution of such Person, except with respect to a U.K. Person, pursuant to a scheme of arrangement that does not otherwise constitute a Change of Control pursuant to paragraph (a), (b), (c) or (e) of this definition or an actual complete liquidation or dissolution of such U.K. Person; or

     (f) Another Person or group of Persons shall otherwise obtain effective Control of such Person. "Charter Documents" shall mean the Thistle BV Charter Documents, the DirectorCo Charter Documents, the Newco Services Company Charter Documents and the Newco Subsidiary Charter Documents.

     "Check the Box Entity" shall mean any Person designated as such on Schedule
2.2 and, with respect to Persons not so designated, any such Person that AT&T elects to be treated as a partnership for U.S. federal income tax purposes pursuant to the procedure set forth in Annex 3.

     "Class" shall mean the class of Class A Representatives, the class of Class B Representatives or the class of the Class C Representative.

     "Class A Representative" shall mean a member of the DirectorCo Board appointed by AT&T or the Affiliate of AT&T that is a member of DirectorCo.

     "Class B Representative" shall mean a member of the DirectorCo Board appointed by BT or the Affiliate of BT that is a member of DirectorCo.

     "Class C Representative" shall mean the then CEO, who shall be a member of the DirectorCo Board.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and any successor legislation.

     "Communications Services" shall mean any services and applications, including enhanced services and applications, that involve the transmission of voice, data, sound, music, still and moving image or video and other elements by fixed media (such as wire, cable or fiber), or radio or other wave signal, and any similar or substitute service available or offered from time to time, and the business of developing, designing or offering content-based applications.

     "Concert" shall mean Concert Communications Company, an unlimited company incorporated in England and Wales.

     "Consolidated Group" shall mean an affiliated group of corporations (within the meaning of section 1504(a) of the Code) filing a consolidated U.S. federal Income Tax Return, and a group of corporations filing a consolidated, combined or unitary Tax Return for state, local or foreign Tax purposes.

     "Contributed AT&T Contracts" shall mean the contracts and agreements to which any of the AT&T Sellers or Contributed AT&T Subsidiaries is a party set forth or described in Schedule 15.1A.

     "Contributed AT&T Subsidiaries" shall mean the Subsidiaries of AT&T set forth in Schedule 15.1A.

     "Contributed BT Contracts" shall mean the contracts and agreements to which any of the BT Sellers or Contributed BT Subsidiaries is a party set forth or described in Schedule 15.1B.

     "Contributed BT Subsidiaries" shall mean the Subsidiaries of BT set forth in Schedule 15.1B and shall include BT IntermediateCo, Concert Holdings and their Subsidiaries.

     "Contribution" shall mean the contribution and transfer by the AT&T Sellers or the BT Sellers, respectively, to the Newco Group of the AT&T Assets and BT Assets, respectively, and the assumption by the Newco Group of the Assumed AT&T Liabilities and Assumed BT Liabilities from the AT&T Sellers or the BT Sellers, respectively, as contemplated by this Agreement and the Asset Contribution Agreements.

     "Control" shall mean the direct or indirect power affirmatively to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise. "Controls," "Controlled" and "Controlling" shall have corresponding meanings.

     "Covered Investor" with respect to any Person shall mean any "person" or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that either, directly or indirectly (a) has effective Control of such Person or (b) has beneficial ownership of 45% or more of either the Outstanding Company Common Stock or Outstanding Company Voting Securities of such Person.

     "CTO" shall mean the chief technology officer of Thistle BV.

     "Current Subsidiaries" shall mean the Subsidiaries of Concert Holdings as of the date hereof.

     "Default" shall mean an occurrence or circumstance that constitutes a violation, breach or default, which gives another Person or Persons the right to accelerate the defaulting Person's performance of, or the right to cancel or terminate, or which results in the loss of any benefit under or the creation or imposition of any Lien on a Person's Assets under, an organizational document, or any contract, order or other commitment or obligation, whether following the expiration of any applicable grace period or the giving of any required notice and where there has not been any cure or waiver of, or consent to, such violation, breach or default.

     "DirectorCo" shall mean a limited liability company to be established by AT&T or one of its Affiliates and BT or one of its Affiliates under the laws of the State of Delaware.

     "DirectorCo Board" shall mean the management board of DirectorCo.

     "DirectorCo Charter Documents" shall mean the certificate of formation and the operating agreement of DirectorCo substantially in the form attached hereto as Exhibit E-1 and Exhibit E-2, respectively.

     "Disregarded Entity" shall mean a Person designated as such on Schedule 2.2 and, with respect to Persons not so designated, any such Person that elects to be treated as a disregarded entity for U.S. federal income tax purposes pursuant to the procedure set forth in Annex 3.

     "Distribution  Agreement  (Newco  Products)"  shall  mean the  distribution agreements between Thistle BV and AT&T and between Thistle BV and BT substantially in the form attached hereto as Exhibit F-1 and Exhibit F-2, respectively.

     "Distribution Agreement (Parent Products)" shall mean the Distribution Agreement (BT Services) and Distribution Agreement (AT&T Services) substantially in the form attached hereto as Exhibit G-1 and Exhibit G-2, respectively.

     "Distribution Agreements" shall mean the Distribution Agreements (Newco Products) and the Distribution Agreements (Parent Products), and "Distribution Agreement" shall mean any of them.

     "Distributor" shall mean any Person that engages in the marketing, sale or other distribution of Global Business Communications Services to end user customers and resellers.

     "Dollars" and the sign "$" shall mean dollars in the lawful currency of the United States.

     "Domestic Network Facilities" shall mean all facilities that support bandwidth, transmission, signaling, routing, network service intelligence, network control intelligence, switching and Operational Systems Support (including any related software support) in connection with the transmission of voice, data, sound, music, still and moving image, or video and other elements by fixed media (such as wire, cable or fiber), or radio or other wave signal, other than Global Network Facilities.

     "EBITDA" shall mean, with respect to any Person for any period, the net income after Taxes of such Person for such period, plus, to the extent deducted from revenues in calculating net income after Taxes for such period, the sum of
(i) all interest expense, including the interest component or equivalent under capital leases, (ii) all expense and provision for any current and deferred federal, state or other domestic or foreign Income Taxes, and (iii) depreciation, amortization and other similar non-cash charges, in each case as determined in accordance with the GAAP of the applicable jurisdiction of such Person applied on a consistent basis.

     "Environmental Law" shall mean any federal, state, local or foreign statute, ordinance, rule, regulation, code, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Body, relating to pollution, human health or safety, or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any hazardous substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such hazardous substances.

     "Environmental Liabilities" shall mean Liabilities relating to, arising out of or resulting from any Environmental Law (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, settlement amounts, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses (including reasonable fees, charges and disbursements of attorneys, consultants and experts), interest, fines, penalties or other monetary sanctions in connection therewith, whether arising from negligence, strict liability or any other theory of recovery at law or in equity.

     "Environmental Permit" shall mean any Permit required or issued pursuant to any Environmental Law.

     "European Region" shall mean all countries listed on Schedule 1.1A hereto.

     "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

     "Excluded AT&T Liabilities" shall mean:

     (b) Environmental Liabilities relating to any or all of the AT&T Assets, the Assets of the Contributed AT&T Subsidiaries and the AT&T GCS Business incurred, accrued or resulting from any fact, event or circumstance occurring or existing prior to the Closing Date;

     (c) Any Liabilities of the AT&T Sellers relating to Taxes; and

     (d) Other Liabilities that arise or result from or relate to the management and operations of the AT&T GCS Business, to the extent related to periods prior to the Closing.

     "Excluded BT Liabilities" shall mean:

     (b) Environmental Liabilities relating to any or all of the BT Assets, the Assets of the Contributed BT Subsidiaries and the BT GCS Business incurred, accrued or resulting from any fact, event or circumstance occurring or existing prior to the Closing Date;

     (c) Any Liabilities of the BT Sellers relating to Taxes; and

     (d) Other Liabilities that arise or result from or relate to the management and operations of the BT GCS Business, to the extent related to periods prior to the Closing (other than, in the case of Concert, (i) the Assumed Concert Purchase Debt, less any amount cancelled in accordance with the terms hereof,
(ii) the Indebtedness of Concert as contemplated by Section 15.7(a) and (iii) Liabilities of Concert that are reflected in the Concert Financials or that arise or have arisen in the ordinary course of business from April 1, 1998 to the Closing Date, but excluding any material Liabilities associated with material Actions that arise or occur prior to the Closing Date).

     "FCC"  shall  mean the  Federal  Communications  Commission  of the  United
States.

     "FCC Order" shall mean either:

     (a) A written order or other determination from the staff of the FCC (either in the first instance or upon review, reconsideration or other action subsequent to an order or other determination of the staff) either approving the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements or stating that no such approval is required (or, in the case of such review, reconsideration or other subsequent action, a written order or other determination to the effect set forth above or affirming or upholding, or having the effect of affirming or upholding, whether by dismissing or denying a petition for reconsideration or terminating the consideration thereof or otherwise, a previous order or determination to the effect set forth in this paragraph (a)), which order or determination shall no longer be subject to further administrative review by the FCC; or

     (b) A written order or other determination from the FCC itself (either in the first instance or upon review, a reconsideration pursuant to section 1.106(a)(i) of the FCC's rules, or other action subsequent to an order or other determination of the staff of the FCC) either approving the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements or stating that no such approval is required (or, in the case of such review, reconsideration or other action subsequent to an order or determination of the staff of the FCC, a written order or other determination from the FCC itself to the effect set forth above or affirming, upholding or having the effect of affirming or upholding, whether by dismissing or denying a petition for reconsideration or application for review or terminating the consideration thereof or otherwise, an order or other determination of the staff of the FCC to the effect set forth in paragraph (a)).

     For purposes of this definition, an order or other determination of the staff shall be deemed no longer subject to further administrative review by the
FCC:

     (x) If no petition for reconsideration or application for review by the FCC of the order or determination of the staff has been filed within 30 days after the date of public notice of the order or determination, as such 30-day period is computed and as such date is defined in sections 1.104 and 1.4, as applicable, of the FCC's rules, and the FCC has not initiated review of the order or determination of the staff on its own motion within 40 days after the date of public notice of the order or determination, as such 40-day period is computed and as such date is defined in sections 1.117 and 1.4 of the FCC's rules, or

     (y) If any such petition for reconsideration or application for review has been filed, or, if the FCC has initiated review of the order or determination of the staff on its own motion, the FCC itself has issued a written order or other determination or taken other action to the effect set forth in paragraph (b) above.

     "Five Year Business Plan" shall mean a five year business plan contemplated by Section 6.1.

     "GAAP" shall mean generally accepted accounting principles.

     "global," when used with respect to Communications Services, shall mean Communications Services between or among two or more countries.

     "Global Business Communications Services" shall mean Global Communications Services provided or targeted to businesses and to their employees in their capacity as employees.

     "Global Communications Services" shall mean current or future global end-to-end managed and all other global Communications Services of a type intended for use by end user customers and resellers, but excluding Satellite & Radio Services, basic switched voice and basic telex.

     "Global Network Facilities" shall mean all facilities that support bandwidth, transmission, signaling, routing, network service intelligence, network control intelligence, switching and Operational Systems Support (including any related software support) in connection with the transmission of voice, data, sound, music, still and moving image, or video and other elements by fixed media (such as wire, cable or fiber), or radio or other wave signal, exclusively or predominantly between or among two or more countries (it being understood that facilities that are predominantly designed to support such transmission between or among two or more countries may also support, as a non-predominant use, transmission within one or more of such countries). Global Network Facilities shall not include backhaul facilities, except AT&T's U.S.-based international SDH backhaul facilities. Except as expressly agreed by the parties, Global Network Facilities shall not include any system or systems that provide Communications Services exclusively within a given country (in each case, whether or not a Home Country).

     "Governmental Approval" shall mean any consent, approval, authorization, waiver, grant, concession, license, permit, exemption or order of, registration, certificate, declaration or filing with, or report or written notice to, any Governmental Body and any expiration or termination of any waiting period requirement (including pursuant to the HSR Act) of any Governmental Body.

     "Governmental Body" shall mean any court or any national, federal, state, municipal, or local government or any political subdivision, governmental department, commission, board, bureau, agency, official or instrumentality of any thereof, domestic or foreign, and shall include the European Commission.

     "group" or "Group"  shall mean two or more  persons  within the  meaning of
Section 13(d)(3) of the Exchange Act.

     "Hazardous Substances" shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any applicable Environmental Laws.

     "Home Country" when used with respect to BT shall mean the U.K., and its Crown dependencies, trusts, territories and possessions listed on Schedule 1.1B, and when used with respect to AT&T shall mean the United States, and its trusts, territories and possessions listed on Schedule 1.1C.

     "Home Territory" when used with respect to BT shall mean the European Region and BT's Home Country, and when used with respect to AT&T shall mean the NAFTA Region and AT&T's Home Country.

     "HSR  Act"  shall  mean  the  United  States  Hart-Scott-Rodino   Antitrust
Improvements Act of 1976, as amended.

     "Income Tax" shall mean any federal, state, local or foreign Tax (a) based upon, measured by, or calculated with respect to net income or profits (including capital gains Taxes, alternative minimum Taxes and Taxes on items of Tax preference), or (b) based upon, measured by, or calculated with respect to multiple bases (including corporate franchise Taxes), if one or more of the principal bases on which such Tax may be based, measured by, or calculated with respect to is described in clause (a).

     "Indebtedness"  shall mean, as applied to any Person,  without  duplication
(a) all indebtedness for borrowed money, whether obtained from third parties or Affiliates of such Person, (b) that portion of obligations with respect to any lease of any property by that Person as a lessee that, in conformity with the GAAP applicable in the jurisdiction of such Person, is accounted for as a capital lease on the balance sheet of such Person and that is properly classified as a liability on a balance sheet in conformity with such GAAP, (c) all guarantees of indebtedness of third Persons, (d) all indebtedness of third Persons secured by Liens on any of the Assets of such Person, (e) all letters of credit or similar instruments, and (f) the deferred and unpaid purchase price of property, other than trade payables arising in the ordinary course of business.

     "Influence Test" shall be deemed to be met with respect to a Person (the "Investor") investing in a party (the "Investee"), other than by way of commercial or other bona fide lending arrangements, if any one of the following tests is satisfied:

     (b) The Investor has, as a practical matter, effective negative veto rights in fact on major business decisions taken by the board of directors or other similar governing body or management of the Investee or on major strategic transactions of the Investee, whether by contract or by agreement with the Investee or any of its Affiliates (but excluding any such rights that arise by statute); or

     (c) The Investor has achieved material influence on the policies, direction or operation of the Investee; or

     (d) The Investor has the right or power to nominate, or has designees representing, more than 25% of the members of the board of directors or other similar governing body of the Investee; provided that if 25% of such members or other similar governing body is not a whole number, 25% of such members shall be deemed to be the next higher whole number; or

     (e) The Investor (together with its Affiliates and any Persons with whom it is acting in concert) has acquired in one transaction or a series of transactions beneficial ownership of at least 20% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities of the Investee from the Investee; provided, however, that if the relevant securities are issued by the Investee in exchange for assets (other than cash) or a business of a third party, and the Influence Test shall not otherwise be met, the Influence Test shall be deemed to have been met with a limitation (a "Limitation") for purposes of Article 13; or

     (f) The Investor has the right, by contract, to veto significant decisions affecting the Investee.

     "Intellectual Property Rights" or "IPR" shall have the meaning set forth in the IPR Agreement.

     "International Carrier" shall mean a Person which (a) is licensed or authorized, or is otherwise permitted to provide, or operates where no license or authorization is required, crossborder Communications Services to the public, or (b) owns or operates, or is licensed to own or operate, the underlying facilities used to provide crossborder Communications Services to the public.

     "International   Carrier   Services"   shall  mean  Carrier   Services  and
International Traffic Termination Services.

     "International   Carrier  Services  Unit"  shall  mean  the  Business  Unit contemplated by Section 2.1(b).

     "International Settlement Process" shall mean the system of accounting and settlement rates for the exchange of international traffic of a type referred to in Section 64.1001 of the regulations of the FCC and any subsequent regime for arranging and managing inbound/outbound traffic termination terms and conditions with an International Carrier.

     "International Traffic Service Agreement (AT&T)" shall mean the Newco International Traffic Service Agreement substantially in the form attached hereto as Exhibit D-2.

     "International Traffic Service Agreement (BT)" shall mean the Newco International Traffic Service Agreement substantially in the form attached hereto as Exhibit D-1.

     "International Traffic Service Agreements" shall mean the International Traffic Service Agreement (AT&T) and the International Traffic Service Agreement
(BT), and "International Traffic Service Agreement" shall mean either of them.

     "International Traffic Termination Services" shall mean the arrangement, management and delivery of inbound/outbound traffic termination of all the communications traffic, including voice and Internet Protocol traffic, of AT&T or BT and their Subsidiaries, including through the International Settlement Process and least cost routing alternatives, but excluding all Global Business Communications Services.

     "Internet Protocol" or "IP" shall mean internet protocol.

     "IPR Agreement" shall mean the IPR Agreement substantially in the form attached hereto as Exhibit H.

     "Level 1 Customers" shall mean MNCs that are limited buyers of Global Communications Services that primarily buy Global Communications Services on a local basis, and which are not Qualifying MNC Customers.

     "Level 2 Customers" shall mean MNCs that are significant buyers of Global Communications Services but which do not buy Communications Services in a fully integrated global manner, and which are not Qualifying MNC Customers.

     "Liability" or "Liabilities" shall mean any and all losses, claims, charges, debts, actions, causes of action, suits, damages, obligations, payments, costs and expenses, indemnities and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened, contemplated or completed Action (including the costs and expenses of demands, awards, assessments, judgments, fines, penalties, settlements and compromises relating thereto, court costs, fees, charges and disbursements of attorneys, and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Body or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

     "Liberty Media Group" shall mean Liberty Media/Ventures Corporation, any of its direct or indirect current or future Subsidiaries, any Person in which it has or acquires any direct or indirect equity investment and any other Person directly or indirectly Controlled by any of the foregoing.

     "LIBOR" shall mean the arithmetic average rounded up to the nearest 1/16th of 1% of the London interbank offered rates of major banks for Dollar deposits for a three-month period that are displayed on page "LIBO" on the Reuters Monitor Money Rate Service or such other page as may replace the "LIBO" page and displays London interbank offered rates for Dollar deposits, in each case, as relevant, determined on a particular date or from time to time.

     "Lien" shall mean any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, right-of-way, encroachment or other encumbrance affecting title, limited right (beperkt recht), transfer, voting or other similar restriction under any agreement or any similar lien or encumbrance.

     "Local Purchase Agreements" shall have the meaning set forth in Section 1.2 of the Asset Contribution Agreement (AT&T).

     "Major Competitor" of AT&T or BT shall mean (a) when used with reference to AT&T, any Person that, together with all of its Affiliates, has revenues derived in AT&T's Home Territory from the provision of Communications Services that constitute at least 10% of the aggregate revenues of AT&T derived from the provision of Communications Services in such Home Territory; and (b) when used with reference to BT, any Person that, together with all of its Affiliates, has revenues derived in BT's Home Territory from the provision of Communications Services that constitute at least 10% of the aggregate revenues of BT derived from the provision of Communications Services in such Home Territory, in each case determined by reference to the most recently completed full fiscal year of any Person with respect to which the measurement is being made.

     "Managed Network Services" shall mean the provision of service to a customer consisting of the management of the logical and physical elements of a customer's end-to-end communications network, including network transport and equipment, and incremental, directly related network systems and applications planning, design, integration and migration, and customer support functions.

     "Managed Network Services Facilities" shall mean all facilities, systems and software that are used predominantly in the provision of Managed Network Services.

     "Management Board" shall mean the management board of Thistle BV.

     "Material Adverse Effect" shall mean, with respect to a Person, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities (including contingent liabilities), financial condition or results of operations of such Person and its Subsidiaries taken as a whole. For the avoidance of doubt, any regulatory proceedings or class of proceedings currently in process shall not be deemed to have or contribute to a Material Adverse Effect as to the scope of proposals currently contemplated by such proceedings or class of proceedings.

     "MCI" shall mean MCI Communications Corporation, a corporation formerly incorporated under the laws of the State of Delaware, and a constituent company which was merged with and into MCI-WorldCom.

     "MCI-WorldCom" shall mean MCI WorldCom, Inc., a corporation incorporated under the laws of the State of Delaware. "MNC Newco Subsidiaries" shall mean the Newco Subsidiaries and any other members of the Newco Group to the extent that any of the foregoing engages in the business and activities of the MNC Unit.

     "MNCs" shall mean any Person that (a) has annual revenues in excess of $1 billion, (b) has annual international revenues in excess of $200 million, (c) has operations on two or more continents and in four or more countries, (d) is not a Governmental Body, (e) is not a carrier or a Person purchasing Communications Services primarily for the purpose of resale to others, and (f) buys Global Communications Services.

     "MNC Unit" shall mean the Business Unit contemplated by Section 2.1(c).

     "Multimedia Content" shall mean only the creation and organization of content relating to any combination of text, voice, graphic, audio, video or similar communication media distributed by means of, or capable of being distributed by means of, Communication Services. For the avoidance of doubt, it does not include the distribution, including transmission and ancillary caching, or management of the distribution of such material by means of Communication Services.

     "NAFTA Region" shall mean Mexico and Canada.

     "Netco"  or  "Netcos"  shall  mean the  Newco  Subsidiaries  identified  on
Schedule 2.2, and "Netco 1" shall mean the Newco Subsidiary identified as such on Schedule 2.2.

     "Network and Systems  Unit" shall mean the business  unit  contemplated  by
Section 2.1(d).

     "Newco Group" shall mean Thistle BV, the Newco Subsidiaries and the Newco Services Company.

     "Newco Services Company" shall mean the Delaware limited liability company to be established and owned equally by AT&T or one of its Affiliates and BT or one of its Affiliates, which will, for compensation on an arm's length basis, manage certain of the operations of the Newco Group in or from the United States.

     "Newco Services Company Charter Documents" shall mean the certificate of formation and the limited liability company agreement substantially in the form attached hereto as Exhibit J-1 and Exhibit J-2, respectively.

     "Newco Subsidiary Charter Documents" shall mean constitutive or equivalent documents of material Newco Subsidiaries, including certificates of formation and limited liability company agreements in the case of a material Newco Subsidiary that is a limited liability company organized under the laws of the State of Delaware, and memorandum and articles of association in the case of a material Newco Subsidiary that is a U.K. Person.

     "Non-Concert Product Contributions" shall mean (a) with respect to the AT&T GCS Business, wholesale revenue in respect of GSDN, International 0800, VNS, International Private Line, Frame Relay, ATM, Managed Network Services and IP, and (b) with respect to the BT GCS Business, wholesale revenue in respect of International 0800, International Featurenet, International Private Leased Circuits, Correspondent ATM, IPSS (X.75) and VSAT.

     "Non-Exclusive Content Services" shall mean the business of developing, designing or offering content-based applications, excluding Special Content Services.

     "Operational Support Systems" shall mean the computer systems on which a Person depends for providing management support of all of its operations, including service delivery and provision, network usage and control, billing of customers, network planning, fraud identification, resource planning and facility management.

     "Outsourcing Professional Services" shall mean the provision of professional services relating to network architecture validation, implementation, operations and life cycle management, including business process consulting, migration planning and implementation, but excluding Managed Network Services, and may include the ownership and acquisition of assets from and on behalf of customers related to the provision of Outsourcing Professional Services.

     "Outsourcing Services" shall mean Outsourcing Professional Services and Managed Network Services.

     "parent" shall mean either AT&T or BT and "parents" shall mean AT&T and BT, and in either case any successor corporations thereto and, pursuant to any future reorganizations, any holding companies owning, directly or indirectly, substantially all of the issued and outstanding Voting Securities thereof.

     "party" shall mean any of AT&T, VLT, BT, BT Holdings or Thistle BV, and "parties" shall mean AT&T, VLT, BT, BT Holdings and Thistle BV.

     "Performance Test Shortfall" shall have the meaning set forth in Schedule 1.1D.

     "Performance Test Shortfall for the ICS Unit" shall have the meaning set forth in Schedule 1.1E.

     "Permits"  shall  mean  any  permit,  license,   registration,   franchise,
authorization or approval issued by any Governmental Body.

     "Permitted Liens" shall mean statutory liens for Taxes and other charges or costs not yet due and payable and Liens imposed in the ordinary course of business, in each case which do not materially adversely affect the full use, occupancy, operation or enjoyment of the Asset subject thereto.

     "Person" shall mean any individual, general or limited partnership, association, joint stock company, limited liability company, joint venture, corporation, trust, unincorporated organization, Governmental Body or other legal person.

     "Pre-Closing Taxes" shall mean (a) any and all Taxes for or attributable to any taxable period ending (or deemed to end) on or prior to the Closing Date (a "Pre-Closing Period"), limited, with respect to Concert Holdings and its Current Subsidiaries, to an amount in excess of the amount of the Concert Deductible, that are due and payable by Thistle BV or any of the Newco Subsidiaries in respect of, in the case of Section 25.5(b), the BT Assets, the BT GCS Business or the Contributed BT Subsidiaries (the "BT Pre-Closing Taxes"), and in the case of Section 25.5(a), the AT&T Assets, the AT&T GCS Business or the Contributed AT&T Subsidiaries (the "AT&T Pre-Closing Taxes"); and (b) any and all Taxes of a Consolidated Group or similar group of companies, including a value added tax group or subgroup of which any Contributed BT Subsidiary or Contributed AT&T Subsidiary, respectively, was a member prior to the Closing Date for which such entity is liable by reason of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law (such Pre-Closing Taxes described in this clause (b) referred to herein as "BT Consolidated Group Taxes" and "AT&T Consolidated Group Taxes," as applicable). Taxes arising in the ordinary course of business of Concert Holdings and the Subsidiaries of Concert, for the period ending on the Closing, to the extent originally reflected on filed Returns, shall be BT Pre-Closing Taxes to the extent paid after the Closing and shall constitute the Concert Deductible to the extent unpaid at the Closing. The "Concert Deductible" shall mean the sum of (x) the amount of the Tax reserve set forth on the Concert Financials, and (y) the amount set forth in the preceding sentence. For the avoidance of doubt, any audit adjustments with respect to such Taxes shall be BT Pre-Closing Taxes. In the case of any Taxes that are payable with respect to a period that begins before the Closing Date and ends after the Closing Date (a "Straddle Period"), the portion of such Tax that shall be deemed to be payable for the portion of the period ending on the Closing Date shall be deemed equal to the amount which would be payable if the taxable year ended on the close of business on the Closing Date; provided, that, in the case of an entity that owns an interest in an entity that is treated as a partnership for U.S. federal income tax purposes, the determination shall be made as if the partnership's taxable year ended on the Closing Date; and provided, further, that in the case of any Taxes other than Income Taxes for which such an interim closing of the books method is not practicable, such as in the case of property Taxes, the portion of such Tax that shall be deemed to be payable for the portion of the period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), whether actually paid before, during, or after such period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period. Any credits for Taxes in the proviso of the preceding sentence shall be prorated based upon the fraction employed in such proviso. Such proviso shall be applied with respect to Taxes for a Straddle Period relating to capital (including net worth or long-term debt) or intangibles by reference to the level of such items at the close of business on the day before Closing Date.

     "Product Unit" shall mean the Business Unit contemplated by Section 2.1(a).

     "Qualifying MNC Customers" shall mean any MNC that is primarily engaged in a Selected Industry Sector and that meets the objective criteria set forth in
Schedule 1.1F, subject to the exceptions set forth therein, and, except as provided in Section 7.8, shall include such Person=s Subsidiaries.

     "Reasonable Best Efforts" shall mean that the obligated Person shall make diligent, reasonable and good faith efforts to accomplish the applicable objective. Such obligation, however, does not require the incurrence of any liabilities, or the relinquishment of any assets or rights, on the part of the obligated Person that in the aggregate are material when measured by reference to the benefits anticipated to be obtained from the Newco Group by the Person or otherwise by reference to the applicable objective, as the context may require. The fact that the objective is not actually accomplished is no indication that the obligated Person did not in fact utilize its Reasonable Best Efforts in attempting to accomplish the objective.

     "Representative"   shall  mean  any  Class  A  Representative  or  Class  B
Representative or the Class C Representative.

     "Rest of World" and "RoW" shall mean those countries and territories not in either Home Territory. "Return" or "Tax Return" shall mean any report or return, including any supporting schedules that constitute a part of such report or return, required to be supplied to any Governmental Body with respect to Taxes including, where required or actually filed, a return of a Consolidated Group.

     "Satellite & Radio Services" shall mean Communications Services (other than VSAT services) delivered through:

     (a) satellites using existing and future satellite constellations and associated ground networks and equipment through (i) services, in the case of BT, provided by Eutelsat, Intelsat and Inmarsat and any successors thereto and, in the case of AT&T, provided by Comsat and Panamsat and any successors thereto, and (ii) any other satellite business; provided, that, in the case of clause
(ii), the aggregate annual revenues derived by any parent and its Group Companies providing such services shall not exceed the higher of $250 million or 5% of the aggregate annual revenues of the Newco Group for the most recently completed Fiscal Year; and

     (b) terrestrial radio solutions targeted at maritime and aeronautical applications using existing and future long, medium and short-range radio systems.

     "Selected Industry Sectors" shall mean (a) the financial services, information and electronics technologies sectors, (b) subject to the satisfaction of the objective criteria specified in Schedule 1.1F, the petroleum sector, and (c) in the case of customers headquartered in the RoW or the European Region, subject to the satisfaction of the objective criteria specified in Schedule 1.1F, and in accordance with the timetables and priorities set forth in such Schedule 1.1F, the other nine industry sectors listed in Schedule 1.1F.

     "Special Content Services" shall mean data aggregation and communications data-based applications, and other communications data applications, such as directory assistance or the generation of routing or billing information, that are designed to facilitate or enable the effective use of Communications
Services and that are provided in connection with the provision of Communications Services by the provider of such Communications Services or by an Affiliate thereof.

     "Subsidiary" of any Person shall mean any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or other similar governing body of such corporation or other organization is directly or indirectly owned or Controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, no Person that is not Controlled by another Person shall be deemed to be a Subsidiary of such other Person.

     "Supply Agreement (Parent Components)" shall mean (a) the Non Regulated Services Agreement between Thistle BV and BT, (b) the agreement for the Supply of Regulated Services between BT and Thistle BV, (c) the Services Agreement between Thistle BV and AT&T and (d) the AT&T Master Carrier Agreement, substantially in the form attached hereto as Exhibit K-1, Exhibit K-2, Exhibit K-3 and Exhibit K-4, respectively.

     "Systems Integration" shall mean advising clients on how best to use information technology to achieve their ends, to reengineer business processes to make organizations work more effectively, specifying, designing or building or specifying, designing and building integrated business systems for or on behalf of clients, managing the change to such systems for or on behalf of clients, supporting, maintaining, enhancing, operating or further developing such systems for or on behalf of clients, providing program or project management and integration of customer defined individual customer solutions and providing other related services required or requested by clients in connection with any of the foregoing. Systems Integration does not include (a) the underlying capability to provide Communications Services or (b) Outsourcing Services.

     "Tax" and "Taxes" shall mean (a) any and all United States, United Kingdom, or other federal, state, local or foreign income, gross receipts, net worth, license, payroll, employment, excise, severance, stamp, occupation, premium, customs duties, capital stock, franchise, profits, gains, withholding (including with respect to any Person, any Tax of another Person, required to be withheld from a payment by such first Person for which such first Person therefore becomes liable), social security (or similar), unemployment, disability, real property, personal property, intangibles, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated or other tax or governmental charge in the nature of a tax of any kind whatsoever, from time to time imposed by or required to be paid to the United States, the United Kingdom, or another country or any state or local or other political subdivision of any thereof, or to any other Governmental Body ("Taxing Authority")
(including interest, penalties and additions to tax thereon, penalties for failure to file a return or report, and interest on any of the foregoing) and
(b) any amounts payable under any tax sharing, indemnification or similar agreements with respect to any Taxes described in clause (a) above.

     "Taxing Authority" shall have the meaning set forth in the definition of "Tax" or "Taxes."

     "TCGA" shall mean the U.K. Taxation of Chargeable Gains Act 1992, as amended, and any successor legislation.

     "TCI" shall mean Tele-Communications, Inc., a corporation organized under the laws of the State of Delaware.

     "Technology Unit" shall mean the Business Unit contemplated by Section 2.1(e).

     "Third Party Approval" shall mean the Approval of any Person other than a Governmental Body, a party or any of its Affiliates.

     "Thistle BV Charter Documents" shall mean the constitutive documents of Thistle BV substantially in the form attached hereto as Exhibit I.

     "Transaction Agreements" shall mean (a) this Agreement, (b) the Thistle BV Charter Documents, (c) the DirectorCo Charter Documents, (d) the Newco Services Company Charter Documents, (e) the Newco Subsidiary Charter Documents, (f) the Asset Contribution Agreements, (g) the IPR Agreement, (h) Exhibit P, (i) the International Traffic Service Agreements, (j) the Distribution Agreements (Newco Products), (k) the Distribution Agreements (Parent Products), (l) the Supply Agreements (Parent Components), (m) the Investment Fund Agreement, and (n) the Employee Matters Agreement.

     "Transaction Gains Taxes" shall mean Income Taxes and transfer Taxes (including stamp duty, value added, Netherlands capital duty and sales Taxes) imposed on the parents, their Affiliates, Thistle BV or the Newco Subsidiaries, resulting from: (a) the transfer by the BT Sellers of any or all of the BT Assets or Contributed BT Subsidiaries (the "BT Transaction Gains Taxes"); or (b) the transfer by the AT&T Sellers of any or all of the AT&T Assets or Contributed AT&T Subsidiaries (the "AT&T Transaction Gains Taxes"), in each case, directly or indirectly, to Thistle BV or any Newco Subsidiaries or arising out of or relating to the transactions contemplated by this Agreement (including Schedule 2.2) or by any other Transaction Agreement or agreement contemplated hereby or thereby; Transaction Gains Taxes that would not have been incurred but for transfers of assets to Netco 1 shall constitute "Excluded Taxes" except to the extent that the parents agree otherwise pursuant to Schedule 2.2. Without prejudice to the generality of the foregoing, if the provisions of section 179 of the TCGA apply to any company as a result of it ceasing to be a member of the BT U.K. group of companies, or any AT&T U.K. group of companies, any corporation Tax arising on the application of that section shall be a BT Transaction Gains Tax or an AT&T Transaction Gains Tax, respectively.

     "U.K." or "United Kingdom" shall mean the United Kingdom of Great Britain and Northern Ireland.

     "U.K. Person" shall mean a Person established, organized or incorporated under the laws of England and Wales.

     "United States" or "U.S." shall mean the United States of America.

     "U.S. Person" shall mean a Person established, organized or incorporated under the laws of the United States or any political subdivision thereof.

     "Venture Business" shall mean, subject to Section 3.3(c), the businesses to be conducted by the Business Units of Thistle BV through the Newco Subsidiaries as described in Section 2.1. For the avoidance of doubt, but subject to Section 2.1(f), the definition of "Venture Business" does not include the origination and termination of Communications Services that begin and end in the same Home Country even if a portion of the transmission thereof includes a second country.

     "VSAT" shall mean very small aperture transmitters.

     "WorldCom" shall mean WorldCom Inc. a corporation organized under the laws of the State of Georgia.

     1.2 Additional Definitions. The following terms shall have the meanings defined in the Section indicated:

Defined Term                                                 Section Reference
------------                                                 -----------------

Accountants' Statement                                       Section 15.2

Accounting Principles                                        Section 15.2(a)

Acquisition Cost                                             Section 19.1(b)

Acquisition Proposal                                         Section 14.2(b)

Acquisition Transaction                                      Section 19.1(a)

Advantaged Party                                             Section 20.3(c)

Affected Party                                               Section 23.6(a)

Agreement                                                    Preamble

Applicable Notice                                            Annex 2

Appraiser                                                    Annex 2

Asserted Liability                                           Section 25.6(a)

Assumed AT&T Liabilities                                     Section 15.1(b)(i)

Assumed BT Liabilities                                       Section 15.1(b)(ii)

Assumed Concert Purchase Debt                                Section 15.5(b)

Assumed Liabilities                                          Section 15.1(b)(ii)

AT&T                                                         Preamble

AT&T Assets                                                  Section 15.3(a)(i)

AT&T GCS Business Financials                                 Section 17.1(h)

AT&T GCS Business MAE                                        Section 17.1(e)(ii)

AT&T Guarantees                                              Section 15.3(d)

AT&T Indemnified Parties                                     Section 25.3

AT&T Initial Valuation                                       Section 15.2(a)

AT&T Leases                                                  Section 17.1(j)(i)

AT&T Minimum Contribution                                    Section 15.4(a)

AT&T Parties                                                 Preamble

AT&T Property Assets                                         Section 17.1(j)(i)

AT&T Specified Contracts                                     Section 17.1(n)(i)

Bankrupt Parent                                              Section 27.1(a)

Breach Notice                                                Section 23.5(b)

breaching party                                              Section 23.4(a)

BT                                                           Preamble

BT Assets                                                    Section 15.3(a)(ii)

BT GCS Business Financials                                   Section 17.2(h)

BT GCS Business MAE                                          Section 17.2(e)(ii)

BT Guarantees                                                Section 15.3(e)

BT Holdings                                                  Preamble

BT Indemnified Parties                                       Section 25.2

BT Initial Valuation                                         Section 15.2(a)

BT Leases                                                    Section 17.2(j)(i)

BT Minimum Contribution                                      Section 15.4(a)

BT Parties                                                   Preamble

BT Property Assets                                           Section 17.2(j)(i)

BT Specified Contracts                                       Section 17.2(n)(i)

Burdensome Condition                                         Section 18.4(a)

Business Unit Information                                    Section 6.7(a)(i)

Call                                                         Section 23.4(a)

Call Shares                                                  Section 23.4(a)

Cap                                                          Section 15.5(b)

Capital Call                                                 Section 16.2(a)

Capital Call Date                                            Section 16.3

Capital Call Notice                                          Section 16.3

Claim                                                        Section 24.3(a)

Claims Notice                                                Section 25.6(a)

Closing                                                      Section 20.1(a)

Closing Date                                                 Section 20.1(a)

College of Wise Counselors                                   Section 24.1(a)

complying party                                              Section 23.4(a)

Concert Financials                                           Section 17.2(h)(ii)

Concert Holdings                                             Section 15.5(a)

Confidentiality Agreements                                   Section 18.10(a)

Consumer Price Index                                         Section 11.16

ConsumerCo                                                   Section 1.7

Contracts                                                    Annex 1

Covered Investor Breach                                      Section 22.3(f)

Covered Transaction                                          Section 23.6(a)

deadlock                                                     Section 6.3(a)

Defaulting Shareholder                                       Section 16.4(a)

Designated Accountants                                       Section 15.4(b)

Disadvantaged Party                                          Section 20.3(c)

Distribution of Netco                                        Section 13.2(b)

District Court                                               Section 24.3(a)

Effective Date                                               Section 23.6(a)

Election Notice                                              Section 23.4(a)

Employee Matters Agreement                                   Section 18.8(c)

engaging party                                               Section 19.3(b)

EU Merger Regulations                                        Section 18.3

Event of Default                                             Section 22.3

fair market value                                            Annex 2

Farland                                                      Section 11.18(a)

Farland Equity Stake                                         Section 11.18(b)

Fiduciary Duty Standard                                      Section 11.2(b)

Fiscal Year                                                  Section 6.5

Funding Breach                                               Section 16.4(a)

GBCS Alliance                                                Section 11.5(a)

Group Companies                                              Section 11.1

Indemnifying Party                                           Section 25.6(a)

Indemnitee                                                   Section 25.6(a)

Indemnity Payment                                            Section 25.8(c)

Independent Auditor                                          Section 6.8

Initial Contributed Assets                                   Section 15.1(a)

Initial Valuations                                           Section 15.2(a)

Investment Fund Agreement                                    Section 18.8(a)

Key Employee                                                 Annex 1

Key Governmental Approvals                                   Section 18.4(a)

Leverage Ratio                                               Section 6.4(a)

Losses                                                       Section 25.2

Management Board Valuation                                   Section 15.2

Master Outsourcing Agreement                                 Section 7.3(d)

Material Acquisition Transaction                             Section 19.3(a)

MCI-WorldCom Distribution Agreement                          Section 9.2(b)

Minimum Contribution                                         Section 15.4(a)

New Assets                                                   Section 19.1(a)

Newco Subsidiaries                                           Recital B

Non-Bankrupt Parent                                          Section 27.1(a)

Non-Competition Undertakings                                 Section 11.2(a)

Non-Defaulting Shareholder                                   Section 16.4(a)

non-engaging party                                           Section 19.3(b)

Non-Indemnifying Party                                       Section 25.5(e)

non-subject party                                            Section 23.3(b)

Other Parent                                                 Section 13.2(a)

Other Party                                                  Annex 2

Peering Arrangements                                         Section 2.1(g)

Performance Notice                                           Section 23.2(a)

Post-Closing Tax Benefit                                     Section 25.5(a)

preferred supplier                                           Section 10.1(b)

Preferred Supplier                                           Section 10.1(b)

Pro Rata Basis                                               Section 11.4(b)

Proposing Party                                              Annex 2

Provisional AOPB                                             Section 6.3(a)

Purchased Shares                                             Section 15.5(b)

Purchaser                                                    Section 10.1(b)

Put                                                          Section 23.3(b)

Put Notice                                                   Section 23.3(b)

Put Shares                                                   Section 23.3(b)

Qualified Holding Company                                    Section 5.5

Recipient                                                    Section 18.10(b)

Reduction                                                    Section 20.3(b)

Retail Price Index                                           Section 11.16

Revenue Limitation                                           Section 11.4(b)

RTP Acts                                                     Section 28.1(b)

Special Efforts                                              Section 11.2(a)

Specified Entity                                             Section 11.2(a)

Specified Person                                             Section 11.2(a)

subject party                                                Section 23.3(b)

target parent                                                Section 14.2(a)

Tax Distribution                                             Schedule 6.9

Tax Indemnifying Party                                       Section 25.5(e)

Tax Proceeding                                               Section 25.5(e)

Term Sheet                                                   Section 17.1(r)(vi)

Third Party Supplier                                         Section 10.1(b)

Thistle BV                                                   Preamble

Transfer                                                     Section 12.1(a)

Transition Period                                            Section 23.2(b)

Transition Plan                                              Section 18.8(e)

Triggering Person                                            Section 13.1

Triggering Transaction                                       Section 13.1

Venture Business Material Adverse Effect                     Section 17.1(a)

VLT                                                          Preamble

Voting Securities                                            Section 14.1(a)

WIP                                                          Section 15.4(a)

Wise Counselor                                               Section 24.1(a)

     1.3 General Principles of Construction. Unless otherwise specified, references herein to Articles, Sections, Exhibits, Schedules and Annexes refer to the Articles, Sections, Exhibits, Schedules and Annexes to this Agreement. The words "hereof," "herein" and "hereunder," and words of like import, refer to this Agreement as a whole and not to any particular Article or Section of this Agreement. References to this Agreement herein shall, unless the context otherwise requires, include the Exhibits, Schedules and Annexes hereto. The words "without limitation" shall be deemed to follow any use of the word "include" or "including" herein. References to amounts preceded by the "$" sign shall refer to Dollars but shall also be deemed to include the equivalent in other currencies (it being agreed that, where the context requires, the actual currency of transactions will be mutually agreed by the parties thereto). The parties acknowledge that the Schedules to this Agreement (i) are not admissions as to the validity of any claim by any third Person and (ii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material or that it would have a Material Adverse Effect. Disclosure of the information contained in one section or part of a parent's Schedules shall be deemed as proper disclosure for all sections or parts of such parent's Schedules to the extent its relevance to another section or part is clearly apparent from the face of such Schedule.

     1.4 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     1.5 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

     1.6 Liberty Media Group.

     (a) For the avoidance of doubt, notwithstanding anything in this Agreement or the other Transaction Agreements to the contrary, (i) no member of the Liberty Media Group shall be deemed to be Controlled by (or an Affiliate, Subsidiary or Group Company of) AT&T, any of its Covered Investors or any of their Affiliates or Subsidiaries, (ii) no determination that is to be made with reference to AT&T, any of its Affiliates, Subsidiaries, Covered Investors or Group Companies shall include any member of the Liberty Media Group, and (iii) none of AT&T or any of its Affiliates or Liberty Media Group or any of its Affiliates shall be required to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or any limitation or restriction with respect to, any property, business, assets, licenses, franchises or other rights of any member of the Liberty Media Group.

     (b) If AT&T shall amend, modify, restrict, limit or waive any provisions of
Section 7.18 of, or Schedule 7.18 to, the Agreement and Plan of Restructuring and Merger dated as of June 23, 1998 among AT&T, Italy Merger Corp. and TCI (or the corresponding provisions thereof in any successor documentation) and the effect of any such amendment, modification, restriction, limitation or waiver would, in BT's judgment, significantly delay or preclude the receipt of the Key Governmental Approvals required for the consummation of the transactions contemplated by the Transaction Agreements, then, on the expiration of the 18-month period provided in Section 20.2(a), if the Key Governmental Approvals shall not have been obtained for the transactions contemplated by the Transaction Agreements, BT shall have the right to decide, by giving notice in writing to AT&T on or before the nineteenth month anniversary of the date of this Agreement, whether or not it wishes to require both the AT&T Parties and the BT Parties to continue to be bound by the terms of this Agreement and the other Transaction Agreements for a period specified by it of up to an additional 12 months after the expiration of the 18-month period provided in Section 20.2(a) or to terminate this Agreement and the other Transaction Agreements. If BT shall not have exercised its right to terminate the Transaction Agreements prior to the end of the 30-month period following the date hereof, and if the Key Governmental Approvals have still not been obtained by the end of such 30-month period and such failure was in some meaningful part caused by any such amendment, modification, restriction, limitation or waiver, unless either of the BT Parties is in material breach of their obligations under this Agreement or any other Transaction Agreement, following the termination of the Transaction Agreements at the end of such 30-month period, AT&T shall make a payment to BT in accordance with the provisions of Section 19.3(f), which Section shall apply mutatis mutandis to the circumstances described in this Section 1.6(b).

     1.7 Consumer Company. In connection with the reorganization of AT&T's business, the company or business unit of AT&T to be established to own, manage, and operate its consumer businesses ("ConsumerCo") shall be deemed a part of AT&T for all purposes of this Agreement and the other Transaction Agreements so long as such businesses remain a division of AT&T or constitute one or more of its Subsidiaries.

                                    ARTICLE 2
                                THE JOINT VENTURE

     2.1 Venture Business. In furtherance of the purposes of the Venture Business, the Newco Group will undertake the following activities, each of which will initially be run as a separate Business Unit, through one or more Newco
Subsidiaries:

     (a) Product Unit. This Business Unit will be functionally responsible for defining, marketing and managing Global Business Communications Services. It will conduct product management for the Global Business Communications Services of the Newco Group, providing international product development requirements and controlling the delivery of products, appointing and managing Distributors (subject to the provisions hereof) and managing relationships with its suppliers. As used herein, marketing and managing Global Business Communications Services shall mean product marketing and managing and shall not preclude sales packaging or customer specific offers and sales made by AT&T or BT or their Group Companies to customers other than Qualifying MNC Customers, provided that such offers and sales comply with Section 9.2.

     (b) International Carrier Services Unit. This Business Unit will provide to AT&T and BT and, subject to the terms and conditions hereof, their Subsidiaries all of their requirements for International Traffic Termination Services, will provide Carrier Services for third parties and may provide Peering Arrangements as contemplated by Section 2.1(g) for the parents and their Affiliates. This Business Unit will be functionally responsible for all relationships with International Carriers in their capacity as carriers and will plan, manage, market, bill, provide channel and customer care support for International Carrier Services. Exhibit P sets forth the principles for the operation of the International Carrier Services Unit.

     (c) MNC Unit. This Business Unit will (i) market, sell, contract, deliver, manage, maintain and bill Communications Services provided or targeted to Qualifying MNC Customers, and (ii) provide "Tier 1 Customer Care" referred to in
Schedule 2.1(c) and billing to Qualifying MNC Customers.

     (d) Network and Systems Unit. This Business Unit will own and operate the Newco Group's Global Network Facilities. It will be responsible for conducting all international network activities, including asset planning, procurement and implementation and will design, build, lease, operate and manage high quality Global Network Facilities that support Global Communications Services, hubbing, transit, reoriginating, global consumer traffic and other crossborder Communications Services. It will manage on behalf of the Newco Group order entry, provisioning, repair and maintenance, network management, Operational Systems Support and billing systems. It will design, plan, build or lease, manage, transition and integrate network and systems platforms into one network for both the Product Unit and the International Carrier Services Unit, although the overall design and development of architecture will be the responsibility of the Technology Unit.

     (e) Technology Unit. This Business Unit will be responsible for defining the interfaces and platforms for the Newco Group=s Global Network Facilities and managing development projects for the delivery of new Global Communications Services. This Business Unit will also be responsible for developing interface requirements to permit seamless delivery of services and features across the networks of the Newco Group, AT&T and BT and their Subsidiaries, and, to the extent possible, other Distributors. This Business Unit will recommend technology architecture to each parent, but neither parent nor any of its Subsidiaries shall be required to accept or adopt such recommendations.

     (f) Scope of Venture Business. Nothing in this Agreement shall preclude (i) customers from requesting or making use of products or services obtained from the Newco Group in such manner as they shall determine, or (ii) sales by the Newco Group of Communications Services to Qualifying MNC Customers.

     (g) Other Activities. Without imposing any legally binding obligation on the parties and without limiting Section 26.1, the parents intend to investigate and evaluate opportunities for the sale by the Newco Group of global wireless and other services to the international traveler. "Peering Arrangements" means interconnection with third party providers of IP backbone facilities. For the avoidance of doubt, the Newco Group shall be able to enter into peering arrangements in any country, provided, that, the peering arrangement is to carry IP traffic that is inter-country and that does not originate and terminate within the same country. This does not limit the rights of the parents to enter into peering arrangements as they deem necessary, consistent with Article 11. AT&T and BT each believes that a potential prospective benefit of the Newco Group is to enhance the competitiveness of their respective IP activities and to improve their peering relationships. In order fully to take advantage of such potential, the parties agree to study the advantages of permitting the Newco Group to engage in peering arrangements on behalf of AT&T and BT as well as any adverse or divergent impacts that these arrangements may have on the parents and to propose to the parents how best to deal with peering arrangements by March 31, 1999.

     2.2 Structure.

     (a) The parties contemplate that the activities of the various Business Units will be conducted through the Newco Subsidiaries identified in Schedule
2.2. Schedule 2.2 specifies in reasonable detail information with respect to the structure of the Newco Group to be in effect on the Closing Date, including, with respect to each existing or presently contemplated Newco Subsidiary, (i) its organizational form, (ii) its jurisdiction of organization or incorporation,
(iii) its capitalization, including the nature and classes of shares or ownership interests, (iv) its direct and indirect ownership by the parties, and
(v) which activities of the various Business Units will initially be conducted by such Newco Subsidiary.

     (b) The parties shall, and shall cause their Subsidiaries and Thistle BV to, establish, to the extent necessary, the Newco Subsidiaries identified on
Schedule 2.2, and such other Subsidiaries, with such structure and tax characteristics as the parties may agree between the date of this Agreement and the Closing Date, so that the structure and tax characteristics as contemplated by such Schedule will be in effect on or as soon as practicable following the Closing Date.

     2.3 Principal Place of Business. The parties intend that the corporate headquarters for the Newco Group will be on the East Coast of the United States.

     2.4 IPR Matters. The ownership, licensing and other matters concerning relevant IPR of the parents and IPR of the Newco Group shall be handled in accordance with the IPR Agreement, which shall be executed concurrently with the execution and delivery of this Agreement.

     2.5 Arrangements with U.S. Government. Schedule 2.5 contains mutually agreed provisions relating to issues, if any, relating to ways to address the provision of Communications Services to the U.S. Government.

                                    ARTICLE 3
                                   GOVERNANCE

     3.1 Shareholders of Thistle BV. Following the Closing Date, the parents shall, and in their capacity as direct and indirect shareholders and members of the Newco Group, shall, or shall cause their direct and indirect Subsidiaries and Affiliates that are shareholders or members of any or all of Thistle BV, Newco Services Company, DirectorCo and the Newco Subsidiaries to, and Thistle BV as a direct or indirect shareholder or member of the Newco Subsidiaries shall, vote their shares or member interests at any meeting of the shareholders or members, or class of shareholders or members, as the case may be, or in any written resolution executed in lieu of a meeting, and shall take all other actions necessary, to comply with and perform the provisions and obligations contained in this Agreement and the other Transaction Agreements, and to ensure that the Charter Documents and any constitutive documents of any other members of the Newco Group do not conflict in any respect with any provisions of this Agreement or the other Transaction Agreements. The parties and Thistle BV undertake, to the fullest extent permitted by Applicable Law, to make, or cause to be made, such changes to the Charter Documents and any such constitutive documents as may be appropriate to bring them into compliance with the provisions of this Agreement and the other Transaction Agreements. In the event of any conflict between the provisions of the Transaction Agreements and the provisions of any of the Charter Documents or the constitutive documents of other Newco Subsidiaries, the provisions of the Transaction Agreements shall, to the fullest extent permitted by Applicable Law, prevail. Schedule 3.1 sets forth the principles upon which any conflict between the express provisions of this Agreement, on the one hand, and any of the other Transaction Agreements that deal with the same subject matter, on the other hand, will be resolved.

     3.2 Thistle BV Shareholders' Meetings. Following the Closing Date, the quorum necessary to constitute a meeting of the shareholders of Thistle BV shall be the shareholders holding a majority of the outstanding voting securities of Thistle BV or their proxies. Notwithstanding the foregoing, if such quorum is not present within two hours from the time appointed for the meeting in respect of which due notice has been given, the meeting shall adjourn to such place and time (which is at least seven days later but no later than 14 days later) as the shareholder that did attend shall decide. If at such adjourned meeting, such quorum is not present within two hours from the time appointed for the meeting, the meeting shall be further adjourned to such place and time (which is at least seven days later but no later than 14 days later) as the shareholder that did attend the adjourned meeting shall decide, at which time any shareholder present at such second adjourned meeting shall constitute a quorum, but in no event will the shareholder be allowed to decide on the U.K. as a location for the meeting.

     3.3 Matters Requiring Unanimous Shareholder Approval. Following the Closing Date, the following matters and decisions, and the implementation of any thereof, shall require the unanimous vote of VLT and BT Holdings, acting as the shareholders of Thistle BV:

     (a) a decision to modify, amend or terminate any Transaction Agreement or any constitutive or equivalent documents of any material Newco Subsidiary (which documents are not included in the definition of "Transaction Agreements");

     (b) other than a Distribution of Netco pursuant to Section 12.3(c), 13.2(a), 14.3(c), 16.4(c), 23.2(d), 23.6(b) or 27.1(c), a decision to change the fundamental corporate, legal, regulatory, tax or other structure of the Newco Group, including a decision to restructure any member of the Newco Group or the Business Units or a decision to modify any arrangements with respect to the conduct of the business of the Newco Group contemplated by Schedule 2.2, that is reasonably likely to have a non de minimis adverse regulatory or Tax effect (including an adverse Tax effect that is caused by reason of an indemnification obligation hereunder), or material adverse economic effect, on either parent;

     (c) a decision to modify, change or alter in any material respect the nature or scope of the Venture Business as it may be conducted from time to time;

     (d) except as set forth in Schedule 6.9, a decision for Thistle BV to pay or make any dividends or distributions; provided, that, in connection with a Distribution of Netco pursuant to Section 12.3(c), 13.2(a), 14.3(c), 16.4(c), 23.2(d), 23.6(b) or 27.1(c), VLT and BT Holdings shall vote their shares in Thistle BV in favor thereof;

     (e) a decision to cause any member of the Newco Group to incur or guarantee any Indebtedness that involves recourse to either an AT&T Party or a BT Party or is to be guaranteed by either of the parents or its Group Companies;

     (f) a decision to admit, directly or indirectly, additional shareholders to Thistle BV, additional members of Newco Services Company or DirectorCo or additional shareholders or members of any of the Newco Subsidiaries;

     (g) the dissolution or liquidation of, or the filing of a petition under any Bankruptcy Law by Thistle BV or any other material member of the Newco Group; provided, that, in the case of a dissolution of the Newco Group pursuant to Section 11.2(d), 11.5(c)(iii), 13.4, 13.5, 14.3, 23.2, 23.4, 23.5 or 23.7,
following the delivery of a notice to elect to cause the dissolution of the Newco Group by a parent which is entitled to do so thereunder, VLT and BT Holdings shall, subject to any cure periods provided herein, vote their shares of Thistle BV, and the parents shall cause their Subsidiaries or Affiliates that own shares or other equity interests in such material members of the Newco Group to vote, in favor of such dissolution;

     (h) other than a Distribution of Netco pursuant to Section 12.3(c), 13.2(a), 14.3(c), 16.4(c), 23.2(d), 23.6(b) or 27.1(c), any sale, lease, transfer or other disposition of all or substantially all of the assets of the Newco Group or the merger, demerger, consolidation or sale of Thistle BV or any material member of the Newco Group, other than pursuant to Section 11.2(d), 11.5(c)(iii), 13.4, 13.5, 14.3, 23.2, 23.4, 23.5 or 23.7;

     (i) other than a Distribution of Netco pursuant to Section 12.3(c), 13.2(a), 14.3(c), 16.4(c), 23.2(d), 23.6(b) or 27.1(c), any transfer of assets, transfer of equity or other interests in any member of the Newco Group, or similar transaction involving any member of the Newco Group that is reasonably likely to have an adverse Tax (including an adverse Tax effect that is caused by reason of an indemnification obligation hereunder) or other effect on either parent involving aggregate costs or potential costs to such parent in excess of $10 million; and

     (j) a decision to change the Independent Auditor.

     3.4 Management Board.

     (a) From and after the Closing, the Management Board will at all times have DirectorCo as its sole director. The chairman of DirectorCo will rotate every 18 months from a Representative of one Class to a Representative of the other Class (in each case excluding the Class C Representative).

     (b) Each of VLT and BT Holdings, as a shareholder of Thistle BV, shall vote its shares of Thistle BV to ensure the election of DirectorCo as the sole director of the Management Board. Each of VLT and BT Holdings, as a shareholder of Thistle BV, shall vote its shares of Thistle BV against any resolution to remove or suspend DirectorCo from its position as the sole director of Thistle BV.

     (c) The Management Board shall oversee the day-to-day management of Thistle BV and, to the fullest extent permitted by Netherlands law, delegate to the CEO full authority and power to manage and operate the business and affairs of the Newco Group in accordance with and subject to Section 5.4.

     3.5 Special Decisions of the Management Board. The following matters and decisions, and the implementation of any thereof, shall require the approval of the Management Board, with DirectorCo, as the sole director of the Management Board, acting pursuant to a majority vote of each of the Class A Representatives and the Class B Representatives:

     (a) approval of the AOPB and Five Year Business Plan; provided, that if the requisite vote of the Representatives of DirectorCo, acting as the sole director of the Management Board, is not obtained for any AOPB or Five Year Business Plan, the CEO shall implement a Provisional AOPB to the extent permitted by
Section 6.3;

     (b) a decision to select, hire, appoint and dismiss the Agreement Officers and the CTO;

     (c) any modification of the schedule of authorizations or powers or equivalent instrument of Thistle BV or any of the Newco Subsidiaries;

     (d) a decision to make or to cause any member of the Newco Group to make any acquisitions, divestitures, licenses, investments and joint ventures, in a transaction or series of related transactions, involving property or assets valued at $25 million or more or any such acquisitions, divestitures, licenses, investments and joint ventures of major strategic significance to the Newco Group as a whole, as determined by the Management Board, regardless of the value thereof;

     (e) a decision to purchase, or cause any member of the Newco Group to purchase, in a transaction or series of related transactions, New Assets with an Acquisition Cost in excess of $25 million;

     (f) except as contemplated by any approved AOPB or amendment thereof and except as reserved to the shareholders of Thistle BV pursuant to Section 3.3(e), any material changes in the capitalization of any member of the Newco Group, including the making of any Capital Calls;

     (g) a decision to adopt or modify (i) any accounting rules and policies of the Newco Group or (ii) Tax elections of the Newco Group, which in the case of clause (ii) may adversely affect either parent;

     (h) any change in the branding policy of the Newco Group;

     (i) instituting, compromising, terminating or settling litigation with third parties involving claims or related claims of $10 million or more;

     (j) other than with respect to the Transaction Agreements that constitute Affiliate Transactions, a decision to enter into any Affiliate Transaction by any member of the Newco Group with a value of $20 million or more, including entering into any amendment, modification or termination thereof;

     (k) subject to Section 5.3, the conduct and evaluation of performance reviews of the CEO, CFO and CTO;

     (l) the entering into, amendment, modification or termination of, or the calling of a default under, or the grant by Thistle BV or any Newco Subsidiary of any waivers or consents under, any third party contracts or agreements for the purchase or sale of goods or services, license agreements or other agreements or arrangements, involving annual payments in excess of $20 million or aggregate payments in excess of $40 million;

     (m) a decision required to be made under Section 8.3 or 8.5;

     (n) a decision required to be made under Section 9.1(c)(i);

     (o) a decision by any member of the Newco Group to incur any Indebtedness that would cause the Leverage Ratio to be exceeded; and

     (p) any action or decision that would have a Material Adverse Effect on the Venture Business or on the Newco Group's relationship with AT&T or BT or both. For the purposes of this Section 3.5(p), any action or decision that is reasonably likely to (i) result in any member of the Newco Group incurring liabilities or contingent liabilities in excess of $10 million, (ii) cause any Business Unit to be unable to operate, (iii) result in a material breach by Thistle BV or any of the Newco Subsidiaries of a material contract, agreement or other arrangement with either parent or any of its Affiliates, or (iv) have a material adverse regulatory or Tax impact on either parent, shall, in each case, be deemed to be an action or decision that requires the approval of the Management Board as set forth in this Section 3.5(p).

     3.6 Other Decisions of the Management Board.

     (a) Except as set forth in Sections 3.5, 8.1, 8.2 and 8.4 and Article 4 or as otherwise specified herein, all matters coming before the Management Board shall require a vote by DirectorCo, as the sole director of the Management Board, acting pursuant to a simple majority vote of the Class A Representatives and Class B Representatives without any required vote of the Class C Representative; provided, that, if an even number of votes is cast by the Class A Representatives and the Class B Representatives for and against any particular matter that is to be decided by a simple majority of the DirectorCo Board, the

Class C Representative may cast a vote on the matter to break a tie. Notwithstanding the foregoing, if pursuant to this Agreement, the Affiliate of AT&T or BT that is a member of DirectorCo shall have the right to appoint an eighth Representative to the DirectorCo Board, the Class C Representative shall not have the right to cast any vote on any matter to be decided by the DirectorCo Board unless and until the number of Representatives on the DirectorCo Board (assuming no vacancies) is reduced to seven, comprised of three Class A Representatives, three Class B Representatives and the Class C Representative.

     (b) Decisions regarding the calling of a default under, or the granting by Thistle BV or any Newco Subsidiary of any waivers or consents under, any Transaction Agreement or with respect to any Affiliate Transaction, or any decision by Thistle BV to bring any claim for indemnification under Section 25.4(c), (d) or (e) or Section 25.5 against a parent may be made by DirectorCo on behalf of Thistle BV or such Newco Subsidiary, as the case may be, but shall not require the consent of the Class C Representative or the Class of Representatives appointed by the Person that is the Affiliate of AT&T or BT, as the case may be, who is or is affiliated with the Person in default, or seeking the waiver or consent under, the applicable Transaction Agreement or with respect to an Affiliate Transaction or against whom the claim for indemnification is made. Any such decision may be made and effected by the vote of a majority of the Class of Representatives appointed by the Person that is the Affiliate of the other parent.

     3.7 Newco Subsidiary Boards. The management and constitution of the board of directors or other similar governing body of the Newco Subsidiaries will be appropriate to reflect the decisions of the DirectorCo Board as contemplated by the DirectorCo Charter Documents. The Newco Subsidiary Charter Documents and the constitution of the boards of directors or other similar governing bodies of all material Newco Subsidiaries shall, on or prior to the Closing, be in form and substance reasonably satisfactory to the parents and shall reflect the provisions of Schedule 2.2 and Annex 3 and comply with the provisions of this Agreement.

     3.8 Implementation of Management Board Decisions.

     (a) To the fullest extent permitted by Applicable Law, AT&T and BT shall and shall cause their Subsidiaries and Affiliates that are direct or indirect shareholders or members of certain of the Newco Subsidiaries, and Thistle BV, in its capacity as a direct or indirect shareholder or member of the Newco Subsidiaries shall and shall cause, the persons nominated by them to the board of directors or other similar governing body of the Newco Subsidiaries to conduct and have conducted the management and affairs of each of the members of the Newco Group in accordance with the decisions of the Management Board.

     (b) The parties acknowledge and confirm that the Management Board and the Representatives on the DirectorCo Board will exercise business judgment taking into account the interests of the Newco Group as a whole and that, in furtherance of such objective, DirectorCo, as the sole director of the Management Board, and the Representatives on the DirectorCo Board shall be protected in making and shall be entitled, to the fullest extent permitted by Applicable Law, to indemnification by Thistle BV, the Newco Group and DirectorCo for any act or omission if it or they acted in good faith and in a manner it or they reasonably believed was in, or not opposed to, the best interests of the Newco Group as a whole. Prior to the Closing, DirectorCo, or the parents on behalf of DirectorCo, shall arrange for an appropriate directors= and officers= insurance policy to be in place and effective as of the Closing for the managers and officers of DirectorCo.

     3.9 Regulatory Affairs.

     (a) If, after the Closing, Thistle BV or any of the Newco Subsidiaries proposes to take any proposed position or action on a regulatory, public policy or public affairs matter in a parent's Home Territory, Thistle BV shall give the responsible officer or officers of such parent reasonable prior notice thereof, which notice need not be in writing. If the parent determines that Thistle BV's or the Newco Subsidiary's proposed position or action would conflict with the position of such parent, it will give the responsible officer or officers of Thistle BV reasonable notice, which notice need not be in writing, before the date the proposed position or action is to be taken, specifying the steps which such parent wishes Thistle BV or the Newco Subsidiary to take. Thistle BV shall, or shall cause the Newco Subsidiary to, comply with the instructions of such parent. (b) On or prior to the Closing Date, Thistle BV shall establish a regulatory clearance group mutually agreeable to the parents that will be responsible for dealing with day-to-day issues relating to regulatory, public policy and public affairs matters of the Newco Group.

                                    ARTICLE 4
                           TECHNOLOGY UNIT GOVERNANCE

     4.1 CTO. The Technology Unit will be led by the CTO, who will report directly to the Management Board.

     4.2 Annual Business Plan. No later than 90 days prior to the beginning of each Fiscal Year, the CTO will submit to the Management Board for approval, an annual business plan of the Technology Unit, which will be separate from the AOPB and will include a program description, associated milestones, staffing and budget requirements. The approval of the annual business plan of the Technology Unit shall not be subject to the tie-break vote of the Class C Representative set forth in Section 3.6.

     4.3 Governance. The Technology Unit shall be operated in accordance with the governance principles set forth in Schedule 4.3.

     4.4 CTO. The first CTO shall be appointed in accordance with the principles set forth in Schedule 4.4.

                                    ARTICLE 5
                                   MANAGEMENT

     5.1 Senior Executives. On or prior to the Closing Date, the first CEO, the other Agreement Officers and the CTO will be selected and appointed upon a decision of the Management Board in accordance with Section 3.5(b) on the basis of the "best available candidate." The re-appointment of the Agreement Officers and the CTO and any subsequent appointment to such positions shall be subject also to the decision of the Management Board in accordance with Section 3.5(b).

     5.2 CEO. The CEO will not be a member of the Management Board, but will be the sole Class C Representative of the DirectorCo Board. The CEO, in his or her capacity as the Class C Representative, shall be entitled to attend all meetings of the Management Board and the DirectorCo Board, other than (a) those meetings or portions thereof involving discussion of his or her own performance or compensation or (b) other meetings or portions thereof which do not involve matters on which the Class C Representative is entitled to vote under Section 3.6(a) and for which a majority of either of the Class A Representatives or the Class B Representatives determines that the CEO, in his or her capacity as the Class C Representative, should be absent.

     5.3 Performance Reviews. Each of the CEO, CFO and CTO will be subject to a mandatory annual performance review in the fourth quarter of each Fiscal Year. If all of either the Class A Representatives or Class B Representatives is dissatisfied with the performance of any or all of the CEO, CFO or CTO, such Class of Representatives may require the Management Board to institute a new search for a replacement or replacements and the Management Board shall consider in good faith the best alternative candidates presented as a result of such search.

     5.4 Responsibilities of the CEO. Subject to the rights and duties of the Management Board and the shareholders of Thistle BV as provided in this Agreement, and except as otherwise provided in this Agreement or in any other Transaction Agreement, to the fullest extent permitted by Applicable Law, the CEO shall be responsible for the day-to-day management of the Newco Group, including the following matters:

     (a) subject to Schedule 2.2, allocating resources between the Business Units or Newco Subsidiaries within the AOPB and Five Year Business Plan approved by the Management Board or within any Provisional AOPB;

     (b) monitoring the performance of the Newco Group as a whole and reporting to the Management Board or the shareholders of Thistle BV, as required;

     (c) overseeing the regulatory, public policy and public affairs of the Newco Group as a whole, including obtaining a parent's approval on matters arising in such parent's Home Territory consistent with the provisions of
Section 3.9(a);

     (d) making decisions on acquisitions, divestitures, licenses, investments and joint ventures, in a transaction or series of related transactions, involving property or assets valued at less than $25 million, excluding any such transactions (i) involving a third party acquiring an interest in Thistle BV or any Newco Subsidiary or (ii) which are of major strategic significance to the Newco Group as a whole as determined by the Management Board, regardless of the value thereof;

     (e) preparing and submitting to the Management Board the AOPB and an annually updated Five Year Business Plan and implementing the AOPB approved by the Management Board or a Provisional AOPB;

     (f) implementing the policies and direction of the Management Board in matters such as employee policies, security, media relations and compliance;

     (g) except as otherwise reserved to the Management Board, selecting and appointing staff;

     (h) instituting, compromising, terminating or settling litigation with third parties involving claims or related claims of less than $10 million;

     (i) other than with respect to the Transaction Agreements that constitute Affiliate Transactions, entering into an Affiliate Transaction with a value, in a transaction or series of related transactions, of less than $20 million, including entering any amendment, modification or termination thereof or calling a default thereunder or granting any waiver or consent thereunder, in all cases on an arm's length basis;

     (j) restructuring the Business Units, so long as such action has no adverse regulatory or Tax effect, including any adverse Tax effect arising as a result of an indemnification obligation hereunder, or material adverse economic effect, on either parent; provided, however, that the CEO shall have no power to modify any of the arrangements with respect to the conduct of the business of the Newco Group contemplated by Schedule 2.2 or to restructure the Technology Unit or conduct any other restructuring that constitutes a matter reserved to the shareholders of Thistle BV under Section 3.3 or to the Management Board under
Section 3.5;

     (k) ensuring compliance by the Newco Group with all legal and regulatory requirements; and

     (l) the entering into, amendment, modification or termination of, or the calling of a default under, or the grant by Thistle BV or any Newco Subsidiary of any waivers or consents under, any third party contracts or agreements for the purchase or sale of goods or services, license agreements or other agreements or arrangements, involving annual payments of less than $20 million or aggregate payments of less than $40 million.

     5.5  Restriction on the Activities of Thistle BV. Each of the parties shall
(a) at all times take all such action as may be required to ensure that Thistle BV is at all times after the Closing a "company whose activities are limited entirely or almost entirely to management and financing of affiliated entities" ("een vennootschap wiens werkzaamheid zich uitsluitend of nagenoeg uitsluitend beperkt tot het beheer en de financiering van groepsmaatschappijen") within the meaning of Book 2, article 263, paragraph 3(b), of the Dutch Civil Code (a "Qualified Holding Company") and (b) refrain from taking any action that would cause Thistle BV at any time to cease to be a Qualified Holding Company. Without limiting the generality of the foregoing, (i) Thistle BV shall not engage in any business or activity other than the management and financing of the Newco Subsidiaries, (ii) all day-to-day business operations of the Newco Group shall be conducted by the Newco Subsidiaries and not by Thistle BV, and (iii) Thistle BV shall not have any employees other than the Agreement Officers and the CTO.

                                    ARTICLE 6
                      FINANCE AND OTHER OPERATIONAL MATTERS

     6.1 AOPB and Five Year Business Plan. The first Five Year Business Plan of the Newco Group has been agreed to concurrently with the execution of this Agreement. The first AOPB shall be agreed by the parents prior to the Closing. Thereafter, the CEO and CFO shall be responsible for the preparation of the AOPB and an annually updated Five Year Business Plan for the Newco Group, each of which shall be submitted to the Management Board for its approval in accordance with Section 3.5(a) no later than 90 days prior to the beginning of each Fiscal Year. The AOPB and Five Year Business Plan shall have the same form and shall address the same matters, including the aggregate requirements for equity or debt funding, or both, from each of VLT and BT Holdings as the first AOPB and Five Year Business Plan, subject to any changes approved by the Management Board pursuant to Section 3.5(a).

     6.2 Implementation of AOPB and Business Plan. With respect to the first AOPB and Five Year Business Plan and, following approval by the Management Board, any subsequent AOPB and Five Year Business Plan, and with respect to a Provisional AOPB, Thistle BV will cause its officers and employees and those of the Newco Subsidiaries to conduct the operations of such Newco Subsidiaries in accordance therewith.

     6.3 Deadlock on AOPB.

     (a) If the requisite vote of the Management Board for an AOPB for any Fiscal Year is not obtained (a "deadlock") by December 1 of the Fiscal Year prior to the Fiscal Year to which the AOPB pertains, an expense budget shall be deemed to have been approved by the Management Board that (i) continues ordinary operating expenses at the same level as the prior Fiscal Year's AOPB, (ii) continues any capital expenditures provided for such Fiscal Year in the then current Five Year Business Plan or that have otherwise been previously committed to with the requisite approval of the Management Board, (iii) makes any additional provision necessary for the satisfaction of all obligations or liabilities of the Newco Group that will become due in accordance with their terms during such Fiscal Year in order to prevent any member of the Newco Group from defaulting thereunder, but in any event excluding any obligations or liabilities of the Newco Group that require a decision of the Management Board under Section 3.5(i), and (iv) permits the incurrence of additional Indebtedness by Newco Group without recourse to or guarantees by the parents; provided, that, such additional Indebtedness shall not cause the Leverage Ratio to be exceeded (such AOPB, a "Provisional AOPB").

     (b) If no funding commitment has been made with respect to the Fiscal Year as to which a proposed AOPB has not been approved and the deadlock arises because the Management Board did not approve a proposed funding commitment, then Thistle BV shall fund the operations of the Newco Group to the extent required under the Provisional AOPB with funds derived in the following order of priority: (x) first, with funds generated from operations of the Newco Group, subject to the provisions of Schedule 6.9, (y) second, with non-recourse Indebtedness of the type described in Section 6.3(a)(iv), and (z) third, with funds provided by the shareholders on a pro rata basis in the form of equity cash contributions or shareholder loans, which shall, as to both shareholders, be equal in amount, form and terms.

     (c) Notwithstanding the foregoing, the CEO may only implement a Provisional AOPB for a maximum period of three consecutive Fiscal Years.

     6.4 Debt Financing.

     (a) Subject to the approvals required under Sections 3.3(e) and 3.5(a) and except as permitted by Section 6.3(b), the Newco Group may incur Indebtedness to fund its operations taking into account such considerations as the Management Board deems relevant; provided, that, after taking into account the incurrence of such Indebtedness the ratio (the "Leverage Ratio") of (i) the consolidated total Indebtedness of the Newco Group to (ii) the consolidated EBITDA of the Newco Group, calculated on the basis of the most recent four fiscal quarters shall not exceed 1.5:1; provided, however, that such consolidated EBITDA of the Newco Group for any period prior to the conclusion of the first four fiscal quarters of the Newco Group shall be deemed to be $1.6 billion.

     (b) Any debt financing of the Newco Group shall be without recourse to either or both parents or their Group Companies, unless VLT and BT Holdings decide otherwise pursuant to Section 3.3(e).

     6.5 Fiscal Year. The fiscal year of the Newco Group ("Fiscal Year") for financial accounting and United States Tax purposes shall begin on January 1 and end on December 31; provided, that, the first Fiscal Year shall begin on the Closing Date and end on the next following December 31.

     6.6 Books and Records; Access and Information.

     (a) Thistle BV shall keep, or cause the Newco Subsidiaries to keep, books and records of the type typically maintained by Persons engaged in similar businesses and which set forth a true, accurate and complete account of the business and affairs of the Newco Group, including a fair presentation of all income, expenditures, assets and liabilities thereof of each Business Unit. The books and records of the Newco Group shall be kept in Dollars. Such books and records shall include all information reasonably necessary to permit the preparation of consolidated financial statements and Tax Returns required by Applicable Law as provided in Annex 3 (including Tax Returns to be filed by members of the AT&T group of companies or BT group of companies on which information pertaining to the Newco Group must be reported) and, with respect to financial statements, in accordance with U.S. GAAP. Thistle BV shall bear the cost of providing financial and accounting information reasonably required by each parent in the preparation of such parent's own financial statements, including the cost of preparing any reconciliation statements to U.K. GAAP.

     (b) Each of the AT&T Parties and the BT Parties and their auditors and other representatives shall be entitled to, and shall upon request by the relevant party be supplied with:

     (i) full access (including copying facilities), at reasonable times and on reasonable notice, to the separate books, records, accounts, regulatory filings, documents, Tax Returns, premises, processes, systems, business activities, management and auditors of the Newco Group, whether in connection with such party's own internal audit of the Newco Group or otherwise; and

     (ii) all information, including monthly management accounts, operating statistics, details of tax payments and other trading and financial information (including the information described in Section 6.7), in such form and at such times as such party may reasonably require to keep it properly informed about the business and affairs of the Newco Group and to fulfill such party's own group reporting requirements. 6.7 Financial Statements.

     (a) After the Closing, Thistle BV shall furnish to the AT&T Parties and the BT Parties:

     (i) As soon as practicable and in any event within three Business Days following the end of each month, a consolidated balance sheet of the Newco Group as at the end of such month and the related statements of income and cash flows of the Newco Group for such month, together with such other information as the parties shall agree relating to the revenues, expenditures and operations of each Business Unit (the "Business Unit Information") for such month.

     (ii) As soon as practicable and in any event within three Business Days following the end of each fiscal quarter of the Newco Group, (1) a consolidated balance sheet of the Newco Group as at the end of such fiscal quarter and the related statements of income and cash flows of the Newco Group for such quarter, prepared in accordance with U.S. GAAP, with reconciliation statements to U.K. GAAP, which shall be furnished no later than 10 days after the delivery of the aforementioned quarterly financial statements, (2) the Business Unit Information for such quarter, and (3) financial statements reasonably requested by either parent for each legal entity within the Newco Group for such period.

     (iii) As soon as practicable and in any event within 15 Business Days following the end of each Fiscal Year, (1) consolidated and consolidating balance sheets of the Newco Group, as of the end of such Fiscal Year, and the related consolidated and consolidating statements of income and cash flows of the Newco Group for such Fiscal Year, prepared in accordance with U.S. GAAP, with reconciliation statements to U.K. GAAP, together with a report thereon of the Independent Auditor, (2) the Business Unit Information for such Fiscal Year, and (3) financial statements reasonably requested by either parent for each legal entity within the Newco Group for such Fiscal Year.

     (iv) As soon as practicable, such other financial information as either parent shall reasonably require to satisfy its financial reporting and other public, statutory and regulatory disclosure requirements or as either parent shall reasonably request.

     (v) Such information as either parent shall reasonably require to satisfy its Tax reporting requirements.

     (b) The AT&T Parties and the BT Parties shall cause Thistle BV and the other members of the Newco Group to, and Thistle BV shall, and shall cause the other members of the Newco Group to, prepare all statutory accounts that are required under Applicable Law in accordance with the GAAP required under such Applicable Law, and to furnish copies of such statutory accounts to each of the AT&T Parties and the BT Parties promptly following their completion.

     6.8 Auditors. Prior to the Closing Date, Thistle BV shall engage PricewaterhouseCoopers to be the initial independent auditor of the Newco Group, unless either of the parents objects, in which case another internationally recognized firm of independent certified public accountants of outstanding reputation that is mutually acceptable to the parents will be appointed to be Newco Group=s initial independent auditor (the "Independent Auditor"). Thereafter, from time to time, the Independent Auditors may be replaced pursuant to a decision of the shareholders of Thistle BV in accordance with Section 3.3(j). The Independent Auditor shall in all cases be an internationally recognized firm of independent certified public accountants of outstanding reputation.

     6.9 Dividend Policy. Unless the shareholders of Thistle BV by a unanimous vote determine otherwise, the shareholders shall declare the payment of dividends or other distributions of the Newco Group in accordance with the policy set forth in Schedule 6.9.

     6.10 Dutch Residency. The AT&T Parties and the BT Parties shall cause Thistle BV, DirectorCo and Newco Services Company to take all actions as may be necessary or desirable to establish tax residency for Thistle BV solely in The Netherlands.

     6.11 Hedging, Etc. The Newco Group will adopt policies on currency and interest rate hedging, risk management, and insurance with respect to the operations of the Newco Group that will be mutually satisfactory to the parents. The parents will adopt policies from time to time on the capital structure of the Newco Group.

                                    ARTICLE 7
                         MNC UNIT; OUTSOURCING SERVICES

     7.1 Sales to Qualifying MNC Customers.

     (a) Subject to then existing legal and contractual obligations and the provisions of Section 7.3 with respect to Outsourcing Services and except as contemplated by Section 7.7 and Article 11, the MNC Newco Subsidiaries will, as among the parents and their Group Companies and the other members of the Newco Group, be the exclusive sales channel for the offer and sale of Communications Services to Qualifying MNC Customers. The MNC Newco Subsidiaries will contract for services from the Newco Subsidiaries that engage in the business and activities of the Product Unit and, in the case of Communications Services in a parent=s Home Country, the applicable parent and its Subsidiaries for Qualifying MNC Customers on an integrated basis.

     (b) In the supply of services to Qualifying MNC Customers, the MNC Newco Subsidiaries will generally operate as providers of the Newco Group=s Global Communications Services and, in accordance with the applicable Transaction Agreements, as resellers of all the Communications Services of the parents and, in the case of Communications Services in a parent's Home Country, the Subsidiaries of such parent, to Qualifying MNC Customers. The parties shall cause the MNC Newco Subsidiaries to adopt appropriate executive compensation arrangements to ensure that the MNC Newco Subsidiaries appropriately sell the services of the parents and such Subsidiaries. Schedule 7.1(b) sets forth principles with respect to sales of Communications Services of the parents to the MNC Newco Subsidiaries.

     7.2 Transfer of Contracts.

     (a) After the date of this Agreement, the parents will develop a transition plan the objective of which will be to transfer and assign those customer contracts entered into by the parents or their Subsidiaries with Qualifying MNC Customers to the applicable MNC Newco Subsidiary as of the Closing or as soon thereafter as feasible with customer consent, other than (i) any portion thereof relating to the provision of Outsourcing Professional Services or any other services not required to be supplied by the MNC Newco Subsidiaries, and (ii) those customer contracts held by AT&T or its Affiliates with the customers set forth on Schedule 7.2(a). To the extent that a customer contract cannot be so transferred or assigned to the applicable MNC Newco Subsidiary, the relevant parent or Subsidiary shall, except as set forth in Section 7.2(c), continue to hold such contract (other than any portion thereof relating to the provision of Outsourcing Professional Services or any other services not required to be supplied by the MNC Newco Subsidiaries) in accordance with Section 7.6 for the economic benefit or risk of the applicable MNC Newco Subsidiary.

     (b) Notwithstanding the provisions of this Article 7, if the objective criteria for the MNC Newco Subsidiaries to commence servicing and marketing to Qualifying MNC Customers in the petroleum sector as set forth in Schedule 1.1F are not satisfied, the parents will use their Reasonable Best Efforts to rectify or to cause the Newco Group to rectify any identified deficiency that may have caused such criteria not to be satisfied.

     (c) Any customer listed in Schedule 7.2(c) will become a Qualifying MNC Customer after a reasonable transition period following the applicable date set forth in such Schedule. Following the Closing, commencing as of such date, to the extent that any such customer contract when renewed or extended cannot be so transferred or assigned to the applicable MNC Newco Subsidiary, the relevant parent or Subsidiary shall continue to hold such contract as renewed or extended (other than any portion thereof relating to the provision of Outsourcing Professional Services or any other services not required to be supplied by the MNC Newco Subsidiaries) in accordance with Section 7.6 for the economic benefit or risk of the applicable MNC Newco Subsidiary. Prior to such renewal or extension, any such customer contract will be held for the economic benefit or risk of the applicable parent or Subsidiary.

     7.3 Outsourcing Services.

     (a) Subject to the terms and conditions of this Section 7.3 and Section 11.12, (i) each parent and its Group Companies and, to the extent provided in
Section 7.3(e), the applicable MNC Newco Subsidiary shall be entitled to market, offer, sell and provide Outsourcing Professional Services relating to Communications Services, and (ii) the applicable MNC Newco Subsidiary shall be entitled to market, offer, sell and provide the Outsourcing Professional Services offered by the parents and their Group Companies, third parties and, to the extent provided in Section 7.3(e), its own Outsourcing Professional Services. The provisions of this Section 7.3 shall be subject to the existing contractual obligations of the parents and their Group Companies, including, in the case of AT&T, its contracts with the customers set forth on Schedule 7.2(c).

     (b) Each parent and its Group Companies shall be entitled to market, offer, sell and provide Managed Network Services relating to Communications Services provided with respect to networks within any one country within its Home Territory. The applicable MNC Newco Subsidiary shall be entitled to market, offer, sell and provide Managed Network Services to customers who require such services in two or more countries and, in the case of Managed Network Services marketed, offered, sold and provided to Qualifying MNC Customers, Managed Network Services relating to Communications Services. All Managed Network Services provided by the parents and, subject to Section 7.7, their Group
Companies to Qualifying MNC Customers will be contracted for through the applicable MNC Newco Subsidiary.

     (c) Each parent and its Group Companies will be the Newco Group's preferred supplier (as described in Section 10.1(b)) with respect to Outsourcing Professional Services provided within its Home Territory subject to customer consent. Subject to the provisions hereof relating to the MNC Newco Subsidiaries in Section 7.3(d), when the parents or, subject to Section 7.7, their Subsidiaries provide Outsourcing Professional Services in connection with Global Communications Services, they shall use the Managed Network Services of the applicable MNC Newco Subsidiary and Thistle BV will cause such MNC Newco Subsidiary to make Managed Network Services available to the parents and such Subsidiaries. Thistle BV shall consider from time to time reasonable requests for waivers for de minimis exceptions from the provisions of the preceding sentence. However, if the Newco Group does not have the capability of providing particular Managed Network Services to a parent or any of such Subsidiaries, such parent or Subsidiary may itself provide such Managed Network Services. If and to the extent such particular Managed Network Services cannot be provided by such parent or Subsidiary, such parent shall, and shall cause such Subsidiary to, use Reasonable Best Efforts to procure such Managed Network Services from third parties. Thistle BV shall cause the applicable Newco Subsidiaries and the CTO to use their Reasonable Best Efforts to work with the parents and their Group Companies to facilitate the provision of seamless Managed Network Services.

     (d) Whenever a parent or, subject to Section 7.7, any of its Subsidiaries wishes to sell Outsourcing Professional Services to Qualifying MNC Customers, there shall be an integrated approach by the applicable MNC Newco Subsidiary and such parent or Subsidiary to the relevant Qualifying MNC Customer. Such parent shall or, subject to Section 7.7, shall cause such Subsidiary to, and Thistle BV shall cause the members of the Newco Group to, comply with the following procedures. During the proposal stage, each of the applicable parent or such Subsidiary and the applicable MNC Newco Subsidiary will develop the proposal related to its service and each shall prepare a separate agreement. They shall jointly deliver the proposals and jointly negotiate all agreements. If a Qualifying MNC Customer desires a master agreement (a "Master Outsourcing Agreement"), the applicable MNC Newco Subsidiary shall hold such Master Outsourcing Agreement (subject to customer consent) but nothing herein shall authorize such MNC Newco Subsidiary or any other member of the Newco Group to apply any incremental charges or increase the bid amount to the customers for the Outsourcing Professional Services or otherwise obtain value beyond the value provided in the agreement or subcontract with the parent or applicable Subsidiary for the provision of such Outsourcing Professional Services. In any such case, the applicable MNC Newco Subsidiary shall, subject to Section 7.3(e), subcontract to the parent or such Subsidiary for such Outsourcing Professional Services. Each such subcontract shall provide that the Person providing Outsourcing Professional Services or Managed Network Services will be entitled to the revenue related thereto and that revenues related to the provision of Communications Services will be allocated to the Person providing the applicable Communications Service. Each such subcontract shall contain customary commercial indemnity provisions pursuant to which each relevant Person will indemnify the other with respect to the services provided by it.

     (e) Thistle BV will cause the applicable MNC Newco Subsidiary to use Reasonable Best Efforts to procure Outsourcing Professional Services on commercially competitive terms from either parent or any of its Subsidiaries. However, if neither the parent nor any of its Subsidiaries has the capability to provide particular Outsourcing Professional Services on commercially competitive terms, Thistle BV will cause the applicable MNC Newco Subsidiary to provide such particular Outsourcing Professional Services. If and to the extent such particular Outsourcing Professional Services cannot be provided by any MNC Newco Subsidiary, Thistle BV will cause the applicable MNC Newco Subsidiary to use Reasonable Best Efforts to procure such Outsourcing Professional Services from third parties.

     7.4 Managed Network Services Facilities.

     (a) Except as provided in Section 7.4(b) and Section 7.7, Managed Network Services Facilities predominantly associated with the provision in accordance with Section 7.3(b) of Managed Network Services for Global Communications Services by members of the Newco Group shall be owned and operated exclusively by members of the Newco Group. The Newco Group shall be entitled to place a Managed Network Services Facility in a parent's Home Country if such Managed Network Services Facility is predominantly associated with the provision of Managed Network Services for Global Communications Services.

     (b) The parents and their Group Companies shall be entitled to own and operate, and shall not be required to contribute to the Newco Group, Managed Network Services Facilities predominantly associated with the provision of Managed Network Services within a single country within their Home Territories.

     (c) Schedule 7.4(c), which will be agreed by the parents on or prior to April 30, 1999, will set forth a transition plan (i) specifying the objective criteria that must be met relating to continued servicing of AT&T's and BT's customers before AT&T or BT, as relevant, will be required to contribute Managed Network Services Facilities as described in Section 7.4(a) to the Newco Group and (ii) the principal terms and conditions on which such Managed Network Services Facilities will be leased or otherwise made available to the Newco Group until such contribution. The parties anticipate that such contributions will be made to the Newco Group on or before the six month anniversary of the Closing.

     7.5 Account Management for Level 1 and Level 2 Customers.

     (a) With respect to Level 2 Customers the parties agree that:

     (i) Either AT&T or BT will assume overall account planning leadership on a global basis as determined by Thistle BV based on (1) the relative strengths of AT&T and BT within the account, and (2) where, on a geographic basis, the weight of implementation lies, in each case unless determined otherwise by the customer.

     (ii) Each parent shall and, subject to Section 7.7, shall cause its Subsidiaries that provide Global Business Communications Services in its Home Country to, and Thistle BV shall cause the applicable Newco Subsidiary to, enter into an applicable Transaction Agreement in order to support direct contractual relationships for Level 2 Customers.

     (b) With  respect  to Level 1  Customers  and  other  customers  (excluding
Qualifying MNC Customers and Level 2 Customers), each parent will separately conduct the Global Business Communication Services sales activities for such customers and Thistle BV will cause the Newco Group to provide sales and product support for such services.

     7.6 Existing Contracts. To the extent any customer contract then in effect and referred to in Section 7.2(a), 7.2(c) or 11.11(i) is held by a parent or its Subsidiaries for the economic benefit or risk of the applicable MNC Newco Subsidiary, such parent shall, or shall cause its Subsidiary, to the extent permitted under such contracts, to enter into a subcontract with the applicable MNC Newco Subsidiary for the provision of the Communications Services to be performed by such parent or its Subsidiary under the customer contract. Such subcontract shall reflect the pricing and risk principles to be agreed by the parents prior to the Closing as contemplated by Section 18.8(f).

     7.7 Exceptions to Subsidiary Obligations; Term. The obligations set forth in the second sentence of Section 7.3(c) and in Sections 7.1, 7.3(b), 7.3(d),
7.4 and 7.5(a)(ii) shall not apply to any Subsidiaries of a parent (a) that are covered by an exception to such parent=s obligations under the Non-Competition Undertakings, or (b) with respect to which such parent is subject to the Fiduciary Duty Standard as provided in Section 11.2. A parent's and its Group Companies' obligations under this Article 7 shall terminate when the parent is no longer subject to Section 11.1.

     7.8 Qualifying MNC Customers.

     (a) In principle, as soon as an MNC becomes a Qualifying MNC Customer, such MNC's Subsidiaries shall be deemed to also be Qualifying MNC Customers, unless:

     (i) a Subsidiary of any such MNC requests that the relevant services be provided to it separately from such MNC; or

     (ii) a parent demonstrates to the MNC Newco Subsidiaries that, prior to the date of this Agreement, separate account management teams of such parent serviced such MNC and its Subsidiary in question and, with respect to a Person that qualifies as a Qualifying MNC Customer after the Closing, such parent notifies the MNC Newco Subsidiary that such Subsidiary of such MNC should not be treated as a Qualifying MNC Customer.

     (b) The parties agree that if separate account management teams serviced an MNC and any of its Subsidiaries prior to the date of this Agreement, such Subsidiary may, subject to the terms and conditions hereof, become a Qualifying MNC Customer in its own right as soon as the industry sector to which it belongs becomes a Selected Industry Sector, notwithstanding that the Person that is such Subsidiary's parent belongs to a different industry sector that has not yet become a Selected Industry Sector and that such parent is not itself a Qualifying MNC Customer.

     7.9 Customer Choice. AT&T, BT and the MNC Unit will always adhere to customer choice with respect to whether a Qualifying MNC Customer is served by the MNC Unit or as a Level 1 Customer or Level 2 Customer. Schedule 7.9 sets forth certain principles regarding customer choice.

     7.10 MNC Unit. Schedule 7.10 sets forth certain principles relating to the MNC Unit.

                                    ARTICLE 8
                           APPOINTMENT OF DISTRIBUTORS

     8.1 AT&T's Home Territory. In AT&T's Home Territory, the appointment of a Distributor of the Global Business Communications Services of the Newco Group shall require the approval of the Management Board, with DirectorCo, as the sole director of the Management Board, acting pursuant to a majority vote of the Class A Representatives only, with no other vote of any other Representative being required.

     8.2 BT's Home Territory. In BT's Home Territory, the appointment of a Distributor of the Global Business Communications Services of the Newco Group shall require the approval of the Management Board, with DirectorCo, as the sole director of the Management Board, acting pursuant to a majority vote of the Class B Representatives only, with no other vote of any other Representative being required.

     8.3 Schedule 8.3 Countries. In the case of the countries listed on Schedule
8.3 attached hereto, the CEO shall be entitled to appoint a Distributor on an exclusive or non-exclusive basis, unless, in the case of a proposed exclusive Distributor, the Management Board rejects such appointment pursuant to action taken by DirectorCo, as the sole director of the Management Board, acting pursuant to a majority vote of each of the Class A Representatives and the Class B Representatives.

     8.4 Other RoW Countries. In the case of the countries in the RoW not listed on Schedule 8.3 attached hereto, the CEO shall be entitled to appoint a Distributor on an exclusive or non-exclusive basis, unless, in the case of a proposed exclusive Distributor, the Management Board rejects such appointment pursuant to action taken by DirectorCo, as the sole director of the Management Board, acting pursuant to a majority vote of the Class A Representatives or Class B Representatives only, with no other vote of any other Representative being required.

     8.5 Certain Countries. In the case of the countries listed on Schedule 8.5 attached hereto, the CEO, upon the approval of the Management Board, with DirectorCo, as the sole director of the Management Board, acting pursuant to a vote of a majority of each of the Class A Representatives and the Class B Representatives, shall establish a plan for the expansion of distributorships in each such country, which plan shall specify whether any proposed Distributor is to be exclusive or non-exclusive.

                                    ARTICLE 9
                       SUPPLY OF NEWCO SERVICES TO PARENTS
                       AND DISTRIBUTION OF NEWCO PRODUCTS

     9.1 Basic Principles.

     (a) A parent or the applicable Business Unit will be deemed to have consistently and significantly underperformed if the criteria to be set forth in
Schedule 9.1(a), to be agreed by the parents on or prior to the Closing Date, are not met.

     (b) The criteria referred to in Schedule 9.1(a) shall be designed to assure the market competitiveness of the Newco Group and the parents, based on market tests, including benchmarking of pricing, quality standards and features against competitive offerings.

     (c) If either a Business Unit or a parent fails to meet the criteria set forth in Schedule 9.1(a):

     (i) in the first four Fiscal Years, (1) either parent, through VLT or BT Holdings, as the case may be, may cause Thistle BV to require the CEO to propose to the Management Board that the applicable Newco Subsidiary or other Business Unit outsource the applicable components of Global Business Communications Services, and (2) the CEO may propose to the Management Board that the underperforming parent outsource the applicable components of its Home Country Communications Services for sale to Qualifying MNC Customers to ensure a competitive offering. Such decisions shall require the approval of the Management Board, with DirectorCo, as the sole director of the Management Board, acting pursuant to a majority vote of each of the Class A Representatives and the Class B Representatives; and

     (ii) after the end of the fourth Fiscal Year, for as long as such Business Unit consistently and significantly fails to meet the criteria specified in
Schedule 9.1(b), either parent, through VLT or BT Holdings, as the case may be, may cause Thistle BV to require the applicable Newco Subsidiary to outsource the applicable components of Global Business Communications Services, and for as long as such parent consistently and significantly fails to meet the criteria specified in Schedule 9.1(b), the applicable Newco Subsidiary shall have the contractual right to require such parent to outsource the applicable components of its Home Country Communications Services for sale to Qualifying MNC Customers.

     9.2 Exclusive Purchasing Commitment.

     (a) Each parent will, and will cause its wholly-owned Subsidiaries and, subject to the Fiduciary Duty Standard, its other Subsidiaries to, purchase all their requirements for Global Communications Services from the Newco Group pursuant to the terms and conditions of the applicable Transaction Agreements to be entered into by each of the parents as of the Closing with the applicable Newco Subsidiary; provided, however, that in the case of any customers that are not Qualifying MNC Customers, each parent and its Subsidiaries may provide directly the domestic portion of Communications Services relating to its Home Country provided to such customers; and, provided, further, however, that a parent's obligations under this Section 9.2(a) shall not apply to any of its Subsidiaries that is covered by an exception to such parent's obligations under the Non-Competition Undertakings and, in the case of AT&T, shall not apply to the activities contemplated in Schedule 18.9. Each parent's obligations under this Section 9.2(a) shall terminate when such parent is no longer subject to
Section 11.1.

     (b) The applicable Newco Subsidiary will, at the Closing, subject to all legal and contractual obligations existing at the Closing, enter into separate applicable Transaction Agreements with each parent, pursuant to which it will appoint the parents as its exclusive Distributors, on a requirements basis, for the sale of the Global Business Communications Services of the Newco Group in their Home Countries, subject, in AT&T's Home Country, to (i) the distribution rights of MCI-WorldCom for the two year period set forth in the 1994 distribution agreement, between Concert and MCI-WorldCom, as amended by the Unwind Agreement dated August 7, 1998 (the "MCI-WorldCom Distribution Agreement"), plus the additional three-year period stated therein for the run off of customer contracts that exist as of the end of such two-year period or earlier termination of the MCI-WorldCom Distribution Agreement, and (ii) the transition arrangements for BT North America Inc. to be set forth in Schedule 9.2(b), which Schedule will be agreed upon by the parents on or before April 30, 1999.

     9.3 International Carrier Services.

     (a) The Newco Group will provide (i) International Traffic Termination Services to the parents and their wholly owned Subsidiaries pursuant to the terms and conditions of the applicable International Traffic Service Agreements to be entered into by each of them at the Closing with the applicable Newco Subsidiary, and (ii) Carrier Services to third parties. Each parent will, and will cause its wholly-owned Subsidiaries and, subject to the Fiduciary Duty Standard, other Subsidiaries to, purchase all their requirements for International Traffic Termination Services from the Newco Group. Each parent's obligations under this Section 9.3(a) shall terminate when such parent is no longer subject to Section 11.1.

     (b) If a Performance Test Shortfall for the ICS Unit shall occur, notwithstanding the provisions of Section 9.3(a) or 11.1(c), at the end of the sixth full Fiscal Year, the parent in respect of whose routes the applicable Newco Subsidiary shall have failed to achieve the required level of aggregate annual Accounting Rate reductions shall have the right, following delivery of notice in writing to Thistle BV, the applicable Newco Subsidiary, and the other parent, to undertake directly the negotiation of Accounting Rates as follows. Such parent may undertake directly the negotiation of Accounting Rates for all or any of its routes in respect of which the applicable Newco Subsidiary failed by more than 5% to achieve the budgeted net Accounting Rate for such route as set forth in the relevant AOPB or Provisional AOPB for any year in the four full Fiscal Year period in which the Performance Test Shortfall for the ICS Unit occurred. In addition, if the applicable Newco Subsidiary shall have failed the Performance Test Shortfall for the ICS Unit (determined on a per year basis) for any two full Fiscal Years, whether or not consecutive, following the first two full Fiscal Years, the parent in respect of whose routes the applicable Newco Subsidiary shall have failed to achieve the required level of aggregate annual Accounting Rate reductions shall have the right, following delivery of notice in writing to Thistle BV, the applicable Newco Subsidiary and the other parent, to undertake directly the negotiation of Accounting Rates for all or any of its routes in respect of which the applicable Newco Subsidiary failed by more than 5% to achieve the budgeted net Accounting Rate for such route as set forth in the relevant AOPB or Provisional AOPB for any such Fiscal Year. For the avoidance of doubt, it is understood that, notwithstanding the foregoing, the Newco Group shall retain the ownership, operation and management of Global Network Facilities for the provision of all such International Traffic Termination Services; provided, however, that the parent in respect of whose routes the applicable Newco Subsidiary shall have failed to achieve the required level of aggregate annual Accounting Rate reductions shall have the right to solicit and hire employees of the applicable Newco Subsidiary who are necessary for the negotiation of Accounting Rates for the routes in respect of which it elects to undertake directly the negotiation of Accounting Rates; provided, further, however, that the solicitation and hiring of such employees shall not unreasonably disrupt the operations of the International Carrier Services Unit.

                                   ARTICLE 10
                          SUPPLY OF SERVICES BY PARENTS
                               TO THE NEWCO GROUP

     10.1 Basic Principles.

     (a) The procurement of products, services and facilities by the Newco Group from the parents and their wholly owned Subsidiaries and, if applicable, other Subsidiaries will be on arm's-length commercial terms at market rates. There will be no exclusive purchasing obligation on the Newco Group with respect to products, services and facilities; provided, however, that each parent and its wholly-owned Subsidiaries and, if applicable, its other Subsidiaries will be the preferred supplier of the Newco Group; provided, further, however, subject to
Section 9.1, if any MNC Newco Subsidiary purchases Communications Services in a parent's Home Country, such MNC Newco Subsidiary shall exclusively purchase such Communications Services from such parent or its wholly owned Subsidiaries or, if applicable, its other Subsidiaries.

     (b) For the purposes of this Agreement, the term "preferred supplier" shall mean, with respect to a Person (the "Preferred Supplier") that, subject to Applicable Law, is able to provide the products, services and facilities, as the case may be, on terms, conditions and standards at least as favorable regarding price, quality and service as the Person that wishes to obtain the same (the "Purchaser") would be able to obtain in an arm's length transaction with any third Person that is not an Affiliate of the Purchaser (a "Third Party Supplier"). If a Preferred Supplier offers or is able to offer to provide products, services or facilities that are competitive and comparable as described in the foregoing sentence, the Purchaser shall purchase such products, services or facilities, as the case may be, from such Preferred Supplier and not from a Third Party Supplier. No Purchaser shall provide to any Third Party Supplier for the purpose of facilitating or promoting any alternative bid or proposal (i) any confidential information concerning the terms, conditions and standards of products, services or facilities, as the case may be, offered by the Preferred Supplier, or (ii) any preferential commitments, support, incentives or other preferential treatment or inducements with respect to the supply or purchase of products, services or facilities, as the case may be, in the applicable parent's Home Country.

     10.2 Support Services; Secondment. The parties intend that the Newco Group will have its own employees and will not rely unduly on secondees from the parents. None of the members of the Newco Group shall be obligated to accept or use any resources such as systems, personnel or facilities of the parents to be used directly in connection with the Initial Contributed Assets. Prior to the Closing, the parents shall agree upon the services and facilities of the parents to be used by the Newco Group, if any, which services and facilities shall be provided by the parents pursuant to mutually acceptable support services agreements negotiated on an arm's-length basis.

                                   ARTICLE 11
                                 NON-COMPETITION

     11.1 Restricted Businesses. Subject to the other provisions of this Article 11 and except as specifically provided herein, including pursuant to the agreements contemplated by Section 18.8(h), each parent hereby agrees that from and after the Closing for as long as this Agreement and the other Transaction Agreements remain in effect, it shall not, and it shall undertake to ensure that none of its Subsidiaries, Affiliates or Covered Investors or their respective Subsidiaries or Affiliates (all of the foregoing, collectively, its "Group Companies") shall, directly or indirectly, acting alone or in association with, or through, one or more Persons, other than through the Newco Group:

     (a) offer, sell or distribute any Global Business Communications Services or any services competitive with the Global Business Communications Services provided by the Newco Group other than as provided in this Agreement or the other Transaction Agreements;

     (b) offer, sell or distribute to any Qualifying MNC Customers any Communications Services other than through the Newco Group;

     (c) provide any International Carrier Services other than as provided in any Transaction Agreements; or

     (d) own, operate, lease or manage any Global Network Facilities.

     11.2 Home Country Communications Services Business.

     (a) Notwithstanding the provisions of Section 11.1 and the second sentence of Section 11.6 (collectively, the "Non-Competition Undertakings") or of Sections 11.12 and 11.13, but subject to Section 11.7(b), either parent or any of its Group Companies may engage in any Acquisition Transaction or Business Combination predominantly in its Home Country involving any Person (the "Specified Person"), that would otherwise, upon its consummation, result in a breach of the Non-Competition Undertakings or Section 11.12 or 11.13 by such parent or any of its Group Companies, including as a result of the direct or indirect activities or investments of such Specified Person or its Group Companies, if: (i) such parent's primary purpose in engaging in the Acquisition Transaction or Business Combination is to extend its Home Country Communications Services business, (ii) the business of the Specified Person and its Group Companies, taken as a whole, is not predominantly international, and (iii) to the extent the Specified Person and any Person in which the Specified Person has a direct or indirect equity interest (each such Person, a "Specified Entity" of such Specified Person) uses Global Business Communications Services and International Carrier Services or provides Communications Services to Qualifying MNC Customers, such parent, subject to Section 11.2(b), uses its Special Efforts to cause the Specified Person and such Specified Entity to use the Global Business Communications Services and International Carrier Services of the Newco Group and to appoint the applicable MNC Newco Subsidiary as a distributor or agent in the provision of Communications Services to Qualifying MNC Customers to the extent such activities or investments of such Specified Person or Specified Entity would otherwise violate Article 11. "Special Efforts" shall mean all efforts consistent with a Person's fiduciary obligations. The parties agree that, without limiting the scope of the foregoing restriction, and notwithstanding Applicable Law or the definition of "Best Efforts" or "Reasonable Best Efforts," under no circumstances shall Special Efforts require the obligated Person to make any payment or assume special obligations in order to achieve the stated objective. For the avoidance of doubt, any references in this Section 11.2 to a parent or any of its Group Companies engaging in a Business Combination not involving an Acquisition Transaction shall not affect or limit in any way the rights of the other parent, if any, under Section 23.3, 23.4, 23.5 or 23.6 with respect to a Put, Call or right to cause a dissolution of the Newco Group and, in the case of a Business Combination not involving an Acquisition Transaction, this Section 11.2 shall not be given effect to determine whether such rights are available.

     (b) To the extent such parent acquires, directly or indirectly, more than 50% of the equity interests in and Controls the operations of the Specified Person or acquires, directly or indirectly, more than 50% of the equity interests in and Controls the operations of any Specified Entity of such
Specified  Person,  it will  direct the  Specified  Person's  or such  Specified
Entity's, as the case may be, Global Business Communications Services and International Carrier Services businesses and the business of providing Communications Services to Qualifying MNC Customers, in each case, if any, to the Newco Group to the extent that the failure to do so would violate Article 11 (without giving effect to this Section 11.2); provided, that such parent shall not be required to so direct any such businesses unless it can do so consistent with its fiduciary duties, which duties shall be determined within the context of the Specified Person's and such Subsidiary's operations. Without limiting the foregoing proviso, the standard of obligation set forth therein shall not require such parent to take commercially unreasonable actions or to make any Person whole for what would otherwise be a breach of its fiduciary duties to the Specified Person or Subsidiary, including payment to compensate for the premature termination of any contracts. The standard of obligation set forth in this Section 11.2(b) shall be referred to herein as the "Fiduciary Duty Standard."

     (c) Subject to the Fiduciary Duty  Standard,  such parent will refrain from
(i) taking actions that would significantly increase what, without giving effect to this Section 11.2, would be a breach of Section 11.1 by the Specified Person and its Subsidiaries, and (ii) transferring to the Specified Person or any of its Subsidiaries from itself or any of its Affiliates any business or assets, unless in the case of clause (i) or (ii), the primary purpose of the action or transfer is a purpose other than to circumvent Section 11.1 or to grow the portions of such businesses that breach Section 11.1. Notwithstanding the preceding sentence, such parent may take any action with respect to the Specified Person and its Subsidiaries that has an independent business purpose, including property swaps, geographical consolidations and transfers for the purpose of achieving operating efficiencies or satisfying Tax objectives.

     (d) If the aggregate annual competing revenues referred to below of all Specified Persons and their Subsidiaries exceed $4 billion plus 12.5% of the excess, if any, of the Newco Group's aggregate annual revenues in the applicable Fiscal Year over $20 billion, then the other parent shall have the right, by notice to the acquiring parent within 30 days of its becoming aware thereof, to elect to cause a dissolution of the Newco Group. The aggregate annual competing revenues referred to in the preceding sentence shall be and refer to revenues calculated on a Pro Rata Basis derived from activities which, without duplication, would violate either or both of (i) Section 11.1 or (ii) in the case of the other party's Home Territory other than its Home Country, clause (b) of the second sentence of Section 11.6, in each case if this Section 11.2 were not applicable. Any such dissolution shall be completed as soon as practicable but in any event, subject to compliance with mandatory requirements of Applicable Law, within two years following the date of such notice. The provisions of Section 23.9 shall apply to a dissolution of the Newco Group initiated under this Section 11.2(d).

     11.3 BT in European Region and AT&T in NAFTA Region. Notwithstanding the provisions of Section 11.1, neither parent nor any of its Group Companies shall be in breach of Section 11.1 to the extent such breach results from the direct or indirect acquisition or ownership by it or any of its Group Companies, whether acting alone or in association with, or through, one or more Persons, of the following interests in any Person which undertakes, engages in, owns or operates a business deriving revenues from activities that would violate Section
11.1 in the European Region in the case of BT and its Group Companies or in the NAFTA Region in the case of AT&T and its Group Companies:

     (a) Any non-Controlling interest representing less than 20% of the equity interests of such a Person, subject to the Revenue Limitation with respect to any breach of Section 11.1(a).

     (b) Any non-Controlling interest representing 20% or more and less than 50% of the equity interests of such a Person, as long as BT or AT&T, as the case may be, has made Reasonable Best Efforts to cause such Person to comply with Section 11.1, but subject to the Revenue Limitation with respect to any breach of
Section 11.1(a).

     (c) Any Controlling interest in the equity of such a Person so long as such Person does not violate Section 11.1(a).

     11.4 Other Parent's Home Territory.

     (a) Notwithstanding the provisions of Section 11.1 and clause (a) of the second sentence of Section 11.6, neither parent nor any of its Group Companies shall be in breach thereof to the extent that such breach results from the direct or indirect acquisition or ownership by it or any of its Group Companies, whether acting alone or in association with, or through, one or more Persons, of any non-Controlling interest representing less than 20% of the equity interests of a Person which undertakes, engages in, owns or operates a business deriving revenues from activities in the other party's Home Territory which would violate
Section 11.1 or clause (a) of the second sentence of Section 11.6, but subject to the Revenue Limitation with respect to any breach of Section 11.1(a).

     (b) For the purposes of Section 11.3(a) or (b) and this 11.4, in no event shall the aggregate total annual revenues derived in the two Home Territories from Global Business Communications Services by a parent and, without duplication, its Group Companies from all activities specified as subject to restriction pursuant to the terms thereof exceed $200 million (the "Revenue Limitation"); provided, that, no revenues attributed to a parent or any of its Group Companies as a result of a transaction meeting the requirements of Section
11.2 shall be included in this calculation. For purposes of calculating such aggregate total annual revenues, only the actual pro rata share of revenues of a parent and, without duplication, its Group Companies will be included with respect to any investments in a Person that is not wholly-owned. Such method of calculation shall be referred to herein as being made on a "Pro Rata Basis."

     11.5 RoW.

     (a) Notwithstanding the provisions of Section 11.1 or clause (a) of the second sentence of Section 11.6, but subject to Section 11.5(c), neither parent nor any of its Group Companies shall be in breach of Section 11.1 or clause (a) of the second sentence of Section 11.6 to the extent that such breach results from the direct or indirect acquisition or ownership by it or any of its Group Companies of any equity interest of a Person which undertakes, engages in, owns or operates a business deriving revenues from activities in the RoW that would violate Section 11.1 or clause (a) of the second sentence of Section 11.6; provided, that, (i) with respect to any acquisition of a Controlling interest in the equity of any such Person that derives revenues from Global Business Communications Services in the RoW, the acquiring parent shall request the grant of distribution rights for Global Business Communications Services from the applicable Newco Subsidiary on commercially reasonable terms for such Person with respect to the territories in the RoW from which such Person derives such revenues and prior to the consummation of the acquisition of such interest such Person shall be prepared to enter into a distribution agreement or similar commercial arrangement, including agency agreements, with the applicable Newco Subsidiary on commercially reasonable terms; (ii) in no event shall the aggregate total annual revenues derived in the RoW by a parent and any of its Group Companies, directly or indirectly, whether acting alone or in association with, or through one or more Persons, from a cross border network, alliance or consortium in the RoW providing Global Business Communications Services (a "GBCS Alliance") in which such parent or any of its Group Companies has any direct or indirect equity interest exceed $400 million determined on a Pro Rata Basis; and
(iii) with respect to any acquisitions or ownership of a non-Controlling interest in the equity of any Person, the acquiring parent shall use its Reasonable Best Efforts to prevent such Person from, directly or indirectly, creating, participating in the creation of or owning, operating or having an interest in any GBCS Alliance.

     (b) If a parent requests on behalf of any Person which undertakes, owns or operates a business deriving revenues from activities in the RoW in which it or any of its Group Companies acquires an equity interest of 20% or more, or if any such Person requests directly from the Newco Group, the right to distribute Global Business Communications Services on a non-exclusive basis in a particular territory within the RoW from which it derives such revenues, the Newco Group will be required to use its Reasonable Best Efforts to grant such non-exclusive distribution rights to such Person on commercially reasonable terms, taking into account the disruption, if any, which may be caused to any existing operations of the Newco Group in the territory in question.

     (c) (i) Notwithstanding anything to the contrary in Section 11.5(a), neither parent nor any of its Group Companies may directly or indirectly acquire or own any interest in any Person which undertakes, engages in, owns or operates a business deriving revenues from International Carrier Services activities in RoW, unless such parent shall use its Special Efforts to cause such Person, to the extent such Person provides International Carrier Services, to use the Newco Group to provide such International Carrier Services; provided, that, to the extent that a parent acquires more than 50% of the equity interests and Controls such Person, such parent shall direct such Person's International Carrier Services business to the Newco Group, as long as it can do so consistent with the Fiduciary Duty Standard.

     (ii) Subject to the Fiduciary Duty Standard,  such parent will refrain from
(x) taking actions that would significantly increase the competition of any such Person with the Newco Group with respect to the provision of International Carrier Services and (y) transferring to any such Person from itself or any of its Affiliates any business or assets, unless in the case of clause (x) or (y), the primary purpose of the action or transfer is a purpose other than to circumvent Section 11.1(c) or this Section 11.5(c) or to grow the International Carrier Services businesses of any such Person. Notwithstanding the preceding sentence, such parent may take any action with respect to such Person that has an independent business purpose, including property swaps, geographical consolidations and transfers for the purpose of achieving operating efficiencies or satisfying Tax objectives.

     (iii) If the aggregate annual revenues of all of such Persons, calculated on a Pro Rata Basis, derived in the RoW from the provision of International Carrier Services not provided by the Newco Group exceed $4 billion plus 12.5% of the excess, if any, of the Newco Group's aggregate annual revenues in the applicable Fiscal Year over $20 billion, then the other parent shall have the right, by notice to the acquiring parent within 30 days of its becoming aware thereof, to elect to cause a dissolution of the Newco Group. Any such dissolution shall be completed as soon as practicable but in any event within two years following the date of such notice. The provisions of Section 23.9 shall apply to a dissolution of the Newco Group initiated under this Section 11.5(c)(iii).

     11.6 Ancillary Non-Compete. Since the Technology Unit will be engaging in architectural design and since technology, know-how, other Intellectual Property Rights and confidential information will be provided to, or developed by, for, or in conjunction with, the Technology Unit for use in connection with the Venture Business, each parent agrees in principle that as long as it, directly or indirectly, owns a substantial interest in the Newco Group, it will not seek to undermine fundamentally the technology architecture of the Newco Group for the Venture Business, all as more specifically set forth in, and subject to the terms of, the IPR Agreement. Accordingly, consistent with the foregoing, except as specifically provided herein, from the Closing, and so long as this Agreement and the other Transaction Agreements remain in effect, each parent shall not, and shall undertake to ensure that none of its Group Companies shall, directly or indirectly, acting alone or in association with, or through, one or more Persons, or through Domestic Network Facilities in which any of the foregoing has ownership or operation rights, (a) engage in any of the activities described in Section 11.1 in the other parent's Home Territory (but in such event, subject to the exception set forth in Section 11.4), or (b) compete with the other parent or any other Distributor of the Newco Group in the other parent's Home Territory as a distributor of Communications Services of the type provided by the Newco Group (subject to passive sales requirements under Applicable Law) or as a supplier of Communications Services of the type supplied by the Newco Group.

     11.7 Exceptions to Ancillary Non-Compete and Other Non-Compete Provisions.

     (a)  Notwithstanding the provisions of clause (b) of the second sentence of
Section 11.6 and of Sections 11.12 and 11.13, either parent and its Group Companies may, in the other parent's Home Territory, make any investment in a Person which breaches clause (b) of the second sentence of Section 11.6 or
Section 11.12 or 11.13, so long as (i) such investment represents less than 20% of the equity interests of such Person and the investment or related series of investments made or committed in connection therewith does not exceed $200 million; provided, that, the aggregate initial value of all such investments does not exceed $1 billion in the aggregate, or (ii) the aggregate annual revenues derived by any such Person in the other parent's Home Territory from any investment or related series of investments that violate clause (b) of the second sentence of Section 11.6 or Section 11.12 or 11.13 do not exceed $200 million, or taken together with all such other investments, $1 billion in the aggregate.

     (b) If a parent or any of its Group Companies engages in an Acquisition Transaction or Business Combination in its Home Country involving a Specified Person as provided in Section 11.2 and such Specified Person, directly or indirectly, has investments in or derives revenues from the other parent=s Home Country that would breach clause (b) of the second sentence of Section 11.6 or
Section 11.12 or 11.13, then such investments and revenues shall be aggregated with all other direct or indirect investments in, or revenues derived from, as applicable, the other parent=s Home Country that would breach clause (b) of the second sentence of Section 11.6 or Section 11.12 or 11.13 in determining whether the limitations set forth in clauses (i) and (ii), respectively, of Section 11.7(a) are met.

     11.8 Exceptions and Restrictions Applied Independently. The permitted exceptions for breaches of the Non-Competition Undertakings apply independently. If an investment in any Person breaches both one or more subsections of Section
11.1 and one or more  subsections  of the second  sentence  of  Section  11.6 or
Section 11.12 or 11.13 and is entitled to a permitted exception for a breach of one or more subsections of one Section and not the others, such permitted exception will not excuse the breach of such other subsections. Unless an applicable permitted exception can be relied upon to excuse such breach, the party in breach must, subject to the terms and conditions hereof, cure the breach and bring itself or the relevant other Person into compliance. The permitted exceptions in Sections 11.3, 11.4, 11.5 and 11.7 apply and may be utilized with respect to the revenues derived from activities in the respective territories set forth in each such Section, notwithstanding the fact that a single Person may derive revenues from activities in more than one of such territories; provided, that any revenues derived from activities in any other territory must independently comply with Section 11.1 and the second sentence of
Section 11.6 and Sections 11.12 and 11.13.

     11.9  Determinations  of Revenue.  For the purposes of Section 11.3,  11.4,
11.5 and the second sentence of Section 11.6, a Person shall be deemed to undertake, engage in, own or operate a business, as the case may be, in any territory subject to such Section in which it derives any revenue during the last full fiscal year of such Person prior to the time the determination is made.

     11.10 Calculation of Damages; Cure Period; Notice. For purposes of calculating damages and similar remedies, the breach of any provision of this
Article 11 shall be deemed to have commenced upon the occurrence of the event resulting in the breach, notwithstanding that any applicable cure period may not then have expired; provided, that, if a breach of any provision of this Article 11 exists as of the Closing Date, such breach shall be deemed to have commenced as of the Closing Date. No parent shall be entitled to injunctive relief or any similar remedy for any breach of any provision of this Article 11 until the expiration of the one year period from the time the parent seeking relief shall have given notice to the other parent of the occurrence of the event resulting in the breach (it being agreed that the foregoing period may run concurrently with any cure period set forth in this Article 11). Each parent shall use its good faith efforts to notify the other upon actually becoming aware of any events that would constitute a breach by the other parent of this Article 11.

     11.11 Exclusions. The following activities and Persons shall be excluded from the application of the Non-Competition Undertakings and Sections 11.12 and 11.13:

     (a) Multimedia Content;

     (b) Broadcast Services;

     (c) Systems Integration; provided, that the parents in their respective Home Territories and the Newco Group in the RoW shall be the preferred supplier of Communications Services and Outsourcing Services therefor;

     (d) membership in any satellite consortia as of the date hereof and successor interests therein;

     (e) international roaming agreements;

     (f) all non-wholly-owned equity or other non-wholly-owned investments and joint ventures held as of the date hereof and those for which definitive agreements have been concluded as of the date hereof set forth on Schedule 11.11(f)A in the case of AT&T and Schedule 11.11(f)B in the case of BT, as well as all current and any future Subsidiaries of the joint ventures and investments identified on Schedule 11.11(f)A and Schedule 11.11(f)B (it being agreed that such Schedule 11.11(f)A and Schedule 11.11(f)B may be amended or supplemented on or prior to December 31, 1998 to reflect errors and omissions, if any, reflecting non-wholly-owned equity or other non-wholly-owned investments held as of the date hereof);

     (g) all joint research and development initiatives existing as of the date hereof;

     (h) run off of customer agreements existing at the time of the acquisition of an interest in a Person that is a party thereto that were not entered into in contemplation of an investment in a parent's Home Country; otherwise, after a one year period, the economic benefit and risk of such agreements will be held, in accordance with Section 7.6, for the account of the applicable Newco Subsidiary;

     (i) maintenance and operation of legacy systems;

     (j) the activities of AT&T listed on Schedule 18.9;

     (k) servicing of contracts for which consents are not obtained;

     (l) supporting but not selling other vendors' services;

     (m) investments made by employee benefit plans of either parent and its Group Companies;

     (n) investments actually made by AT&T or BT or any of their respective Group Companies in conjunction with the other parent or any of its Affiliates with respect to any of the investment opportunities set forth in Schedule 26.1;

     (o) investments actually made by the investment fund established pursuant to the Investment Fund Agreement in accordance with the terms thereof;

     (p) Satellite & Radio Services;

     (q) agreements of AT&T set forth in Schedule 7.2(c); and

     (r) AT&T's existing reseller agreements.

     11.12   Certain  Sales   Practices,   Outsourcing   Services,   Outsourcing
Professional Services; Resellers.

     (a) Nothing in this Article 11 shall prohibit the activities contemplated by the last sentence of Section 2.1(a) or the provision of any Outsourcing Services to the extent expressly permitted by Section 7.3; provided, however, that, in order to enhance the business of the Newco Group, except as expressly set forth in Section 7.3 and except as permitted in Section 11.7, when such parent is no longer subject to clause (b) of the second sentence of Section 11.6, neither parent nor any of its Group Companies will directly or indirectly engage in any Outsourcing Professional Services principally targeted or provided to businesses in the other parent's Home Territory.

     (b) The provisions of Article 11 shall not apply to agreements between the parents or their Affiliates and resellers, so long as the parents and their Affiliates are not pursuing reselling (i) for the express purpose of marketing to Qualifying MNC Customers or (ii) deliberately to target Qualifying MNC Customers.

     11.13 Non-Exclusive Content Services. Notwithstanding the provisions of this Article 11, either parent and its Group Companies shall be entitled to offer, sell or distribute Non-Exclusive Content Services; provided, however, that, in order to enhance the business of the Newco Group, except as permitted in Section 11.7, unless such parent is no longer subject to clause (b) of the second sentence of Section 11.6, no parent or its Group Companies may offer, sell or distribute Special Content Services in the other parent's Home Territory.

     11.14 Preexisting Non-Competition Obligations. Schedule 11.14A and Schedule 11.14B set forth the non-competition obligations by which BT or AT&T or any of their Group Companies, respectively, is bound as of the date hereof and the activities which, if engaged in by the Newco Group, would violate such non-competition obligations. The Newco Group shall not undertake any of the activities set forth on Schedule 11.14A or Schedule 11.14B, directly or indirectly, whether acting alone or in association with, or through, one or more Persons, without the prior written consent of the parent or the parent of the Group Company that is subject to the non-competition obligation.

     11.15 Unintentional Non-Conformance. Notwithstanding anything to the contrary in this Article 11, neither parent nor any of its Group Companies shall be in breach of its undertakings in this Article 11 to the extent that such breach shall result from the activities by a Person owned by any third Person, if such parent owns less than 20% of the equity interests of such third Person and such third Person owns less than 20% of the equity interests of the Person engaging in the activities that would otherwise breach this Article 11; provided, that the aggregate annual revenues of the applicable parent derived from all such activities, calculated on a Pro Rata Basis, shall not exceed $25 million. 11.16 Cost of Living Adjustment. Each of the Dollar amounts set forth in this Article 11 shall be increased on and as of each anniversary of the Closing Date by a percentage equal to the higher of (a) the percentage increase, if any, in the Consumer Price Index for the month in which the applicable anniversary occurs compared to the Consumer Price Index for the month in which the Closing occurs or the most recent preceding anniversary thereof, as applicable, and (b) the percentage increase, if any, in the Retail Price Index for the month in which the applicable anniversary occurs compared to the Retail Price Index for the month in which the Closing occurs or the most recent preceding anniversary thereof, as applicable. "Consumer Price Index" shall mean the Consumer Price Index for all Urban Consumers U.S. City Average, All Items (1982-84=100), published by the Bureau of Labor Statistics of the United States Department of Labor, or any successor index thereto, appropriately adjusted; provided, that, if there shall be no successor index, a substitute index with respect to the United States shall be selected by the parents. "Retail Price Index" shall mean the General Index of Retail Prices published by the Office for National Statistics of the U.K., or any successor index thereto, appropriately adjusted; provided, that, if there shall be no successor index, a substitute index with respect to the U.K. shall be selected by the parents. Such adjustment shall be calculated by the Independent Auditor and reported to the parents no later than 30 days following the date upon which the Consumer Price Index and Retail Price Index information for the latest applicable month is available.

     11.17 Enforcement. The parties expressly agree and acknowledge that each parent shall be entitled, directly and on its own behalf, (a) to enforce any of the provisions of this Article 11 and to seek any remedies provided in this Agreement, or otherwise available by law, for the violation of such provisions both on behalf of itself and on behalf of Thistle BV, and (b) to claim its pro rata share of any harm to the Newco Group caused by the breach by the other parent or its Group Companies of this Article 11, notwithstanding that the harm resulting from any such breach is only to the Newco Group or the Venture Business, and Thistle BV shall not be entitled to any duplicative recovery for the same breach.

     11.18 Farland.

     (a) For a period of two years  following  the Closing,  the  provisions  of
Article 11 shall not apply to (i) BT's equity interests in Farland B.V., a Besloten Vennootschap organized under the law of The Netherlands ("Farland"), or
(ii) BT's indirect interest in any Assets or Subsidiaries of Farland.

     (b) On or prior to the second anniversary of the Closing, BT will offer to sell to Thistle BV or its designee, in one or more transactions, and on customary terms and conditions, an aggregate of approximately 30% of the then outstanding equity of Farland or the ultimate parent of Farland (the "Farland Equity Stake"). Any such decision by Thistle BV to purchase an equity interest in Farland shall be made by the Class A Representatives only, with no other vote of any other Representative being required.

     (c) If BT and Thistle BV cannot agree on the sale price for the Farland Equity Stake, the sale price will be determined by reference to the appraisal procedures set forth in Annex 2.

     (d) Notwithstanding Section 11.18(b), from and after the second anniversary of the Closing, BT will own, directly or indirectly, not more than 25% of the equity interests in Farland or the Farland Equity Stake.

                       ARTICLE 12 RESTRICTIONS ON TRANSFER

     12.1 General Prohibition.

     (a) After the Closing Date, except as provided in Section 12.2, 12.3, 23.3 or 23.4, (i) neither the AT&T Parties nor the BT Parties shall directly or indirectly sell, transfer, assign, charge, mortgage, hypothecate, pledge, encumber, grant a security interest in, grant any right or option or create any convertible, exchangeable or derivative security with respect to, grant any limited right (beperkt recht) with respect to, issue any depositary receipts for, or otherwise dispose of (whether by operation of law or otherwise) (each, a "Transfer") any of their shares or other equity interests in Thistle BV (but in the case of Thistle BV, subject to Section 12.3), DirectorCo, the Newco Services Company or any of the Newco Subsidiaries and, in the case of AT&T or BT, any of its shares in VLT or BT Holdings (but in the case of BT Holdings, subject to Section 12.3), respectively, or with respect to any of the foregoing, any rights or interests therein or thereto or in the proceeds thereof, and (ii) Thistle BV shall not, and shall cause the other members of the Newco Group not to, and VLT and BT Holdings, in their capacity as shareholders of Thistle BV, shall cause

Thistle BV and the other members of the Newco Group not to, and the parents shall cause their direct and indirect Subsidiaries and Affiliates that are shareholders or members of the Newco Subsidiaries not to, Transfer any shares or other equity interests in any member of the Newco Group or any rights or interests therein or thereto or in the proceeds thereof to any third party; provided, however, that notwithstanding the foregoing, the provisions of this
Section 12.1 shall not prohibit any Business Combination or Change of Control involving, or sale or other Transfer of, any of the Voting Securities of a parent.

     (b) Any attempt to Transfer any shares or other equity interests in Thistle BV, DirectorCo, the Newco Services Company, the Newco Subsidiaries, VLT or BT Holdings or any rights or interests therein or thereto or in the proceeds thereof, in violation of this Article 12 shall be null and void ab initio, and Thistle BV shall not, and the parties shall cause DirectorCo, the Newco Services Company, the Newco Subsidiaries, VLT and BT Holdings not to, register or recognize any such Transfer.

     12.2 Permitted Transfers. Subject to Section 12.4, either parent may, with the prior written consent of the other parent, which consent shall not be unreasonably withheld or delayed, cause the shares or other equity interests in VLT, BT Holdings, Thistle BV, DirectorCo, the Newco Services Company or any of the Newco Subsidiaries held by it or one of its Subsidiaries or Affiliates to be transferred to a direct or indirect wholly-owned Subsidiary of such parent; provided, that, (i) the transferring parent confirms in writing that it remains obligated to perform the obligations contemplated to be performed by it pursuant to this Agreement and the other Transaction Agreements; (ii) such transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement and, to the extent applicable, the other Transaction Agreements; (iii) the Transfer complies in all respects with the provisions of this Agreement and the applicable Charter Documents or constitutive documents of the Newco Subsidiaries; and (iv) the transferee shall have agreed in writing to re-Transfer such shares or equity interests in Thistle BV, DirectorCo, the Newco Services Company or the Newco Subsidiary to the transferring parent or one of its other wholly-owned Subsidiaries if it no longer qualifies as a wholly-owned Subsidiary of the transferring parent.

     12.3 Transfer of BT Holdings and Thistle BV Shares.

     (a) The prohibition on the Transfer of any shares in BT Holdings or Thistle BV shall apply for a period commencing on the Closing Date and ending on the 10th anniversary thereof.

     (b) If, on or prior to the 10th anniversary of the Closing Date, Netherlands counsel mutually acceptable to the parents confirms to the parties that an extension of the prohibition on the Transfer of shares in BT Holdings or Thistle BV will not be enforceable under Netherlands laws, VLT and BT Holdings may Transfer any or all of their direct shares in Thistle BV and BT may Transfer any or all of its shares in BT Holdings; provided, that, if any such party does so Transfer any or all of its shares in Thistle BV or BT Holdings, (i) it shall be required concurrently to Transfer all of its equity interests in DirectorCo to the other parent; (ii) the transferee may not be, or be a Group Company of, a Major Competitor of the other parent; (iii) the transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement and, to the extent applicable, the other Transaction Agreements (as amended to reflect the changes described in clause (vi)); (iv) in the case of Thistle BV, the Transfer complies in all respects with the provisions of this Agreement and the Thistle BV Charter Documents; (v) the provisions of Article 11 shall upon such Transfer immediately cease to have any force or effect with respect to the other parent and its Group Companies; (vi) the parties shall amend this Agreement and the DirectorCo Charter Documents appropriately to reflect the change in ownership of the equity interests in DirectorCo and changes in the governance provisions such that the non-Transferring parent shall have exclusive management and control of DirectorCo and in respect of all actions or decisions to be undertaken or made by DirectorCo as the sole director of the Management Board; and (vii) the other parent shall be entitled to cause a Distribution of Netco, in which case the provisions of Schedule 13.2 shall apply (it being understood that the other parent may or may not elect to do so).

     (c) If, on or prior to the 10th anniversary of the Closing Date, such Netherlands counsel confirms that the continued prohibition on the Transfer of shares in Thistle BV or BT Holdings will be enforceable under Netherlands law, then following such 10th anniversary, the prohibition on the Transfer of shares in Thistle BV or BT Holdings shall be extended for the maximum period then permitted under Netherlands law. Thereafter, the provisions of Section 12.3(b) and this Section 12.3(c) shall apply again on or prior to the expiration of any such period or periods of extension.

     12.4 Tax Consequences. Notwithstanding Section 12.2 or 12.3 and except as provided in Section 12.6, no Transfer of any shares or equity interests in VLT, BT Holdings, Thistle BV, DirectorCo, the Newco Services Company or the Newco Subsidiaries or any rights or interests therein or thereto or in the proceeds thereof shall be made or recognized if it would result in more than de minimis adverse Tax consequences to either parent, any of its Affiliates or Thistle BV.

     12.5 Approval of Share Transfers. Each of the AT&T Parties and the BT Parties hereby waives the application of any of the provisions of the Thistle BV Charter Documents which if enforced would block or delay any Transfer of the shares of Thistle BV that is permitted or required to be made by this Agreement and agrees to vote all of its shares of Thistle BV in favor of the approval of any such Transfer.

     12.6 Netco Distribution. For the avoidance of doubt, the restrictions in this Article 12 shall not apply to any Distribution of Netco pursuant to Section 12.3, 13.2(a), 14.3(c), 16.4(c), 23.2(d), 23.6(b) or 27.1(c).

                                   ARTICLE 13
                CONSEQUENCES OF INVESTMENT BY A MAJOR COMPETITOR

     13.1 Triggering Transaction. If any Person (together with its Subsidiaries, Affiliates and all Persons with whom it is acting as a Group) that is a Major Competitor of AT&T or BT acquires, directly or indirectly, beneficial ownership of (a) 25% or more but less than 30% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities of the other parent (referred to below as the "Investee") and satisfies the Influence Test, (b) 30% or more but less than 45% of the Outstanding Company Common Stock or the Outstanding Company

Voting Securities of the Investee, regardless of whether the Influence Test is met, or (c) 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities of the Investee and the provisions of paragraph (d) of the definition of "Influence Test" are met (with or without a Limitation), then, effective upon the consummation of the transaction in which the Person acquires such Outstanding Company Common Stock or Outstanding Company Voting Securities of the Investee (the "Triggering Transaction"), the following provisions of this
Article 13 shall apply.  Any Person who satisfies the  conditions of clause (a),
(b) or (c) of this Section 13.1 shall be referred to in this Agreement as a "Triggering Person."

     13.2 Remedies. Except as otherwise set forth in this Article 13, but notwithstanding anything else in this Agreement to the contrary, the following remedies will be available immediately if there is a Triggering Person:

     (a) The member of DirectorCo affiliated with the parent other than the Investee (the "Other Parent") shall be entitled to appoint an additional Representative to the DirectorCo Board and the Other Parent shall have the right to cause Thistle BV, to the extent permitted by Applicable Law, to distribute or cause the distribution of the equity interests in Netco or the shareholders of Netco, to the shareholders of Thistle BV or their designees on a pro rata basis (such transfer, a "Distribution of Netco"), and the provisions of Schedule 13.2 shall apply with respect thereto and any Taxes arising in connection with such Distribution of Netco shall be borne by the Investee (it being understood that the Other Parent may elect none, either or both of such remedies);

     (b) The Other Parent shall have the right unilaterally to hire, appoint and remove the CEO; and

     (c) The Other Parent shall have the right to nominate the CFO; provided, however, that the appointment of the CFO shall continue to require the approval of the Management Board in accordance with Section 3.5(b).

     13.3 Right to Cure. Within the two year period following consummation of the Triggering Transaction, the Investee shall have the right to remedy the situation so that the Triggering Person does not meet the share ownership thresholds set forth in Section 13.1 (unless any Person shall thereafter nonetheless independently satisfy the definition of "Triggering Person") either
(a) in the case of a Person who became a Triggering Person as a result of clause
(a) of Section 13.1, eliminating the conditions that cause the Influence Test to be satisfied, (b) in the case of a Person who became a Triggering Person as a result of clause (b) of Section 13.1, eliminating the conditions, if any, that cause the Influence Test to be satisfied and causing the ownership of the Outstanding Company Common Stock or the Outstanding Company Voting Securities of the Investee to be less than 30%, or (c) in the case of a Person who became a Triggering Person pursuant to clause (c) of Section 13.1, if the Influence Test is met with a Limitation, by eliminating the conditions, if any, that cause the Influence Test to be satisfied and causing the ownership of the Outstanding Company Common Stock or the Outstanding Company Voting Securities of the Investee to be less than 20%. In the case of a Person who became a Triggering Person pursuant to clause (c) of Section 13.1, if the Influence Test is not met with a Limitation, the Investee shall not have the right to remedy the situation and the provisions of Section 13.2 shall be in effect immediately upon consummation of the Triggering Transaction. In all other cases, if the Investee remedies the situation to the reasonable satisfaction of the Other Parent, the provisions of Section 13.2 shall no longer apply such that (x) the right to appoint an additional Representative to the DirectorCo Board shall cease, and
(y) the rights of the Other Parent in Sections 13.2(b) and (c) shall terminate.

     13.4 Right to Cause Dissolution of the Newco Group. If the Investee shall not have remedied the situation as provided in Section 13.3 within the two year period following the consummation of the Triggering Transaction (including a Triggering Transaction in which the Influence Test is met with a Limitation), in addition to the rights of the Other Parent in Section 13.2, the Other Parent shall have the right, exercisable by notice in writing to the Investee within 60 days following the expiration of the two year cure-period, to elect to cause a dissolution of the Newco Group. Such dissolution shall be completed as soon as practicable following such notice by the Other Parent, but in any event, subject to compliance with mandatory requirements of Applicable Law, within two years following the date of such notice. The provisions of Section 23.9 shall apply to a dissolution of the Newco Group initiated under this Section 13.4.

     13.5 Immediate Right to Dissolve the Newco Group. If a Person becomes a Triggering Person as a result of clause (c) of Section 13.1 and if the Influence Test is not met with a Limitation, the Other Parent shall have the right, exercisable by notice in writing to the Investee within 60 days following the consummation of the Triggering Transaction, to elect to cause a dissolution of the Newco Group. Such dissolution shall be completed as soon as practicable following such notice by the Other Parent, but in any event, subject to compliance with mandatory requirements of Applicable Law, within two years following the date of such notice. The provisions of Section 23.9 shall apply to a dissolution of the Newco Group initiated under this Section 13.5.

     13.6 Application of Remedies. From the time a Person becomes a Triggering Person and throughout the period of the dissolution of the Newco Group, if a dissolution is elected, the provisions of Section 13.2 shall apply. If the Other Parent does not elect to cause a dissolution of the Newco Group within the period when it has the right to do so, the provisions of Section 13.2 shall continue to apply.

     13.7 Other Remedies. The rights and remedies set forth in this Article 13 shall be in addition to, and not exclusive of, any other rights or remedies to which the Other Parent may be entitled if the circumstances creating the Triggering Transaction also give rise to rights or remedies under any other provision of this Agreement (excluding, other than in the case of a Covered Investor or a Change of Control, Article 11) or Applicable Law.

                                   ARTICLE 14
                              STANDSTILL PROVISIONS

     14.1 Standstill Restrictions. From the date of this Agreement until (x) the second anniversary of the date of termination of this Agreement, (y) the completion of the dissolution of the Newco Group pursuant to Section 11.2(d), 11.5(c)(iii), 13.4, 13.5, 23.2, 23.4, 23.5 or 23.7, or otherwise or (z) the closing of any sale of the Put Shares or Call Shares, whichever is the latest (excluding any such event that is incapable of occurring), the parents shall not, and shall cause their Affiliates (excluding any employee benefit plan of a parent or its related trust) not to:

     (a) acquire, publicly announce an intention to acquire, publicly offer to acquire or propose to the board of directors of the other parent to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any Outstanding Company Common Stock or Outstanding Company Voting Securities (in either case, the "Voting Securities") of the other parent, or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities of the other parent, except that BT may, directly or indirectly, acquire up to 100,000 shares of the Voting Securities of AT&T in order to achieve capital gains grouping between BT and one or more U.K. resident Subsidiaries of Thistle BV;

     (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) to vote any Voting Securities of the other parent, initiate or propose any shareholder proposal or intentionally induce any other Person to initiate any shareholder proposal;

     (c) make any proposal, whether written or oral, to the board of directors of the other parent, or make any public announcement or public proposal whatsoever, with respect to a merger or other business combination, sale or transfer of assets, recapitalization, liquidation or other extraordinary corporate transaction with the other parent or any other transaction which could result in a Change of Control of such other parent, or intentionally induce any other Person to make any such proposal;

     (d) form, join or in any way participate in a group with respect to any Voting Securities of the other parent;

     (e) otherwise act, alone or in concert with others, intentionally to seek to exercise any influence over the management or board of directors of the other parent, excluding (i) any discussions between or among representatives of the AT&T Parties, the BT Parties, Thistle BV or the Newco Group that properly relate to the operation of the Newco Group or DirectorCo or the participation of VLT or BT Holdings as shareholders in Thistle BV or the relevant Affiliates of AT&T or BT as shareholders or members in DirectorCo, Newco Services Company or any of the Newco Subsidiaries as contemplated by the Transaction Agreements or any other informal and non-coercive discussions among members of senior management, and (ii) statements made by a parent regarding the business or operations of the other parent that were not made with a view to seeking Control of the other parent;

     (f) make a public request to the other parent (or its directors, officers, shareholders, employees or agents) to amend, waive or modify or not to enforce any provisions of this Article 14;

     (g) take any action which is reasonably likely to require the other parent to make a public announcement regarding the possibility of any transaction referred to in clause (c) above or similar transaction; or

     (h) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing clauses (a) through (g).

     14.2 Release of Standstill.

     (a) If any third party (i) makes any offer to the board of directors or shareholders of either parent to acquire or has acquired more than 10% but less than 45% of the Voting Securities of such parent (the "target parent"), and such third party is financially capable of completing such acquisition or (ii) makes an offer to the board of directors of either parent with respect to an Acquisition Proposal (as defined below) involving the target parent (for the avoidance of doubt, excluding any open market purchases of 10% or less of the Voting Securities of a Person or the issuance by either parent of Voting Securities in connection with the acquisition of a business or assets), and such third party is financially capable of completing the acquisition of such Voting Securities, (x) in the case of clause (i), the other parent may make an offer comparable in scope to the third party offer to the target parent, and (y) in the case of clause (ii), the other parent shall no longer be bound by the restrictions set forth in Section 14.1 until such offer has been withdrawn or terminated, in which case the restrictions of Section 14.1 shall be reinstated; provided, however, that neither the board of directors nor the management of the target parent shall be required to accept the offer from the other parent or give such offer any preference over the third party offer or any other offers made by other third parties; and provided, further, however, that in the case of clause (ii), the other parent, if it chooses to make an Acquisition Proposal for the target parent during a period in which the restrictions of Section 14.1 do not apply, will not make such Acquisition Proposal for less than the percentage of the Voting Securities of the target parent that is the subject of the third party's Acquisition Proposal.

     (b) If either AT&T or BT makes a public announcement that it has reached agreement with a third party with respect to an Acquisition Proposal or that it is considering alternatives including Acquisition Proposals from third parties, the other parent may thereafter make an Acquisition Proposal to the board of directors or shareholders of AT&T or BT, as the case may be, and shall no longer be bound by the restrictions set forth in Section 14.1. For the purposes of this Section, an "Acquisition Proposal," with respect to any Person, shall mean any proposal made by a financially capable third party to effect (i) a Change of Control of such Person, (ii) a Business Combination, or (iii) any other acquisition of 45% or more of such Person's Voting Securities.

     (c) If an event specified in paragraph (b) of the definition of Change of Control shall have occurred, the other parent shall no longer be bound by the restrictions set forth in Section 14.1.

     14.3 Breach of Standstill Provisions.

     (a) If a parent breaches its obligations in Section 14.1, the other parent may bring a suit, action or proceeding directly to the District Court to enjoin such breach, and need not refer the matter to the Wise Counselor.

     (b) Each parent acknowledges and agrees that the other parent would be irreparably damaged if it breaches its obligations in Section 14.1. It is accordingly agreed that the non-breaching parent, in addition to any other remedy to which it may be entitled at law or equity, shall be entitled to an injunction to prevent breaches of Section 14.1 and to enforce specifically the terms of this Article and to seek a substantial award of damages, including damages resulting from the disruption of its business and interference with its ongoing Governmental Approvals or Permits as a result of such breach.

     (c) Without limiting the foregoing, if a parent breaches its obligations in
Section 14.1, the non-breaching party may exercise any or all of the following rights:

     (i) The non-breaching party shall have the right, by notice in writing to the breaching party within 90 days after the occurrence of the breach, to elect to cause a dissolution of the Newco Group. Such dissolution shall be completed as soon as practicable following such notice by the non-breaching party, but in any event, subject to compliance with mandatory requirements of Applicable Law, within two years following the date of such notice. Except as provided in this
Section 14.3(c), the provisions of Section 23.9 shall apply to a dissolution of the Newco Group initiated under this Section;

     (ii) The provisions of Article 11 shall be of no further force or effect with respect to the non-breaching party and its Group Companies from and after the occurrence of the breach. The provisions of Article 11 shall be of no further force or effect with respect to the breaching party and its Group Companies from and after the completion of the dissolution of the Newco Group;

     (iii) The Affiliate of the non-breaching party that is a member of DirectorCo shall be entitled to appoint an additional Representative to the DirectorCo Board for a period of five years commencing on the date of the occurrence of the breach; and

     (iv) The non-breaching party shall be entitled to cause a Distribution of Netco, in which case, the provisions of Schedule 13.2 shall apply with respect thereto. Any Taxes arising in connection with such Distribution of Netco shall be borne by the breaching party.

                                   ARTICLE 15
                   CONTRIBUTION OF ASSETS; ASSUMED LIABILITIES

     15.1 Initial Capital Contributions.

     (a) Schedule 15.1A and Schedule 15.1B identify certain businesses, contracts and other assets to be contributed (collectively, the "Initial Contributed Assets") by the AT&T Sellers and the BT Sellers, respectively, to Thistle BV and the Newco Subsidiaries on the Closing Date.

     (b) On the Closing Date, Thistle BV or a Newco Subsidiary will assume:

     (i) Liabilities arising out of, relating to or resulting from the AT&T GCS Business from and after the Closing Date and any Excluded AT&T Liabilities to the extent AT&T ceases to be liable to indemnify Thistle BV in respect thereof as provided in Section 25.4(c) (collectively, the "Assumed AT&T Liabilities"); and

     (ii) Liabilities arising out of, relating to or resulting from the BT GCS Business from and after the Closing Date, the Assumed Concert Purchase Debt, the

Indebtedness of Concert as contemplated by Section 15.7(a), Liabilities of Concert that are reflected in the Concert Financials or that arise or have arisen in the ordinary course of business from April 1, 1998 to the Closing Date (but excluding any material Liabilities associated with material Actions that arise or occur prior to the Closing Date), and any Excluded BT Liabilities to the extent BT ceases to be liable to indemnify Thistle BV in respect thereof as provided in Section 25.4(d) (collectively, the "Assumed BT Liabilities," and together with the Assumed AT&T Liabilities, the "Assumed Liabilities").

     (c) To effectuate the transfer of the Initial Contributed Assets and assumption of the Assumed Liabilities, in each case as updated pursuant to
Section 15.1(d), Thistle BV and each parent shall, and shall cause its relevant Affiliates to, at the Closing, (i) in the case of the AT&T Sellers, enter into the Asset Contribution Agreement (AT&T), and (ii) in the case of the BT Sellers, enter into the Asset Contribution Agreement (BT).

     (d) The schedules to the Asset  Contribution  Agreements  shall be based on
Schedule 15.1A and Schedule 15.1B attached hereto but shall, on or prior to the Closing Date, be updated to (i) reflect changes to specific businesses or assets as a result of dispositions, capital expenditures and other transactions permitted in this Agreement and corresponding changes in the Liabilities to be transferred or assumed in connection therewith and to reflect whether the AT&T Assets or the BT Assets, as the case may be, will be contributed directly or through Contributed AT&T Subsidiaries or Contributed BT Subsidiaries, as the case may be and (ii) include contracts with customers (but not with additional Qualifying MNC Customers) which are in effect on the date hereof and the revenues for which were included in the preparation of the business plan previously agreed by the parents. No later than 10 days prior to the Closing Date, each parent shall provide to the other parent for its review an updated schedule of the assets and Liabilities to be contributed by it at the Closing. The parents shall endeavor to resolve by the Closing Date any disagreements between them relating to the updated schedules.

     (e) The parties agree that no assets will be transferred from any employee benefit plan or trust of either parent or its Affiliates to any member of the Newco Group or any benefit plan or trust of any member of the Newco Group.

     15.2 Management Board Valuation; Accountants' Statement. At the Closing, the AT&T Parties and the BT Parties shall cause DirectorCo, in its capacity as the sole director of Thistle BV, to prepare a description of the AT&T Assets and the BT Assets complying with the requirements of Book 2, article 204a, of the Dutch Civil Code (the "Management Board Valuation"), setting forth (i) a description of the AT&T Assets and the BT Assets, (ii) the total valuation assigned to the AT&T Assets and the BT Assets and (iii) the method(s) used in arriving at such valuation. The parents shall use their Reasonable Best Efforts to obtain at the Closing a statement of PricewaterhouseCoopers or another qualified accounting firm acceptable to the parents, complying with the requirements of Book 2, article 204b, of the Dutch Civil Code (the "Accountants= Statement") to the effect that the value of the AT&T Assets and BT Assets is at least equal to the aggregate par value of the shares of Thistle BV to be issued at the Closing in consideration for the contribution of the AT&T Assets and BT Assets. At the Closing, Thistle BV=s capital surplus (agio) account shall be credited with an amount equal to the amount by which the value of the AT&T Assets and BT Assets as set forth in the Management Board Valuation exceeds the aggregate par value of the shares of Thistle BV issued in exchange for the AT&T Assets and the BT Assets.

     15.3 Transfers.

     (a) At the Closing, upon the terms and subject to the conditions set forth herein and in the Asset Contribution Agreement to which it is a party:

     (i) AT&T shall, and shall cause the other AT&T Sellers to, transfer the Assets to be contributed by them as set forth in Schedule 15.1A, as updated pursuant to Section 15.1(d) (the "AT&T Assets") and the share capital in any Contributed AT&T Subsidiary to be contributed by them, as of the Closing, subject to Section 15.3(d), free and clear of all Liens consisting of pledges, mortgages, security interests, claims, leases or voluntary liens, to Thistle BV and the relevant Newco Subsidiaries;

     (ii) BT shall, and shall cause the other BT Sellers to, transfer the Assets to be contributed by them as set forth in Schedule 15.1B, as updated pursuant to
Section  15.1(d) (the "BT  Assets"),  the share  capital in any  Contributed  BT
Subsidiary to be contributed by them and the Assets of the Contributed BT Subsidiaries to be, as of the Closing, subject to Section 15.3(e), free and clear of all Liens consisting of pledges, mortgages, security interests, claims, leases or voluntary liens, other than, in the case of Concert, the Liabilities described in clauses (i), (ii) and (iii) of paragraph (c) of the definition of "Excluded BT Liabilities," to Thistle BV and the relevant Newco Subsidiaries; and

     (iii) Thistle BV or the relevant Newco Subsidiaries shall assume the Assumed Liabilities.

     (b) In addition to the Assets set forth on Schedule 15.1A and Schedule 15.1B, each parent will, or will cause its Subsidiaries to, contribute to Thistle BV or the relevant Newco Subsidiary all personal property that is exclusively used in the AT&T GCS Business and BT GCS Business, respectively.

     (c) To the extent that ownership of the AT&T Assets and BT Assets or assumption of the Assumed Liabilities by Thistle BV would cause Thistle BV to cease to be a Qualified Holding Company, Thistle BV shall at the Closing cause such AT&T Assets and the BT Assets and Assumed Liabilities to be transferred to or assumed by one or more of the Newco Subsidiaries; provided, however, that the foregoing shall not limit or alter any obligation of Thistle BV pursuant to
Article 25.

     (d) Thistle BV shall use its commercially reasonable efforts to cause itself or one of the Newco Subsidiaries to be substituted in all respects for AT&T or any of AT&T's Affiliates (except the Contributed AT&T Subsidiaries) under, and shall use its commercially reasonable efforts to cause AT&T and any such Affiliates to be released and fully discharged from, any Liability relating to, arising out of or resulting from any and all Assumed AT&T Liabilities, including all Liabilities of AT&T or any such Affiliate (x) under any Contributed AT&T Contract and (y) under each of the guarantees, letters of credit, letters of comfort, bid bonds, performance bonds and similar obligations obtained or issued by AT&T or any such Affiliate for the benefit of any of the Contributed AT&T Subsidiaries or otherwise relating to the AT&T GCS Business (all of the foregoing, the "AT&T Guarantees").

     (e) Thistle BV shall use its commercially reasonable efforts to cause itself or one of the Newco Subsidiaries to be substituted in all respects for BT or any of BT's Affiliates (except the Contributed BT Subsidiaries) under, and shall use its commercially reasonable efforts to cause BT and any such Affiliates to be released and fully discharged from, any Liability relating to, arising out of or resulting from any and all Assumed BT Liabilities, including all Liabilities of BT or any such Affiliate (x) under any Contributed BT Contract and (y) under each of the guarantees, letters of credit, letters of comfort, bid bonds, performance bonds and similar obligations obtained or issued by BT or any such Affiliate for the benefit of any of the Contributed BT Subsidiaries or otherwise relating to the BT GCS Business, including the guarantees, letters of credit, letters of comfort, bid bonds, performance bonds and other obligations set forth on Schedule 15.3(e) (all of the foregoing, whether or not on such Schedule, the "BT Guarantees").

     (f) In principle, share capital of the Contributed AT&T Subsidiaries and the Contributed BT Subsidiaries, the AT&T Assets and the BT Assets and the Assets of the Contributed BT Subsidiaries shall be contributed to the Newco Group free and clear of all Liens consisting of pledges, mortgages, security interests, claims, leases or voluntary liens other than, in the case of Concert, the Liabilities described in clauses (i), (ii) and (iii) of paragraph (c) of the definition of "Excluded BT Liabilities." Notwithstanding the foregoing, if, during the process of updating Schedule 15.1A and Schedule 15.1B as provided in
Section 15.1(d), an Asset may be contributed to the Newco Group subject to a Lien consisting of pledges, mortgages, security interests, claims, leases or voluntary liens, the party that is contributing such Asset shall also make a cash contribution to Thistle BV in an amount determined by the contributing party using its best good faith judgment to be the value or amount of such Lien or, if Thistle BV is contributing such Asset, it may, at its option, forgive a portion of the outstanding Assumed Concert Purchase Debt. Any such capital contribution shall be made by wire transfer of same day funds on the Closing Date. The amount of such cash capital contribution shall be credited to the capital surplus (agio) account of Thistle BV.

     (g) As of the Closing, (i) AT&T shall eliminate, either by cancellation or settlement as it shall determine, net intercompany receivables, payables and loans existing between AT&T or any of its Affiliates (other than the Contributed AT&T Subsidiaries), on the one hand, and the Contributed AT&T Subsidiaries, on the other hand, and (ii) BT shall eliminate, either by cancellation or settlement as it shall determine, net intercompany receivables, payables and loans existing between BT or any of its Affiliates (other than the Contributed BT Subsidiaries), on the one hand, and the Contributed BT Subsidiaries, on the other hand.

     (h) At the Closing, with respect to prepaid expenses, deferred revenue and similar items relating to the AT&T GCS Business and BT GCS Business, each parent and Thistle BV or the relevant Newco Subsidiary shall do a proration thereof for the period prior to and including the Closing Date and for the period from and after the Closing Date. The amounts thereof for the period prior to and including the Closing Date shall be for the account of the parent or its relevant Affiliate and the amounts thereof for the period from and after the Closing Date shall be for the account of Thistle BV or the relevant Newco Subsidiary. Each parent, on the one hand, and Thistle BV, on the other hand, shall cooperate to make appropriate arrangements to effect the proration described herein and to ensure that accounts receivable with respect to the pre-Closing period are for the account of each parent.

     15.4 Minimum Contribution.

     (a) The parties agree that, on the Closing Date (i) AT&T shall be obligated to contribute or cause to be contributed Global Network Facilities (other than Managed Network Services Facilities), and work-in-process related thereto arising from money invested or spent but not merely committed to (such work-in-process, "WIP"), with a net book value of no less than an amount calculated for AT&T in accordance with Schedule 15.4 (the "AT&T Minimum
Contribution") and (ii) BT shall be obligated to contribute or cause to be contributed Global Network Facilities (other than Managed Network Services Facilities) and WIP with a net book value of no less than an amount calculated for BT in accordance with Schedule 15.4 (the "BT Minimum Contribution") (it being agreed that the value of BT IntermediateCo, Concert Holdings and its Subsidiaries shall not be included in the determination of the BT Minimum Contribution). The AT&T Minimum Contribution and the BT Minimum Contribution are referred to as the "Minimum Contributions" and individually a "Minimum Contribution".

     (b) On the Closing Date, the parents shall jointly instruct an internationally recognized firm of independent certified public accountants of outstanding reputation that is mutually acceptable to the parents (the "Designated Accountants") to conduct a verification of the net book value of the Global Network Facilities (other than Managed Network Services Facilities) and WIP constituting a part of the BT Assets and the AT&T Assets as of the Closing Date as listed on Schedule 15.1A and Schedule 15.1B as such Schedules are updated prior to the Closing Date in accordance with Section 15.1(d). For the purposes of determining the net book values, the Designated Accountants will be instructed to use, in the case of the applicable BT Assets, the accounting policies and practices of BT used in determining the net book values of the Global Network Facilities (other than those owned by BT IntermediateCo, Concert Holdings and their Subsidiaries) that are listed on Schedule 15.1B, which values have been separately agreed to by the parents, and in the case of the applicable AT&T Assets, the accounting policies and practices of AT&T used in determining the net book values of the Global Network Facilities that are listed on Schedule 15.1A, which values have been separately agreed to by the parents, in each case as such accounting policies and practices are consistently applied. The parents shall jointly instruct the Designated Accountants to complete their verification and issue their report thereon within 15 days following the Closing Date or as soon thereafter as the Designated Accountants can do so but in any event no later than 25 days after the Closing Date. The fees and expenses of the Designated Accountants shall be borne equally by the parents. The Designated Accountants shall act as an expert and not as an arbitrator. Absent manifest error, the net book values determined by the Designated Accountants shall be final and binding on the parents and the parents expressly waive any right they may have to seek judicial review of such determination on any ground.

     (c) If the Designated Accountants determine and state in their report that the Contribution of Global Network Facilities (other than Managed Network Services Facilities) and WIP as listed on Schedule 15.1A and Schedule 15.1B, as such Schedules are updated to the Closing Date in accordance with Section 15.1(d) (i) by AT&T is less than the AT&T Minimum Contribution or (ii) by BT is less than the BT Minimum Contribution, then either or both of the relevant parents, as the case may be, shall be required to make up the shortfall between its Minimum Contribution and the net book value of its Global Network Facilities (other than Managed Network Services Facilities) and WIP so determined by making a cash capital contribution to Thistle BV (or, in the case of BT, by forgiving all or a portion of the outstanding Assumed Concert Purchase Debt) in the amount of such shortfall. Any such cash capital contribution shall be made by wire transfer of same day funds within five days after the delivery by the Designated Accountants of their report to each of the parties, but in no event later than 30 days after the date of Contribution of the AT&T Assets and the BT Assets. The amount of such cash capital contribution shall be credited to the capital surplus (agio) account of Thistle BV.

     15.5 Concert Shares.

     (a) Concert Holdings Ltd. ("Concert Holdings"), a wholly-owned Subsidiary of BT, owns, legally, beneficially and of record, 100% of the share capital of Concert and BT, through BT Holdings, owns legally, beneficially and of record 100% of the share capital of Concert Holdings. After the date of this Agreement and prior to the Closing, BT Holdings will form a wholly-owned Subsidiary ("BT IntermediateCo") to which it will contribute all of the share capital of Concert Holdings, which will thereafter own legally, beneficially and of record 100% of the share capital of Concert Holdings. At the Closing, BT Holdings will contribute the share capital in Concert to the Newco Group by transferring to Thistle BV its equity interests in BT IntermediateCo, which will thereafter own legally, beneficially and of record 100% of the share capital of BT IntermediateCo.

     (b) The parents acknowledge that prior to the date of this Agreement, Concert Holdings acquired from MCI the 24.9% equity interest in Concert previously held by MCI (the "Purchased Shares") and that such purchase of the Purchased Shares has been financed by BT Holdings by debt with interest rates and other provisions on market terms. The amount of Indebtedness of Concert Holdings incurred to fund the purchase of the Purchased Shares and to be assumed by Thistle BV or any of the Newco Subsidiaries does not exceed $1 billion (the "Assumed Concert Purchase Debt"). For the purposes of this Section 15.5, subject to Section 15.5(c), the term "Cap" means $500 million.

     (c) Prior to the Closing, BT will negotiate with AT&T in good faith to purchase for fair market value a package of assets from AT&T or any of its Affiliates for an amount equal to the Cap. Without being required to offer any particular assets to BT, AT&T will use its Reasonable Best Efforts to offer to BT a package of assets, and negotiate in good faith with respect thereto, with the mutual intention that the downward adjustment in the Cap referred to below in this Section 15.5(c) will not be necessary. The assets to be offered by AT&T will include assets located in Continental Europe, in North America, and in such other locations as may be reasonably agreed by AT&T and BT; provided, that, any assets located in the United States to be offered by AT&T shall be selected by AT&T in its discretion. If the parents cannot agree on the valuation of the assets being offered by AT&T to BT, either parent may, by written notice to the other, require that the valuation be determined by an Appraiser pursuant to the provisions of Annex 2. Any sale and purchase of assets pursuant to this Section 15.5(c), shall be in accordance with terms and conditions mutually acceptable to the parents and set forth in a definitive stock or asset purchase agreement, which shall contain mutually acceptable provisions regarding the assumption of liabilities and mutually acceptable representations and warranties comparable in nature and scope to those contained herein, which representations and warranties shall not survive the closing of the transactions contemplated therein. It is the intention of AT&T and BT that such stock or asset purchase agreement shall be executed on or before the Closing. The consummation of such sale and purchase shall be as soon as practicable thereafter. If (x) AT&T has complied with its obligations under this Section 15.5(c) and BT or its designee has purchased assets from AT&T pursuant to this Section 15.5(c) with a value less than the Cap or (y) no definitive agreements for the sale and purchase of assets of AT&T with a fair market value equal to the Cap have been entered into or the sale and purchase of such assets has not been consummated, in either case on or prior to the first anniversary of the Closing Date, then on such first anniversary of the Closing Date the Cap will be adjusted downward Dollar-for-Dollar in AT&T's favor to offset the difference between the Cap and the value of the assets purchased and BT Holdings shall, at its option, make a cash capital contribution to Thistle BV or forgive a portion of the outstanding Assumed Concert Purchase Debt, in either case in an amount equal to two times such difference, subject to the provisions of the following sentence. The requirement that the sale and purchase of AT&T assets be consummated by BT on or prior to the first anniversary of the Closing Date shall be postponed by the same amount of time involved, but for no longer than one year thereafter, in receiving regulatory approvals if any regulatory approval is not received in a prompt and timely manner and without delay, for any reason other than a failure by BT diligently to pursue such regulatory approvals in good faith (without any obligation on BT to incur more than de minimis cost or compromise any of its other business interests). The amount of any such cash contribution to Thistle BV shall be credited to the capital surplus (agio) account of Thistle BV.

     15.6 Non-Concert Product Contributions. Within 30 days following the Closing Date, each of AT&T and BT shall prepare a statement of profit and loss showing the results after tax for the operation of their Non-Concert Product Contributions during the period from the date of this Agreement to the Closing Date. The applicable tax rate for purposes of such calculation shall be the effective tax rate of the relevant parent reflected in its financial statements for its most recently completed fiscal year. Such statements shall be prepared in accordance with U.S. GAAP in the case of AT&T and U.K. GAAP in the case of BT, in each case consistently applied and consistent with the principles used in the preparation of Schedule 15.6. If the profits after tax from the operation of the Non-Concert Product Contributions of either or both parents shall fail to meet the forecasts of profit after tax set forth in Schedule 15.6, the parent or parents whose Non-Concert Product Contributions is deficient shall cause VLT or BT Holdings, as the case may be, to contribute to Thistle BV within 30 days after the completion of the statement of profit and loss, an additional amount in cash equal to (or, in the case of BT Holdings, BT Holdings may, at its option, forgive a portion of the outstanding Assumed Concert Purchase Debt in an amount equal to) the difference between the forecasted profit and loss of the Non-Concert Product Contributions and the actual profit after tax of such businesses for such period. Notwithstanding the foregoing, if a parent disputes the statement of profit and loss of the other parent, the parents shall jointly instruct the Designated Accountants or such other firm of independent certified public accountants mutually acceptable to them to confirm and verify the disputed statement of profit and loss within 10 days of their appointment, in which case the required capital contribution (or, in the case of BT Holdings, any forgiveness of any portion of the outstanding Assumed Concert Purchase Debt) shall be made within 30 days after the parents' receipt of the report of the Designated Accountants or such other accounting firm. The amount of any cash contribution to Thistle BV pursuant to this Section 15.6 shall be credited to the capital surplus (agio) account of Thistle BV.

     15.7 Concert Funding.

     (a) The parents agree that, from the date of this Agreement to the Closing Date, BT shall cause Concert to be funded by incurring Indebtedness with interest rates and other provisions on market terms.

     (b) Within 30 days after the Closing Date, Thistle BV shall cause the Independent Auditor to prepare a profit and loss account for Concert for the period from March 31, 1998 to the Closing Date. The applicable tax rate for purposes of such calculation shall be the effective tax rate of Concert reflected in its financial statements for its most recently completed fiscal year. If, based on such profit and loss account, Concert has failed to meet the forecasts of net after-tax profits set forth in Schedule 15.7, BT Holdings will within 30 days after its receipt of the profit and loss account either (i) make a capital contribution to Thistle BV in an amount equal to the shortfall between the forecasted net after-tax profits set forth in Schedule 15.7 and the actual net after-tax profits of Concert for the period ending on the Closing Date or
(ii) otherwise appropriately compensate Thistle BV with respect to such shortfall in a manner mutually acceptable to the parents. Notwithstanding the foregoing, if either BT or AT&T disputes the profit and loss account for Concert prepared by the Independent Auditor, the parents shall jointly instruct the Designated Accountants or such other firm of independent certified public accountants mutually acceptable to them to confirm and verify the profit and loss account prepared by the Independent Auditor within 10 days of their appointment, in which case BT Holdings shall make its capital contribution or other mutually acceptable compensation within 30 days after its receipt of the report of the Designated Accountants or such other accounting firm. The amount of any such cash contribution to Thistle BV shall be credited to the capital surplus (agio) account of Thistle BV.

     15.8 Liability for Transaction Gains Taxes. BT shall be responsible for any BT Transaction Gains Taxes other than Excluded Taxes, and AT&T shall be responsible for any AT&T Transaction Gains Taxes other than Excluded Taxes. The parents shall cooperate with each other to minimize any Transaction Gains Taxes to the extent there exists a means of minimizing any such Tax liabilities without adversely affecting the other parent.

     15.9 Issuance of Shares. At the Closing, in consideration for the contribution by the BT Sellers and the AT&T Sellers to the Newco Group of the BT Assets and the AT&T Assets, respectively, Thistle BV shall, and shall cause the applicable Newco Subsidiaries (including Concert Holdings) to, issue the appropriate number and class of shares or other equity interests to AT&T or one of its Affiliates and BT or one of its Affiliates as identified on Schedule 2.2, which in the case of shares of Thistle BV, shall be effected pursuant to a notarial deed of issuance substantially in the form of Exhibit L. If any such shares or other equity interests are evidenced by certificates, such certificates shall bear an appropriate legend stating that the Transfer of the shares or equity interests evidenced thereby is restricted under this Agreement.

     15.10 Waiver of Preemptive Rights. Each of the AT&T Parties and the BT Parties hereby waives the applicability of any preemptive right (voorkeursrecht) to which such party may be entitled with respect to any issuance of shares of Thistle BV required to be made pursuant to this Agreement.

     15.11 United States Tax Treatment. It is the intention of the parents that Thistle BV and all Check the Box Entities shall be treated as partnerships, and all Disregarded Entities shall be treated as entities disregarded from their owner, for U.S. federal income tax purposes. Accordingly, the provisions of Annex 3 are intended, among other things, to achieve for the parents an allocation of the profits and losses of the Newco Group for U.S. federal income tax purposes consistent with the requirements of the provisions of the Code applicable to partnerships. Furthermore, the provisions of Annex 3 shall be interpreted in a manner consistent with the requirements of the Code. The parties agree that the constitutive documents of each Check the Box Entity, other than Thistle BV, will contain provisions consistent with the provisions of Annex 3 and the requirements of the Code. For federal income tax purposes, the parties agree that the adjustments required by Sections 15.4, 15.5, 15.6 and
15.7 shall be made as of the Closing Date. Upon completion of the adjustments in Sections 15.4, 15.5, 15.6 and 15.7, the parties agree that their contributions to the Newco Group will be of equal value.

     15.12 Concert Receivable. BT agrees that disputes concerning intercompany receivables existing on the date hereof on the Clover Financials shall be resolved in Concert's favor.

                                   ARTICLE 16
                        ADDITIONAL CAPITAL CONTRIBUTIONS

     16.1  Future   Contributions  of  Managed  Network   Services   Facilities;
Contracts.

     (a) After  the  Closing,  the  parents  shall  contribute  Managed  Network
Services Facilities to the Newco Group as contemplated by Section 7.4(c). Appropriate Asset Contribution Agreements shall be entered into by the applicable parent or its Affiliates and Thistle BV. The parties agree that no valuation shall be made of the Managed Network Services Facilities when they are actually contributed to the Newco Group. In addition, neither parent shall be required to make any true-up payment in connection with such contributions. The provisions of Section 15.3(c) shall be applicable, mutatis mutandis, to any contribution of the Managed Network Services Facilities pursuant to this Section 16.1(a).

     (b) After the Closing, the parents shall contribute customer contracts to the MNC Newco Subsidiaries as contemplated by Section 7.2 and in accordance with
Schedule 16.1. For this purpose, after the Closing, the parents shall conduct reviews of the status of the inclusion of additional customers from additional Selected Industry Sectors on a quarterly basis. Schedule 16.1 sets forth the timing of such contributions, the valuation thereof and the method of making the true-up payments in respect thereof.

     16.2 Future Cash Capital Contributions.

     (a) On or after the Closing Date, subject to Section 3.5, the Management Board may require each of VLT and BT Holdings to make additional capital contributions to Thistle BV in such amounts and at such times as shall be set forth in the relevant approved AOPB or, subject to Section 6.3(b), a Provisional AOPB (a "Capital Call").

     (b) All additional capital contributions required to be made pursuant to this Agreement shall, unless the Management Board decides otherwise, be made in Dollars and shall be made by way of subscription for additional shares in Thistle BV or in the form of shareholder loans or loans from third parties, as determined by the Management Board in the AOPB or, if no such determination has been made, as determined by the CEO. In the case of third party loans, such loans may, subject to Section 3.3(e), involve recourse to the AT&T Parties and the BT Parties.

     (c) Any issuance of shares of Thistle BV in connection with any Capital Call shall be effected pursuant to a notarial deed of issuance substantially in the form of Exhibit L. The amount of any such capital contribution in excess of the aggregate par value of the shares of Thistle BV issued in exchange for such contribution shall be credited to the capital surplus (agio) account of Thistle BV.

     16.3 Notice of Capital Calls. If the Management Board determines to make a Capital Call in accordance with Section 3.5 or a Capital Call is otherwise provided for in the relevant AOPB or Provisional AOPB, Thistle BV shall send to each of VLT and BT Holdings a written notice of a Capital Call (a "Capital Call Notice"), which shall set forth, among other things, the amount of additional capital contributions to be made by each of VLT and BT Holdings, the form of such contributions and the date (the "Capital Call Date") by which such additional capital contributions shall be made. The Capital Call Date shall be not less than 20 days following the date on which such Capital Call Notice is delivered. Each of VLT and BT Holdings shall be obligated to make its pro rata share of such contributions.

     16.4 Failure to Make Additional Capital Contributions.

     (a) If VLT or BT Holdings fails to fund a Capital Call on or prior to the Capital Call Date, (i) Thistle BV shall promptly notify each parent of such failure (such defaulting shareholder, a "Defaulting Shareholder" and such failure, a "Funding Breach"), and (ii) the amount funded by the non-defaulting shareholder (the "Non-Defaulting Shareholder") shall ab initio be deemed to be a loan, with interest and other provisions on market terms, and no shares of Thistle BV will be issued with respect thereto. The Defaulting Shareholder shall have 20 days from the date of delivery of notice of the Funding Breach to cure delivering to Thistle BV the additional capital contribution required under the Capital Call Notice, together with interest thereon calculated at LIBOR applicable on the Capital Call Date, plus 4%, from and including the Capital Call Date up to but excluding to the date of payment.

     (b) If a Defaulting Shareholder shall fail to deliver its additional capital contribution, together with interest thereon as provided in Section 16.4(a), within the 20-day cure period, then all rights of the Defaulting Shareholder to receive additional shares in Thistle BV pursuant to such Capital Call, if applicable, shall cease and, for a period of 60 days after the expiration of the 20-day cure period, the Non-Defaulting Shareholder shall have the option, by capital contribution or by loan with interest and other provisions on market terms, to provide all or any part of the Defaulting Shareholder's additional capital contribution to Thistle BV without payment of default interest. If the Non-Defaulting Shareholder decides to provide all or any part of the Defaulting Shareholder's additional capital contribution by way of a capital contribution, it shall have the right to receive additional shares in Thistle BV in consideration therefor. If BT or any of its Affiliates is the Non-Defaulting Shareholder and decides to make such capital contribution by way of a loan, it shall have the right at any time to convert the principal amount of, and all accrued and unpaid interest on, such loan into a capital contribution to Thistle BV, in connection with which it shall be entitled to receive additional shares in Thistle BV. The number of additional shares in Thistle BV issuable to the Non-Defaulting Shareholder in connection with such converted loan shall be determined based on the per share consideration applicable to the Capital Call in question.

     (c) In addition to the provisions of Section 16.4(b), if there has been a Funding Breach, (i) the Non-Defaulting Shareholder (or its Affiliate that is a member of DirectorCo) shall be entitled to appoint an additional Representative to the DirectorCo Board effective as of the expiration of the 20-day cure period if the Funding Breach has not been cured within such 20-day period; provided, that, if the Non-Defaulting Shareholder wishes to waive such right, it shall notify the other parties prior to the expiration of the 20-day cure period, and
(ii) the parent of the Non-Defaulting Shareholder shall have the right to cause a Distribution of Netco, in which case the provisions of Schedule 13.2 shall apply and the parent of the Defaulting Shareholder shall bear any Taxes arising in connection therewith (it being understood that the Non-Defaulting Shareholder may elect none, either or both of such alternatives).

     (d) If a Defaulting Shareholder fails to make additional capital contributions with respect to three separate consecutively issued Capital Call Notices, it shall be deemed to have committed a material breach of this Agreement as provided in Section 22.3(a), and the Non-Defaulting Shareholder shall have the rights specified in Section 23.4.

                                   ARTICLE 17
                         REPRESENTATIONS AND WARRANTIES

     17.1 Representations and Warranties of AT&T. AT&T represents and warrants to the BT Parties and Thistle BV as follows:

     (a) Organization and Standing. AT&T is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and VLT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite corporate power and corporate authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each of the other AT&T Sellers and the Contributed AT&T Subsidiaries is duly organized and validly existing and, with respect to those Persons organized under the laws of states of the United States, in good standing, under the laws of the jurisdiction of its organization, except for such failure to be in good standing which would not, individually or in the aggregate have a Material Adverse Effect on the Venture Business taken as a whole (a "Venture Business Material Adverse Effect"). Each of the other AT&T Sellers and the Contributed AT&T Subsidiaries (i) has all requisite corporate, partnership or limited liability company power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, and (ii) is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except for such failure to be so qualified as would not individually or in the aggregate have a Venture Business Material Adverse Effect.

     (b) Authorization; Validity. Each of AT&T and VLT has all requisite corporate power and corporate authority to execute and deliver this Agreement and the IPR Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of AT&T, VLT and their Affiliates will have at the Closing all requisite corporate, partnership or limited liability company power and authority to execute and deliver the Transaction Agreements and the Local Purchase Agreements to be executed by it on or prior to the Closing, to perform its obligations under such other Transaction Agreements and the Local Purchase Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by each of AT&T and VLT of this Agreement and the IPR Agreement, and the consummation by each of AT&T and VLT of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of AT&T and VLT, and the execution, delivery and performance of each of AT&T, VLT and their Affiliates of the Transaction Agreements and the Local Purchase Agreements to be executed by it on or prior to the Closing, and the consummation of the transactions contemplated thereby, will, prior to such execution and delivery, be duly authorized by all necessary corporate, partnership or limited liability company action on the part of AT&T, VLT or such Affiliates, and no other corporate, partnership or limited liability company proceedings or actions on the part of any of AT&T, VLT or such Affiliates, or their respective boards of directors or other governing bodies or stockholders, partners or members are necessary therefor. This Agreement and the IPR Agreement have been, and the Transaction Agreements and the Local Purchase Agreements to be executed by AT&T, VLT and their Affiliates on or prior to the Closing will, when executed and delivered, be, duly executed and delivered by AT&T, VLT and their Affiliates, as applicable. Assuming the due execution and delivery hereof and thereof by the other parties thereto, this Agreement and the IPR Agreement constitute, and the other Transaction Agreements and the Local Purchase Agreements to be executed by AT&T, VLT or their Affiliates on or prior to the Closing will, when duly executed and delivered, constitute, legal, valid and binding obligations of AT&T, VLT and such Affiliates that are parties thereto, enforceable against it or them in accordance with their respective terms.

     (c) No Conflicts. Except as set forth on Schedule 17.1(c), the execution, delivery and performance by each of AT&T and VLT of this Agreement and the IPR Agreement, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof do not, and the execution, delivery and performance by each of AT&T, VLT and their Affiliates of the other Transaction Agreements and the Local Purchase Agreements to be executed by it on or prior to the Closing, the consummation of the transactions contemplated by such Transaction Agreements and such Local Purchase Agreements and compliance with the terms of such Transaction Agreements and such Local Purchase Agreements will not at the Closing, conflict with, or constitute or result in any Default under (i) any provision of the Restated Certificate of Incorporation or bylaws of AT&T, the certificate of incorporation or bylaws of VLT or any provision of the constitutive or equivalent documents of any such Affiliate, (ii) any order, arbitration award, judgment, injunction or decree against, or binding upon, any of AT&T, VLT or any such Affiliate or upon its properties or businesses, (iii) any instrument, contract, mortgage, charge or other agreement to which AT&T, VLT or any such Affiliate is a party or by which any of its Assets is bound, or (iv) under any Applicable Law with respect to AT&T, VLT or any such Affiliates or any of their respective Assets (except, with respect to clauses (ii), (iii) and (iv), for such conflicts or Defaults that, individually or in the aggregate, would not have a material effect on the ability of AT&T, VLT or any of their Affiliates, as applicable, to perform in all material respects its obligations under this Agreement and the other Transaction Agreements and Local Purchase Agreements to which it is a party in accordance with their respective terms and would not have a Venture Business Material Adverse Effect).

     (d) Consents and Approvals. Except as provided in Schedule 17.1(d), no Third Party Approval and no Governmental Approval is required to be obtained or made by AT&T, VLT or any of their Affiliates in connection with the execution, delivery and performance of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, except for Third Party Approvals or Governmental Approvals, the absence of which, individually or in the aggregate, would not have a material effect on the ability of any of AT&T, VLT or their Affiliates, as applicable, to perform in all material respects its obligations under this Agreement and the other Transaction Agreements to which it is a party in accordance with their respective terms and would not have a Venture Business Material Adverse Effect.

     (e) Litigation.

     (i) Except as set forth in Schedule 17.1(e), there are, as of the date hereof, no Actions pending or, to the knowledge of AT&T, threatened against AT&T or any of its Affiliates or any property of AT&T or of any such Affiliate, including Intellectual Property Rights, in any court or before any arbitrator of any kind or in or before or by any Governmental Body, except Actions which, individually or in the aggregate, are not reasonably likely to, (x) have a material adverse effect on AT&T or VLT or (y) restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated hereby or by any other Transaction Agreement, in each case, except with respect to Taxes which are the subject of separate representations and warranties.

     (ii) Schedule 17.1(e) contains a list and brief description (other than with respect to any Tax matters) as of the date hereof of (x) all pending Actions against any of the AT&T Sellers relating to their conduct of the AT&T GCS Business or against any of the Contributed AT&T Subsidiaries and which individually involve an amount in excess of $10 million, (y) all threatened Actions against any of the AT&T Sellers relating to their conduct of the AT&T GCS Business or against any of the Contributed AT&T Subsidiaries, in each case of which AT&T has knowledge and which individually involve an amount in excess of $10 million, and (z) all writs, injunctions, orders, and decrees of any Governmental Bodies to which any of the AT&T Sellers is subject relating to their conduct of the AT&T GCS Business or against any of the Contributed AT&T Subsidiaries, in each case which would, individually or in the aggregate, have a Material Adverse Effect on the AT&T GCS Business or on the Contributed AT&T Subsidiaries taken as a whole (collectively, a "AT&T GCS Business MAE").

     (iii) Except as disclosed in Schedule 17.1(e) and except with respect to Taxes and Environmental Laws (which are the subject of separate representations and warranties), there are no Actions pending or, to AT&T's knowledge, threatened against any AT&T Seller relating to the AT&T GCS Business or against any Contributed AT&T Subsidiary that would individually or in the aggregate have an AT&T GCS Business MAE or prohibit the Contribution of the AT&T Assets or the transactions contemplated hereby or by any other Transaction Agreement. Except as disclosed in Schedule 17.1(e), there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against AT&T or any AT&T Seller and relating to the AT&T GCS Business or against any of the Contributed AT&T Subsidiaries that would individually or in the aggregate have an AT&T GCS Business MAE or that would prohibit the Contribution of the AT&T Assets or the transactions contemplated hereby or by any other Transaction Agreement.

     (f) Brokers and Finders. Except for the fees and expenses payable to J.P. Morgan & Co., which fees and expenses will be paid by AT&T, none of AT&T or any of its Affiliates has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby.

     (g) Contributed AT&T Subsidiaries.

     (i)  Schedule  17.1(g)  sets  forth  a  chart  describing   accurately  and
completely the organizational structure and ownership of the Contributed AT&T Subsidiaries and the authorized capitalization thereof.

     (ii) Except as disclosed in Schedule 17.1(g), all of the outstanding shares of capital stock or other equity interests or other securities of each of the Contributed AT&T Subsidiaries has been, or if such Contributed AT&T Subsidiary is not yet organized will, as of the Closing be, validly issued and is fully paid and nonassessable and, except for directors' qualifying shares and other nominal share interests issued to third parties to comply with Applicable Law, is owned by the AT&T Sellers or one or more of the Contributed AT&T Subsidiaries and, as of the Closing will be owned by a member of the Newco Group, in each case, free and clear of all Liens consisting of pledges, mortgages, security interests, claims, leases or voluntary liens.

     (iii) Except as disclosed in Schedule 17.1(g), there are no outstanding options, warrants or other rights of any kind to acquire, securities convertible into or obligations to issue or transfer any shares of capital stock of any class of, or other equity interests or other securities of, any of the Contributed AT&T Subsidiaries.

     (h) Financial Statements. AT&T has heretofore provided to BT true and complete copies of unaudited statements of operating results relating to the historical performance of the AT&T GCS Business (the "AT&T GCS Business Financials"). The AT&T GCS Business Financials are true and correct in all material respects, were extracted from and are consistent with the books and records used in the preparation of AT&T's audited financial statements for the relevant periods covered by such statements, and were prepared in a manner consistent with the accounting policies and practices of AT&T.

     (i) Undisclosed Liabilities; Adequacy of Assets.

     (i) Except as disclosed in Schedule 17.1(i), except for Excluded AT&T Liabilities, and except as reflected, reserved against or otherwise disclosed in the AT&T GCS Business Financials or incurred or arising in the ordinary course of the AT&T GCS Business subsequent to July 31, 1998, the AT&T GCS Business does not have any Liabilities that would be required to be reflected on a combined statement of net assets of the AT&T GCS Business if any such statement were to be prepared in accordance with U.S. GAAP and that would have an AT&T GCS Business MAE. No Contributed AT&T Subsidiary has any Liability that did not arise in the ordinary course of the AT&T GCS Business.

     (ii) The AT&T Assets constitute all of the material assets, properties and rights owned by any AT&T Seller or any Contributed AT&T Subsidiary reasonably necessary for the conduct of the AT&T GCS Business as it is currently conducted, except (A) any of the foregoing hereafter disposed of in the ordinary course of business, (B) for any shared-use or multiparty facilities or Assets, (C) otherwise contemplated by the Transaction Agreements, and (D) as would not have an AT&T GCS Business MAE. To the knowledge of AT&T, the AT&T Sellers and the Contributed AT&T Subsidiaries do not lack any Asset necessary for the continued conduct of the AT&T GCS Business, as the same has heretofore been conducted, but giving effect to the transactions contemplated by this Agreement and the other Transaction Agreements, the absence of which would have an AT&T GCS Business MAE. To the knowledge of AT&T, no AT&T Assets and no Assets of any Contributed AT&T Subsidiary are impaired in such a manner as would individually or in the aggregate have an AT&T GCS Business MAE.

     (j) Properties.

     (i) Schedule 15.1A includes a complete list of (A) all real properties owned by the AT&T Sellers and included in the AT&T Assets or owned by the Contributed AT&T Subsidiaries (the "AT&T Property Assets"), and (B) all real properties leased by the AT&T Sellers of which the leasehold rights are included in the AT&T Assets and all real property leased by the Contributed AT&T Subsidiaries and used by them in their conduct of the AT&T GCS Business, in each case involving an annual rental of $10 million or more (the "AT&T Leases").

     (ii) An AT&T Seller or one of the Contributed AT&T Subsidiaries is the owner in fee simple of and has good and marketable title to all of the AT&T Property Assets listed in Schedule 15.1A and, except as set forth on Schedule 17.1(j), all such properties are owned free and clear of any Liens except Permitted Liens and except as would not have an AT&T GCS Business MAE.

     (iii) Except as set forth in Schedule 17.1(j), each of the AT&T Leases is valid and enforceable in accordance with its terms and is in full force and effect, subject to applicable Bankruptcy Law or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law) and except where the failure to be valid and enforceable or in full force and effect would not individually or in the aggregate have an AT&T GCS Business MAE.

     (iv) To the knowledge of AT&T, there is no pending or threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any material portion of the AT&T Property Assets, and none of the AT&T Sellers or the Contributed AT&T Subsidiaries has received any written notice of any of the same that would individually or in the aggregate have an AT&T GCS Business MAE.

     (v) Except as set forth in Schedule 17.1(j), none of the AT&T Sellers or Contributed AT&T Subsidiaries has received any notice in writing that any Default exists under any of the material covenants, conditions, restrictions, rights of way or easements, if any, affecting all or any portion of the AT&T Property Assets which are to be performed or complied with by the AT&T Sellers or the Contributed AT&T Subsidiaries as the owner of any of the AT&T Property Assets, except for such Defaults as would not individually or in the aggregate have an AT&T GCS Business MAE.

     (vi) All components of all buildings, structures, fixtures and other improvements in, on or within the AT&T Property Assets and any real property that is the subject of the AT&T Leases are in a state of condition and repair which enables the relevant part of the AT&T GCS Business to be carried on in the relevant real property, subject to continued repair and replacement in accordance with past practice and except for any failures that would not individually or in the aggregate have an AT&T GCS Business MAE.

     (k) Absence of Certain Changes. Except as disclosed herein or in the Schedules to this Section 17.1 or as otherwise permitted under the Transaction Agreements, since July 31, 1998: (i) there has been no change in the AT&T GCS Business which, taken as a whole, constitutes an AT&T GCS Business MAE; (ii) there has been no physical damage, destruction or loss to any AT&T Assets or any Assets of any Contributed AT&T Subsidiary that would have an AT&T GCS Business MAE; and (iii) neither an AT&T Seller nor a Contributed AT&T Subsidiary nor any of their respective Affiliates, has, with respect to the AT&T GCS Business:

     (A) incurred any material Liability except (i) Liabilities included in the AT&T GCS Business Financials or (ii) Liabilities incurred since July 31, 1998, in the ordinary course of the business that would not individually or in the aggregate have an AT&T GCS Business MAE;

     (B) discharged or satisfied any material Lien or paid any material Liability, except for such discharges, satisfactions or payments as were made in the ordinary course of business or as would not individually or in the aggregate have an AT&T GCS Business MAE;

     (C) subjected to any Lien, other than Permitted Liens, any of the AT&T Assets or any Assets used by the Contributed AT&T Subsidiaries in the AT&T GCS Business except in the ordinary course of the AT&T GCS Business;

     (D) (i) sold, assigned, transferred, conveyed, leased or otherwise disposed of, or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any material Assets of the AT&T GCS Business, or (ii) except as permitted by this Agreement, including Section 19.2, entered into any material joint venture or partnership, or purchased or acquired any material line of business of any Person, in the case of clause (i) or (ii) except in the ordinary course of the AT&T GCS Business, or (iii) incurred any liability for any capital expenditures other than in the ordinary course of the AT&T GCS Business; or

     (E) entered into any agreement which provides for or will result in any of the foregoing.

     (l) Permits.

     (i) Schedule 17.1(l) contains true and correct lists of all claims that the AT&T GCS Business has received in writing since January 1, 1996 from any Governmental Body alleging noncompliance by the AT&T GCS Business with any Applicable Law (other than Environmental Laws) in connection with the AT&T Sellers' or Contributed AT&T Subsidiaries= conduct of the AT&T GCS Business except for any such claims as would not individually or in the aggregate have an AT&T GCS Business MAE.

     (ii) Except as disclosed in Schedule 17.1(1), all Permits necessary for the conduct of the AT&T GCS Business as presently conducted are in full force and effect and the AT&T Sellers and the Contributed AT&T Subsidiaries, as
applicable, are in compliance therewith except for any failures to have such Permits or any failures of any Permits to be in full force and effect or in compliance as would not individually or in the aggregate have an AT&T GCS Business MAE. Except as disclosed in Schedule 17.1(e), no Action is pending or, to AT&T's knowledge, threatened seeking the revocation or limitation of any such Permit except for any Action as would not individually or in the aggregate have an AT&T GCS Business MAE.

     (m) Compliance with Laws. Except as disclosed in Schedule 17.1(m) and except with respect to Taxes and Environmental Laws (which are the subject of separate representations and warranties), the conduct of the AT&T GCS Business and the AT&T Property Assets complies and has since January 1, 1996 complied with all Applicable Law and judgments, orders or decrees applicable thereto, except for such failures as would not individually or in the aggregate have an AT&T GCS Business MAE.

     (n) Material Contracts.

     (i) For the purposes hereof, "AT&T Specified Contracts" shall mean (A) each contract to which any of the AT&T Sellers with respect to the AT&T GCS Business or any of the Contributed AT&T Subsidiaries is a party involving a likely annual expenditure of more than $15 million or likely annual revenue of more than $15 million and (B) each distribution, international correspondent, supply/requirements or customer agreement with respect to the AT&T GCS Business to which AT&T or any of its Affiliates is a party representing annual expenditures or revenues of more than $25 million, or $100 million over the term of the agreement.

     (ii)  Except as  disclosed  in  Schedule  17.1(n),  neither any of the AT&T
Sellers in respect of the AT&T GCS Business nor any of the Contributed AT&T Subsidiaries is a party to any:

     (A) agreement preventing any Contributed AT&T Subsidiary, or agreement that, after the Closing, will prevent the Newco Group, BT or any of their respective Affiliates, from competing with any other Person or engaging in any material business activity;

     (B) guaranty of the obligations of any third party in excess of $25 million in the aggregate;

     (C) note, mortgage, indenture or other obligation, agreement or instrument for or relating to any lending or borrowing of $25 million or more in the aggregate, except for lending or borrowing incurred by the AT&T Sellers for general corporate purposes which does not encumber any of the AT&T Assets or the Assets of the Contributed AT&T Subsidiaries;

     (D) material contract with the United States or any other federal or foreign government other than any such contract entered in the ordinary course of business after the date hereof or any contract with AT&T or any of its Affiliates as of the date hereof; or

     (E) other contract, agreement or arrangement, entered into other than in the ordinary course of business and requiring future payment or payments in excess of $15 million annually which is not terminable on no more than 90 days' notice without material penalty.

     (iii) With respect to each AT&T Specified Contract and with respect to each Contributed AT&T Contract, such AT&T Specified Contracts and the Contributed
AT&T Contracts are, to the knowledge of AT&T, valid and binding (subject to applicable Bankruptcy Law or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law)), except for such failures to be valid and binding as would not individually or in the aggregate have an AT&T GCS Business MAE. None of the AT&T Sellers or Contributed AT&T Subsidiaries nor, to AT&T's knowledge, any other Person is in default under any such contracts except for such defaults as to which requisite waivers or consents have been or are being obtained or which would not individually or in the aggregate have an AT&T GCS Business MAE.

     (o) Environmental Matters. Except as set forth on Schedule 17.1(o) and, with respect to Sections 17.1(o)(i), (ii), (iv) and (vi), except as would not, individually or in the aggregate, have an AT&T GCS Business MAE, since January 1, 1996 (i) the AT&T GCS Business is and has been conducted in accordance with all applicable Environmental Laws and Environmental Permits, (ii) all Environmental Permits are in full force and effect, and the AT&T GCS Business has made all appropriate filings for issuance or renewal of such Environmental Permits, (iii) none of the AT&T Sellers with respect to the AT&T GCS Business and no Contributed AT&T Subsidiary has been notified that it may be a "potentially responsible party" under the United States Comprehensive Environmental Response, Compensation and Liability Act, an "Appropriate Person" who has liability for contaminated land clean-up under Part II of the U.K.
Environmental Act 1985, or may be the substantial equivalent under any applicable Environmental Law, (iv) none of the AT&T Sellers with respect to the AT&T GCS Business and no Contributed AT&T Subsidiary has received any written notice from any Governmental Body, or any other third party, that alleges that any of the AT&T Sellers with respect to the AT&T GCS Business or any Contributed AT&T Subsidiary is liable under or is not in compliance with applicable Environmental Laws or Environmental Permits, (v) there is no Action asserting any Environmental Liability in excess of $10 million pending, or to the knowledge of AT&T, threatened, against any of the AT&T Sellers with respect to the AT&T GCS Business or any Contributed AT&T Subsidiary, and (vi) there has been no reportable release of any Hazardous Substances at, on, or about, under or within any AT&T Property Assets or, to the knowledge of AT&T, any other premises at the time when such premises were formerly owned, leased, operated, controlled or occupied by the AT&T GCS Business or by any predecessor of the AT&T GCS Business (other than releases not in violation of Environmental Law).

     (p) Year 2000 Compliance.

     (i) All computer software used in the AT&T GCS Business is or will be year 2000 compliant, meaning that neither the performance nor the functionality of the software or any service based on such software will be adversely affected by the advent of the year 2000 or any other year, or by the advent of September 9, 1999 or February 29, 2000, except for such failures to be year 2000 compliant that would not individually or in the aggregate have an AT&T GCS Business MAE.

     (ii) There is no fault with the functionality or operation of any software or other systems used in the AT&T GCS Business that detrimentally affects the quality of services being supplied to customers or the ongoing cost of maintenance and support of such software or systems in comparison with other equivalent software or systems, except such faults that would not individually or in the aggregate have an AT&T GCS Business MAE.

     (q) Tax Representations. With respect to the AT&T GCS Business, the AT&T Assets and the Contributed AT&T Subsidiaries:

     (i) Each of AT&T, the AT&T Sellers and the Contributed AT&T Subsidiaries has complied in all material respects with applicable tax regulations, and has duly and timely filed all United States federal, foreign, state, county and local Tax Returns required to be filed by it for all taxable periods or portions thereof through the date of this Agreement, and will duly and timely file such Returns as are required to be filed with respect to the taxable periods ending on or before the Closing Date, unless, in each case, the failure to do so would not have an AT&T GCS Business MAE. Such Tax Returns have been prepared, or will be prepared, in accordance with all applicable government regulations and are, or will be, accurate and complete in all respects, except where a failure so to prepare such Returns would not individually or in the aggregate have an AT&T GCS Business MAE. Each of AT&T, the AT&T Sellers and the Contributed AT&T Subsidiaries has timely paid or adequately provided for (or will timely pay or adequately provide for) all Taxes due and payable by such Person (whether or not shown on any Returns), and each of AT&T, the AT&T Sellers and the Contributed AT&T Subsidiaries have adequately provided (or will adequately provide) for all Taxes which would be due with respect to the current taxable year if the current taxable year ended at the close of business on the Closing Date, except for any such failures as would not individually or in the aggregate have an AT&T GCS Business MAE.

     (ii) Except as set forth on Schedule 17.1(q), no proposed Taxes or Tax deficiencies have been asserted against AT&T, the AT&T Sellers or the Contributed AT&T Subsidiaries relating to the AT&T GCS Business or any of the Contributed AT&T Subsidiaries except those that have been paid in full or those which if determined adversely to AT&T, the AT&T Sellers or the Contributed AT&T Subsidiaries would not individually or in the aggregate have an AT&T GCS Business MAE.

     (iii) Except as set forth on Schedule 17.1(q), there are no and have been no tax sharing or other agreements or arrangements regarding the allocation of liability of Taxes or similar matters between or among AT&T or the AT&T Sellers, on the one hand, and any of the Contributed AT&T Subsidiaries, on the other hand.

     (iv) Except as set forth on Schedule 17.1(q), (A) there are no pending requests for rulings from any Taxing authority relating to any material issue affecting any AT&T Asset or Contributed AT&T Subsidiary, (B) there are no outstanding subpoenas or written requests for information by any Taxing authority with respect to Taxes relating to any material issue affecting any AT&T Asset or Contributed AT&T Subsidiary, and (C) to the knowledge of AT&T or the AT&T Sellers, there are no proposed reassessments by any Taxing authority of any property that constitutes an AT&T Asset, or is owned or leased by any AT&T Seller or any Contributed AT&T Subsidiaries.

     (v) Except as set forth on Schedule 17.1(q), there are no written agreements in effect to extend (A) the time to file any Tax Return of any Contributed AT&T Subsidiaries or (B) the period of limitations for the assessment or collection of any Taxes of any Contributed AT&T Subsidiaries.

     (vi) Except as set forth on Schedule 17.1(q), there is no pending Tax audit, examination, investigation or similar proceeding involving any liability for Taxes relating to any Contributed AT&T Subsidiaries or the AT&T Assets, which would, if determined adversely to AT&T, the AT&T Sellers or the Contributed AT&T Subsidiaries, have an AT&T GSC Business MAE, nor have any of the Contributed AT&T Subsidiaries, AT&T or any AT&T Seller entered into any closing agreement within the meaning of Section 7121 of the Code, or any analogous provision of state, local or foreign law relating to any material issue affecting any AT&T Asset or Contributed AT&T Subsidiary.

     (vii) Except as set forth on Schedule 17.1(q), the Income Tax Returns of each Contributed AT&T Subsidiary have either been examined by the relevant Taxing authority or the periods covered by such Income Tax Returns have been closed by an applicable statute of limitations.

     (viii) Except as set forth on Schedule 17.1(q), no Contributed AT&T Subsidiary is or was a member of a U.S. Consolidated Group.

     (r) Conduct of AT&T GCS Business. On the Closing Date, except as disclosed on Schedule 17.1(r) or otherwise permitted or required by this Agreement, including Schedule 2.2, or to effect the Contribution and the transactions contemplated in connection therewith the following shall be true and correct with respect to the period from the date hereof to and including the Closing
Date:

     (i) AT&T will have caused the AT&T GCS Business to have been operated in the ordinary course;

     (ii) AT&T will have caused each Contributed AT&T Subsidiary not to have (A) amended its constitutive or equivalent documents; (B) except as otherwise contemplated hereby (including as may be necessary to transfer any non-AT&T Assets from any Contributed AT&T Subsidiary) and except for cash dividends or distributions, declared or paid any dividend or distribution with respect to its capital stock or share capital; or (C) repurchased its capital stock or share capital;

     (iii) AT&T will have caused the AT&T Sellers in respect of the AT&T GCS Business and the Contributed AT&T Subsidiaries not to have (A) created, incurred or assumed any material long-term or short-term Indebtedness, except (1) in connection with replacements of maturing or other Indebtedness, (2) intercompany loans and advances between a Contributed AT&T Subsidiary and AT&T or any of its Affiliates and (3) Indebtedness incurred in the ordinary course of business; (B) assumed, guaranteed, endorsed or otherwise have become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person other than any of the Contributed AT&T Subsidiaries; or (C) made any material loans, advances or capital contributions to or investments in, any Person other than any of the Contributed AT&T Subsidiaries (except as permitted by this Agreement or any other Transaction Agreement and except for customary loans, advances or capital contributions consistent with past practice or in accordance with contractual arrangements existing as the date hereof and set forth on Schedule 17.1(r) and except intercompany loans and advances between the Contributed AT&T Subsidiaries and AT&T or any of its Affiliates), except for any of the foregoing that shall not become obligations of the Newco Group or that shall have been settled or otherwise eliminated on or prior to the Closing;

     (iv) except as required by Applicable Law or contractual obligations existing on the date hereof and set forth on Schedule 17.1(r) or as permitted under or contemplated by this Agreement, any of the Local Purchase Agreements or any of the other Transaction Agreements, AT&T will have caused (1) the AT&T Sellers not to have sold, transferred or otherwise have disposed of any AT&T Assets, and the Contributed AT&T Subsidiaries not to have sold, transferred or otherwise have disposed of any of their Assets, with a total value of more than $250 million in the aggregate, other than in the ordinary course of business or
(2) the AT&T Sellers not to have created any Lien, except a Permitted Lien, on the AT&T Assets other than in the ordinary course of business, or the Contributed AT&T Subsidiaries not to have created any Lien, except a Permitted Lien, on any of their Assets other than in the ordinary course of business;

     (v) AT&T will have caused all transactions involving AT&T and any of its Affiliates, on the one hand, and the Contributed AT&T Subsidiaries, on the other hand, or otherwise involving AT&T and its Affiliates and the AT&T GCS Business to have been on an arm's length basis;

     (vi) subject to the terms and conditions of this Agreement, to any effects arising principally from having entered into the Term Sheet, dated July 24, 1998, between AT&T and BT (the "Term Sheet"), this Agreement or the other Transaction Agreements and consistent with operating in the ordinary course, AT&T will have used and will have caused the AT&T Sellers and the Contributed AT&T Subsidiaries to have used, its or their reasonable commercial efforts to preserve the AT&T GCS Business intact, and to preserve the goodwill of customers, suppliers and others having business relations with the AT&T GCS Business; and

     (vii) AT&T will have caused the AT&T Sellers in respect of the AT&T GCS Business and the Contributed AT&T Subsidiaries not to have agreed to take any action or refrain from taking any action with respect to the AT&T GCS Business described in this Section 17.1(r).

     (s) Cables. There is no fault with the functionality or operation of any cable used in the AT&T GCS Business that detrimentally affects the quality of services being supplied to customers or the on-going cost of maintenance and support of such cable in comparison with other equivalent cables, except for such faults that would not individually or in aggregate have an AT&T GCS Business MAE.

     17.2 Representations and Warranties of BT. BT represents and warrants to the AT&T Parties and, with respect to Sections 17.2(a) through (q) and 17.2(s), to Thistle BV, as follows:

     (a) Organization and Standing. BT is a public limited company incorporated under the laws of England and Wales, BT Holdings is a Besloten Vennootschap organized under the laws of The Netherlands, and Concert is an unlimited company incorporated under the laws of England and Wales, and each has all requisite corporate power and corporate authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each of the other BT Sellers and the Contributed BT Subsidiaries is duly organized and validly existing and, with respect to those Persons organized under the laws of states of the United States, in good standing, under the laws of the jurisdiction of its organization, except for such failure to be in good standing which would not, individually or in the aggregate have a Venture Business Material Adverse Effect. Each of the other BT Sellers and the Contributed BT Subsidiaries (i) has all requisite corporate, partnership or limited liability company power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, and (ii) is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except for such failures to be so qualified as would not individually or in the aggregate have a Venture Business Material Adverse Effect.

     (b) Authorization; Validity. Each of BT and BT Holdings has all requisite corporate power and corporate authority to execute and deliver this Agreement and the IPR Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of BT, BT Holdings and their Affiliates will have at the Closing all requisite corporate, partnership or limited liability company power and authority to execute and deliver the Transaction Agreements to be executed by it on or prior to the Closing, to perform its obligations under such Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by each of BT and BT Holdings of this Agreement and the IPR Agreement, and the consummation by each of BT and BT Holdings of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of BT and BT Holdings and the execution, delivery and performance by each of BT, BT Holdings and their Affiliates of the Transaction Agreements to be executed by it on or prior to the Closing, and the consummation of the transactions contemplated thereby, will, prior to such execution and delivery, be duly authorized by all necessary corporate, partnership or limited liability company action on the part of BT, BT Holdings or such Affiliates and no other corporate, partnership or limited liability company proceedings or actions on the part of any of BT, BT Holdings or such Affiliates, or their respective boards of directors or other governing bodies or stockholders, partners or members will be necessary therefor. This Agreement and the IPR Agreement have been, and the Transaction Agreements to be executed by BT, BT Holdings and their Affiliates on or prior to the Closing will, when executed and delivered, be, duly executed and delivered by BT, BT Holdings and their Affiliates, as applicable. Assuming the due execution and delivery hereof and thereof by the other parties thereto, this Agreement and the IPR Agreement constitute, and the other Transaction Agreements to be executed by BT, BT Holdings or their Affiliates on or prior to the Closing will, when duly executed and delivered, constitute, legal, valid and binding obligations of BT, BT Holdings and such Affiliates that are parties thereto, enforceable against it or them in accordance with their respective terms.

     (c) No Conflicts. Except as set forth on Schedule 17.2(c), the execution, delivery and performance by each of BT and BT Holdings of this Agreement and the IPR Agreement, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof do not, and the execution, delivery and performance by each of BT, BT Holdings and their Affiliates of the other Transaction Agreements to be executed by it on or prior to the Closing, the consummation of the transactions contemplated by such Transaction Agreements and compliance with the terms of such Transaction

Agreements will not at the Closing, conflict with, or constitute or result in any Default under (i) any provision of the memorandum or articles of association or bylaws of BT, the articles of association of BT Holdings or any provision of the constitutive or equivalent documents of any such Affiliate, (ii) any order, arbitration award, judgment, injunction or decree against, or binding upon, any of BT, BT Holdings or any such Affiliate or upon its properties or businesses,
(iii) any instrument, contract, mortgage, charge or other agreement to which BT, BT Holdings or any such Affiliate is a party or by which any of its Assets is bound, or (iv) under any Applicable Law with respect to BT, BT Holdings or any such Affiliates, or any of their respective Assets (except, with respect to clauses (ii), (iii) and (iv), for such conflicts or Defaults that, individually or in the aggregate, would not have a material effect on the ability of BT, BT Holdings or any of their Affiliates, as applicable, to perform in all material respects its obligations under this Agreement and the other Transaction Agreements to which it is a party in accordance with their respective terms and would not have a Venture Business Material Adverse Effect).

     (d) Consents and Approvals. Except as provided in Schedule 17.2(d), no Third Party Approval and no Governmental Approval is required to be obtained or made by BT, BT Holdings or any of their Affiliates in connection with the execution, delivery and performance of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, except for Third Party Approvals or Governmental Approvals, the absence of which, individually or in the aggregate, would not have a material effect on the ability of BT, BT Holdings or their Affiliates, as applicable, to perform in all material respects its obligations under this Agreement and the other Transaction Agreements to which it is a party in accordance with their respective terms and would not have a Venture Business Material Adverse Effect.

     (e) Litigation.

     (i) Except as set forth in Schedule 17.2(e), there are, as of the date hereof, no Actions pending or, to the knowledge of BT, threatened against BT or any of its Affiliates or any property of BT or of any such Affiliate, including Intellectual Property Rights, in any court or before any arbitrator of any kind or in or before or by any Governmental Body, except Actions which, individually or in the aggregate, are not reasonably likely to, (x) have a material adverse effect on BT or BT Holdings or (y) restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated hereby or by any other Transaction Agreement, in each case, except with respect to Taxes, which are the subject of separate representations and warranties.

     (ii) Schedule 17.2(e) contains a list and brief description (other than with respect to any Tax matters) as of the date hereof of (x) all pending Actions against any of the BT Sellers relating to their conduct of the BT GCS Business or against any of the Contributed BT Subsidiaries and which individually involve an amount in excess of $10 million, (y) all threatened Actions against any of the BT Sellers relating to their conduct of the BT GCS Business or against any of the Contributed BT Subsidiaries, in each case of which BT has knowledge and which individually involve an amount in excess of $10 million, and (z) all writs, injunctions, orders, and decrees of any Governmental Bodies to which any of the BT Sellers is subject relating to their conduct of the BT GCS Business or against any of the Contributed BT Subsidiaries, in each case which would, individually or in the aggregate, have a Material Adverse Effect on the BT GCS Business or on the Contributed BT Subsidiaries taken as a whole (collectively, a "BT GCS Business MAE").

     (iii) Except as disclosed in Schedule 17.2(e) and except with respect to Taxes and Environmental Laws (which are the subject of separate representations and warranties), there are no Actions pending or, to BT's knowledge, threatened against any BT Seller relating to the BT GCS Business or against any Contributed BT Subsidiary that would individually or in the aggregate have a BT GCS Business MAE or prohibit the Contribution of the BT Assets or the transactions contemplated hereby or by any other Transaction Agreement. Except as disclosed in Schedule 17.2(e), there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against BT or any BT Seller and relating to the BT GCS Business or against any of the Contributed BT Subsidiaries that would individually or in the aggregate have a BT GCS Business MAE or that would prohibit the Contribution of the BT Assets or the transactions contemplated hereby or by any other Transaction Agreement.

     (f) Brokers and Finders. Except for the fees and expenses payable to N M Rothschild & Sons Ltd., Rothschild Inc. and Morgan Stanley Dean Witter & Co. Inc., which fees and expenses will be paid by BT, none of BT or any of its Affiliates has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby.

     (g) Contributed BT Subsidiaries.

     (i)  Schedule  17.2(g)  sets  forth  a  chart  describing   accurately  and
completely the organizational structure and ownership of the Contributed BT Subsidiaries and the authorized capitalization thereof.

     (ii) Except as disclosed in Schedule 17.2(g), all of the outstanding shares of capital stock or other equity interests or other securities of each of the Contributed BT Subsidiaries has been, or if such Contributed BT Subsidiary is not yet organized will, as of the Closing be, validly issued and is fully paid and nonassessable and, except for directors' qualifying shares and other nominal share interests issued to third parties to comply with Applicable Law, is owned by the BT Sellers or one or more of the Contributed BT Subsidiaries and, as of the Closing will be owned by a member of the Newco Group in each case, free and clear of all Liens consisting of pledges, mortgages, security interests, claims, leases or voluntary liens.

     (iii) Except as disclosed in Schedule 17.2(g), there are no outstanding options, warrants or other rights of any kind to acquire, securities convertible into or obligations to issue or transfer any shares of capital stock of any class of, or other equity interests or other securities of, any of the Contributed BT Subsidiaries.

     (h) Financial Statements.

     (i) BT has heretofore provided to AT&T true and complete copies of unaudited statements of operating results relating to the historical performance of the BT GCS Business, other than Concert and its Current Subsidiaries (the "BT GCS Business Financials"). The BT GCS Business Financials are true and correct in all material respects, were extracted from and are consistent with the books and records used in the preparation of BT's audited financial statements for the relevant periods covered by such statements, and were prepared in a manner consistent with the accounting policies and practices of BT.

     (ii) The audited balance sheet of Concert as of March 31, 1998, and the related profit and loss account, revenue account and cashflow statement for the year then ended, including the footnotes thereto, which have been audited by PricewaterhouseCoopers, independent auditors to Concert (the "Concert Financials"), and which have heretofore been delivered to AT&T, have been prepared in accordance with U.K. GAAP consistently applied, and give a true and fair view of the assets, liabilities and trading position of Concert as of March 31, 1998 and of its profit and cashflow for the year then ended.

     (iii) Except for the Assumed Concert Purchase Debt, neither Concert Holdings nor BT IntermediateCo has or is subject to any Liabilities or has any Assets except as expressly contemplated by this Agreement.

     (iv) Schedule 17.2(h)A is an unaudited consolidated balance sheet of Concert and its Subsidiaries as of September 30, 1998. Schedule 17.2(h)B is an unaudited balance sheet of Concert Holdings as of September 30, 1998. Each such balance sheet was prepared in a manner consistent with the accounting policies and practices of Concert or Concert Holdings, as appropriate, and reflects the financial position as of such date of Concert and its Subsidiaries or Concert Holdings, as appropriate. The matters set forth in Sections 17.2(r)(iii)(A) and
(B) shall be true and correct on the Closing Date with respect to the period from September 30, 1998 to and including the Closing Date.

     (i) Undisclosed Liabilities; Adequacy of Assets.

     (i) Except as disclosed in Schedule 17.2(i), except for Excluded BT Liabilities, and except as reflected, reserved against or otherwise disclosed in the BT GCS Business Financials or the Concert Financials or incurred or arising in the ordinary course of the BT GCS Business subsequent to July 31, 1998, the BT GCS Business does not have any Liabilities that would be required to be reflected on a combined statement of net assets of the BT GCS Business if any such statement were to be prepared in accordance with U.K. GAAP and that would have a BT GCS Business MAE. No Contributed BT Subsidiary has any Liability that did not arise in the ordinary course of the BT GCS Business.

     (ii) The BT Assets constitute all of the material assets, properties and rights owned by any BT Seller or any Contributed BT Subsidiary reasonably necessary for the conduct of the BT GCS Business as it is presently conducted, except (A) for any of the foregoing hereafter disposed of in the ordinary course of business, (B) for any shared-use or multiparty facilities or Assets, (C) as otherwise contemplated by the Transaction Agreements, and (D) as would not have a BT GCS Business MAE. To the knowledge of BT, the BT Sellers and the Contributed BT Subsidiaries do not lack any Asset necessary for the continued conduct of the BT GCS Business, as the same has heretofore been conducted, but giving effect to the transactions contemplated by this Agreement and the other Transaction Agreements, the absence of which would have a BT GCS Business MAE. To the knowledge of BT, no BT Assets and no Assets of any Contributed BT Subsidiary are impaired in such a manner as would individually or in the aggregate have a BT GCS Business MAE.

     (j) Properties.

     (i) Schedule 15.1B includes a complete list of (A) all real properties owned by the BT Sellers and included in the BT Assets or owned by the Contributed BT Subsidiaries (the "BT Property Assets"), and (B) all real properties leased by the BT Sellers of which the leasehold rights are included in the BT Assets and all real property leased by the Contributed BT Subsidiaries and used by them in their conduct of the BT GCS Business, in each case involving an annual rental of $10 million or more (the "BT Leases").

     (ii) A BT Seller or one of the Contributed BT Subsidiaries is the owner in fee simple of and has good and marketable title to all of the BT Property Assets listed in Schedule 15.1B and, except as set forth on Schedule 17.2(j), all such properties are owned free and clear of any Liens except Permitted Liens and except as would not have a BT GCS Business MAE.

     (iii) Except as set forth in Schedule 17.2(j), each of the BT Leases is valid and enforceable in accordance with its terms and is in full force and effect, subject to applicable Bankruptcy Law or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law) and except where the failure to be valid and enforceable or in full force and effect would not individually or in the aggregate have a BT GCS Business MAE.

     (iv) To the knowledge of BT, there is no pending or threatened order, resolution or published proposal for the compulsory acquisition of, or similar proceeding affecting, all or any material portion of the BT Property Assets, and none of the BT Sellers or the Contributed BT Subsidiaries has received any written notice of any of the same that would individually or in the aggregate have a BT GCS Business MAE.

     (v) Except as set forth in Schedule 17.2(j), none of the BT Sellers or Contributed BT Subsidiaries has received any notice in writing that any Default exists under any of the material covenants, conditions, restrictions, rights of way or easements, if any, affecting all or any portion of the BT Property Assets which are to be performed or complied with by the BT Sellers or the Contributed BT Subsidiaries as the owner of any of the BT Property Assets, except for such Defaults as would not individually or in the aggregate have a BT GCS Business MAE.

     (vi) All components of all buildings, structures, fixtures and other improvements in, on or within the BT Property Assets and any real property that is the subject of the BT Leases are in a state of condition and repair which enables the relevant part of the BT GCS Business to be carried on in the relevant real property, subject to continued repair and replacement in accordance with past practice and except for any failures that would not individually or in the aggregate have a BT GCS Business MAE.

     (k) Absence of Certain Changes. Except as disclosed herein or in the Schedules to this Section 17.2 or as otherwise permitted under the Transaction Agreements, since July 31, 1998: (i) there has been no change in the BT GCS Business which, taken as a whole, constitutes a BT GCS Business MAE; (ii) there has been no physical damage, destruction or loss to any BT Assets or any Assets of any Contributed BT Subsidiary that would have a BT GCS Business MAE; and
(iii) neither a BT Seller nor a Contributed BT Subsidiary nor any of their respective Affiliates, has, with respect to the BT GCS Business:

     (A) incurred any material Liability except (A) Liabilities included in the BT GCS Business Financials or the balance sheet included in the Concert Financials, or (B) Liabilities incurred since July 31, 1998, in the ordinary course of the business that would not individually or in the aggregate have a BT GCS Business MAE;

     (B) discharged or satisfied any material Lien or paid any material Liability, except for such discharges, satisfactions or payments as were made in the ordinary course of business or as would not individually or in the aggregate have a BT GCS Business MAE;

     (C) subjected to any Lien, other than Permitted Liens, any of the BT Assets or any Assets used by the Contributed BT Subsidiaries in the BT GCS Business except in the ordinary course of the BT GCS Business;

     (D) (i) sold, assigned, transferred, conveyed, leased or otherwise disposed of, or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any material Assets of the BT GCS Business, or (ii) except as permitted by this Agreement, including Section 19.2, entered into any material joint venture or partnership, or purchased or acquired any material line of business of any Person, in the case of clause (i) or (ii) except in the ordinary course of the BT GCS Business, or (iii) incurred any liability for any capital expenditures other than in the ordinary course of the BT GCS Business; or

     (E) entered into any agreement which provides for or will result in any of the foregoing.

     (l) Permits.

     (i) Schedule 17.2(1) contains true and correct lists of all claims that the BT GCS Business has received in writing since January 1, 1996 from any Governmental Body alleging noncompliance by the BT GCS Business with any Applicable Law (other than Environmental Laws) in connection with the BT Sellers' or Contributed BT Subsidiaries' conduct of the BT GCS Business except for any such claims as would not individually or in the aggregate have a BT GCS Business MAE.

     (ii) Except as disclosed in Schedule 17.2(1), all Permits necessary for the conduct of the BT GCS Business as presently conducted are in full force and effect and the BT Sellers and the Contributed BT Subsidiaries, as applicable, are in compliance therewith except for any failures to have such Permits or any failures of any Permits to be in full force and effect or in compliance as would not individually or in the aggregate have a BT GCS Business MAE. Except as disclosed in Schedule 17.2(e), no Action is pending or, to BT's knowledge, threatened seeking the revocation or limitation of any such Permit except for any Action as would not individually or in the aggregate have a BT GCS Business MAE.

     (m) Compliance with Laws. Except as disclosed in Schedule 17.2(m) and except with respect to Taxes and Environmental Laws (which are the subject of separate representations and warranties), the conduct of the BT GCS Business and the BT Property Assets complies and has since January 1, 1996 complied with all Applicable Law and judgments, orders or decrees applicable thereto, except for such failures as would not individually or in the aggregate have a BT GCS Business MAE.

     (n) Material Contracts.

     (i) For the purposes hereof, "BT Specified Contracts" shall mean (A) each contract to which any of the BT Sellers with respect to the BT GCS Business or any of the Contributed BT Subsidiaries is a party involving a likely annual expenditure of more than $15 million or likely annual revenue of more than $15 million and (B) each distribution, international correspondent, supply/requirements or customer agreement with respect to the BT GCS Business to which BT or any of its Affiliates is a party representing annual expenditures or revenues of more than $25 million, or $100 million over the term of the agreement.

     (ii) Except as disclosed in Schedule 17.2(n), neither any of the BT Sellers in respect of the BT GCS Business nor any of the Contributed BT Subsidiaries is a party to any:

     (A) agreement preventing any Contributed BT Subsidiary, or agreement that, after the Closing, will prevent the Newco Group, AT&T or any of their respective Affiliates, from competing with any other Person or engaging in any material business activity;

     (B) guaranty of the obligations of any third party in excess of $25 million in the aggregate;

     (C) note, mortgage, indenture or other obligation, agreement or instrument for or relating to any lending or borrowing of $25 million or more in the aggregate, except for lending or borrowing incurred by the BT Sellers for general corporate purposes which does not encumber any of the BT Assets or the Assets of the Contributed BT Subsidiaries;

     (D) material contract with the U.K. or any other federal or foreign government other than any such contract entered in the ordinary course of business after the date hereof or any contract with BT or any of its Affiliates as of the date hereof; or

     (E) other contract, agreement or arrangement, entered into other than in the ordinary course of business and requiring future payment or payments in excess of $15 million annually which is not terminable on no more than 90 days' notice without material penalty.

     (iii) With respect to each BT Specified Contract and with respect to each Contributed BT Contract, such BT Specified Contracts and the Contributed BT Contracts are, to the knowledge of BT, valid and binding (subject to applicable Bankruptcy Law or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law)), except for such failures to be valid and binding as would not individually or in the aggregate have a BT GCS Business MAE. None of the BT Sellers or Contributed BT Subsidiaries nor, to BT's knowledge, any other Person is in default under any such contracts except for such defaults as to which requisite waivers or consents have been or are being obtained or which would not individually or in the aggregate have a BT GCS Business MAE.

     (o) Environmental Matters. Except as set forth on Schedule 17.2(o) and, with respect to Sections 17.2(o)(i), (ii), (iv) and (vi), except as would not, individually or in the aggregate, have a BT GCS Business MAE, since January 1, 1996 (i) the BT GCS Business is and has been conducted in accordance with all applicable Environmental Laws and Environmental Permits, (ii) all Environmental Permits are in full force and effect, and the BT GCS Business has made all appropriate filings for issuance or renewal of such Environmental Permits, (iii) none of the BT Sellers with respect to the BT GCS Business and no Contributed BT Subsidiary has been notified that it may be a "potentially responsible party," under the United States Comprehensive Environmental Response, Compensation and Liability Act, an "Appropriate Person" who has liability for contaminated land clean-up under Part II of the U.K. Environmental Act 1985, or may be the substantial equivalent under any applicable Environmental Law, (iv) none of the

BT Sellers with respect to the BT GCS Business and no Contributed BT Subsidiary has received any written notice from any Governmental Body, or any other third party, that alleges that any of the BT Sellers with respect to the BT GCS
Business or any Contributed BT Subsidiary is liable under or is not in compliance with applicable Environmental Laws or Environmental Permits, (v) there is no Action asserting any Environmental Liability in excess of $10 million pending, or to the knowledge of BT, threatened, against any of the BT Sellers with respect to the BT GCS Business or any Contributed BT Subsidiary, and (vi) there has been no reportable release of any Hazardous Substances at, on, or about, under or within any BT Property Assets or, to the knowledge of BT, any other premises at the time when such premises were formerly owned, leased, operated, controlled or occupied by the BT GCS Business or by any predecessor of the BT GCS Business (other than releases not in violation of any Environmental
Law).

     (p) Year 2000 Compliance.

     (i) All computer software used in the BT GCS Business is or will be year 2000 compliant, meaning that neither the performance nor the functionality of the software or any service based on such software will be adversely affected by the advent of the year 2000 or any other year, or by the advent of September 9, 1999 or February 29, 2000, except for such failures to be year 2000 compliant that would not individually or in the aggregate have a BT GCS Business MAE.

     (ii) There is no fault with the functionality or operation of any software or other systems used in the BT GCS Business that detrimentally affects the quality of services being supplied to customers or the ongoing cost of maintenance and support of such software or systems in comparison with other equivalent software or systems, except such faults that would not individually or in the aggregate have a BT GCS Business MAE.

     (q) Tax Representations. With respect to the BT GCS Business, the BT Assets and the Contributed BT Subsidiaries:

     (i) Each of BT, the BT Sellers and the Contributed BT Subsidiaries has complied in all material respects with applicable tax regulations, and has duly and timely filed all United Kingdom, United States federal, foreign, state, county and local Tax Returns required to be filed by it for all taxable periods or portions thereof through the date of this Agreement, and will duly and timely file such Returns as are required to be filed with respect to the taxable periods ending on or before the Closing Date, unless, in each case, the failure to do so would not have a BT GCS Business MAE. Such Tax Returns have been prepared, or will be prepared, in accordance with all applicable government regulations and are, or will be, accurate and complete in all respects, except where a failure so to prepare such Returns would not individually or in the aggregate have a BT GCS Business MAE. Each of BT, the BT Sellers and the Contributed BT Subsidiaries has timely paid or adequately provided for (or will timely pay or adequately provide for) all Taxes due and payable by such Person (whether or not shown on any Returns), and each of BT, the BT Sellers and the Contributed BT Subsidiaries have adequately provided (or will adequately provide) for all Taxes which would be due with respect to the current taxable year if the current taxable year ended at the close of business on the Closing Date, except for any such failures as would not individually or in the aggregate have a BT GCS Business MAE.

     (ii) Except as set forth in Schedule 17.2(q), no proposed Taxes or Tax deficiencies have been asserted against BT, the BT Sellers or the Contributed BT Subsidiaries relating to the BT GCS Business or any of the Contributed BT
Subsidiaries except those that have been paid in full or those which if determined adversely to BT, the BT Sellers or the Contributed BT Subsidiaries would not individually or in the aggregate have a BT GCS Business MAE.

     (iii) Except as set forth on Schedule 17.2(q), there are no and have been no tax sharing or other agreements or arrangements regarding the allocation of liability of Taxes, reimbursement for group relief or consortium relief or similar matters between or among BT or the BT Sellers, on the one hand, and any of the Contributed BT Subsidiaries, on the other hand.

     (iv) Except as set forth on Schedule 17.2(q), (A) there are no pending requests for rulings from any Taxing authority relating to any material issue affecting any BT Asset or Contributed BT Subsidiary, (B) there are no outstanding subpoenas or written requests for information by any Taxing authority with respect to Taxes relating to any material issue affecting any BT Asset or Contributed BT Subsidiary, and (C) to the knowledge of BT or the BT Sellers, there are no proposed reassessments by any Taxing authority of any property that constitutes a BT Asset, or is owned or leased by any BT Seller or any Contributed BT Subsidiaries.

     (v) Except as set forth on Schedule 17.2(q), there are no written agreements in effect to extend (A) the time to file any Tax Return of any Contributed BT Subsidiaries or (B) the period of limitations for the assessment or collection of any Taxes of any Contributed BT Subsidiaries.

     (vi) Except as set forth on Schedule 17.2(q), there is no pending Tax audit, examination, investigation or similar proceeding involving any liability for Taxes relating to any Contributed BT Subsidiaries or the BT Assets which would, if determined adversely to BT, the BT Sellers or the Contributed BT
Subsidiaries have a BT GCS Business MAE, nor have any of the Contributed BT Subsidiaries, BT or any BT Seller entered into any closing agreement within the meaning of Section 7121 of the Code, or any analogous provision of state, local or foreign law relating to any material issue affecting any BT Asset or Contributed BT Subsidiary.

     (vii) Except as set forth on Schedule 17.2(q), the Income Tax Returns of each Contributed BT Subsidiary have either been examined by the relevant Taxing authority or the periods covered by such Income Tax Returns have been closed by an applicable statute of limitations.

     (viii) No Contributed BT Subsidiary is or was a member of a U.S. Consolidated Group.

     (ix) There are no transactions which have been carried out by the Contributed BT Subsidiaries in respect of which special consent was required from H.M. Treasury under the provisions of section 765 of the U.K. Income and Corporation Taxes Act 1988 without such consent having first been obtained and all relevant information supplied to H.M. Treasury.

     (r) Conduct of BT GCS Business. On the Closing Date, except as disclosed on
Schedule 17.2(r) or otherwise permitted or required by this Agreement, including
Schedule 2.2, or to effect the Contribution and the transactions contemplated in connection therewith, the following shall be true and correct with respect to the period from the date hereof to and including the Closing Date:

     (i) BT will have caused the BT GCS Business to have been operated in the ordinary course;

     (ii) BT will have caused each Contributed BT Subsidiary not to have (A) amended its constitutive or equivalent documents; (B) subject to Section 17.2(u), except as otherwise contemplated hereby (including as may be necessary to transfer any non-BT Assets from any Contributed BT Subsidiary other than BT IntermediateCo, Concert Holdings or any of their Subsidiaries) and except for cash dividends or distributions, declared or paid any dividend or distribution with respect to its capital stock or share capital; or (C) repurchased its capital stock or share capital;

     (iii) BT will have caused the BT Sellers in respect of the BT GCS Business and the Contributed BT Subsidiaries not to have (A) created, incurred or assumed any long-term or short-term Indebtedness, except pursuant to Section 15.7(a);
(B) assumed, guaranteed, endorsed or otherwise have become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person other than any of the Contributed BT Subsidiaries; or (C) made any material loans, advances or capital contributions to or investments in, any Person other than any of the Contributed BT Subsidiaries (except as permitted by this Agreement or any other Transaction Agreement and except for customary loans, advances or capital contributions consistent with past practice or in accordance with contractual arrangements existing as the date hereof and set forth on Schedule 17.2(r) and except intercompany loans and advances between the Contributed BT Subsidiaries and BT or any of its Affiliates), except for any of the foregoing that shall not become obligations of the Newco Group or that shall have been settled or otherwise eliminated on or prior to the Closing;

     (iv) except as required by Applicable Law or contractual obligations existing on the date hereof and set forth on Schedule 17.2(r) or as permitted under or contemplated by this Agreement or any of the other Transaction Agreements, BT will have caused (1) the BT Sellers not to have sold, transferred or otherwise have disposed of any BT Assets, and the Contributed BT Subsidiaries not to have sold, transferred or otherwise have disposed of any of their Assets, with a total value of more than $250 million in the aggregate, other than in the ordinary course of business or (2) the BT Sellers not to have created any Lien, except a Permitted Lien, on the BT Assets other than in the ordinary course of business or the Contributed BT Subsidiaries not to have created any Lien, except a Permitted Lien, on any of their Assets other than in the ordinary course of business;

     (v) BT will have caused all transactions involving BT and any of its Affiliates, on the one hand, and the Contributed BT Subsidiaries, on the other hand, or otherwise involving BT and its Affiliates and the BT GCS Business to have been on an arm's length basis;

     (vi) subject to the terms and conditions of this Agreement, to any effects arising principally from having entered into the Term Sheet, this Agreement or the other Transaction Agreements and consistent with operating in the ordinary course, BT will have used, and will have caused the BT Sellers and the Contributed BT Subsidiaries to have used, its or their reasonable commercial efforts to preserve the BT GCS Business intact, and to preserve the goodwill of customers, suppliers and others having business relations with the BT GCS Business; and

     (vii) BT will have caused the BT Sellers in respect of the BT GCS Business and the Contributed BT Subsidiaries not to have agreed to take any action or refrain from taking any action with respect to the BT GCS Business described in this Section 17.2(r).

     (s) Cables. There is no fault with the functionality or operation of any cable used in the BT GCS Business that detrimentally affects the quality of services being supplied to customers or the on-going cost of maintenance and support of such cable in comparison with other equivalent cables, except for such faults that would not individually or in aggregate have a BT GCS Business MAE.

     (t) Intercompany Agreements; Purchase of MCI's Interest in Concert. Except as set forth on Schedule 17.2(t), none of Concert Holdings, Concert, any other Contributed BT Subsidiary or any of their Subsidiaries, on the one hand, is a party to any agreement or arrangement with BT or any of its Affiliates (other than Concert or one or more of its Subsidiaries), or MCI or MCI-WorldCom or any of their Affiliates, on the other hand. Except as set forth on Schedule 17.2(t), none of the agreements or arrangements entered into by either BT or Concert or any of their respective Affiliates in connection with the purchase of the Purchased Shares will impose any Liabilities upon Concert or any of its Affiliates which, individually or in the aggregate, are material to Concert, or would, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Concert. Except as set forth on
Schedule 17.2(t), none of BT IntermediateCo, Concert Holdings or any other Contributed BT Subsidiary is subject to any Liabilities that did not arise in the ordinary course of conduct of their Global Business Communications Services business.

     (u) Concert Distributions; Indebtedness.

     (i) Since March 31, 1998 and through to the Closing, none of BT IntermediateCo, Concert Holdings or any of their Subsidiaries has or will have
(x) declared, paid or made any dividends or other distributions on its outstanding share capital, or (y) redeemed, retired, purchased, or otherwise acquired for value any shares of any of its classes of share capital.

     (ii) From March 31, 1998 to the date hereof, (x) Concert was operated in the ordinary course of business other than any matter resulting from or relating to Concert's restructuring of its relationship with MCI (and for these purposes the change-over from leasing to owning circuits shall be deemed to be in the ordinary course of business), and (y) Concert has not created, incurred or assumed long-term or short-term Indebtedness or assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person, except to fund losses and to invest in Concert's business to operate such business in the ordinary course as such ordinary course is described in the preceding clause
(x). As of  September  30,  1998,  the net debt of Concert was not greater  than
65.15 million pounds sterling, as shown on the attached Schedule 17.2(u).

     For purposes of this Section 17.2(u) only, a breach of this representation shall be remedied by BT by a payment of cash to Concert, or a cancellation of Indebtedness owed by Concert to BT, in an amount equal to any Indebtedness above the level provided in the preceding sentence.

     (v) Organization and Standing. Thistle BV is a Besloten Vennootschap duly organized under the laws of The Netherlands, and has all requisite corporate power and corporate authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

     (w) Share Capital of Thistle BV. The total authorized share capital of Thistle BV is NLG 200,000, divided into 2,000 shares with a nominal value of NLG 100 per share, of which 400 shares have been issued to, and are registered in the name of, BT Holdings. Thistle BV is a wholly-owned Subsidiary of BT Holdings.

     (x) No Operations. Except for obligations or liabilities incurred in connection with the costs and expenses of its incorporation or organization and with the transactions contemplated in the Transaction Agreements and the Local Purchase Agreements, Thistle BV has not incurred any obligations or liabilities or engaged in any business or activities of any type or entered into any agreements or arrangements with any Person.

     (y) Thistle BV Authorization; Validity. Thistle BV has all requisite corporate power and corporate authority to execute and deliver this Agreement and the IPR Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Thistle BV will have at the Closing all requisite corporate power and corporate authority to execute and deliver the Transaction Agreements and the Local Purchase Agreements to be executed by it on or prior to the Closing, to perform its obligations under such other Transaction Agreements and such Local Purchase Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by Thistle BV of this Agreement and the IPR Agreement, and the consummation by Thistle BV of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Thistle BV. The execution, delivery and performance of Thistle BV of the Transaction Agreements and the Local Purchase Agreements to be executed by it on or prior to the Closing, and the consummation of the transactions contemplated thereby, will, prior to such execution and delivery, be duly authorized by all necessary corporate action on the part of Thistle BV and no other corporate proceedings or action on the part of Thistle BV or its Management Board or shareholders will be necessary therefor. This Agreement and the IPR Agreement have been, and the Transaction Agreements and the Local Purchase Agreements to be executed by Thistle BV on or prior to the Closing will, when executed and delivered, be, duly executed and delivered by Thistle BV. This Agreement and the IPR Agreement constitute, and the other Transaction Agreements and the Local Purchase Agreements to be executed by Thistle BV on or prior to the Closing will, when duly executed and delivered, constitute, legal, valid and binding obligations of Thistle BV, enforceable against it in accordance with their respective terms.

     (z) Thistle BV No Conflicts. Except as set forth on Schedule 17.2(z), the execution, delivery and performance by Thistle BV of this Agreement and the IPR Agreement, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof do not, and the execution, delivery and performance by Thistle BV of the other Transaction Agreements and the Local Purchase Agreements to be executed by it on or prior to the Closing, the consummation of the transactions contemplated by such Transaction Agreements and such Local Purchase Agreements and compliance with the terms of such Transaction Agreements and such Local Purchase Agreements will not at the Closing, conflict with, or constitute or result in any Default under (i) any provision of the Thistle BV Charter Documents, (ii) any order, arbitration award, judgment, injunction or decree against, or binding upon, Thistle BV or upon its properties or businesses, (iii) any instrument, contract, mortgage, charge or other agreement to which it is bound, or by which any of its Assets is bound, or (iv) under any Applicable Law with respect to Thistle BV or any of its Assets (except, with respect to clauses (ii), (iii) and (iv), for such conflicts or Defaults that, individually or in the aggregate, would not have a material effect on the ability of Thistle BV to perform in all material respects its obligations under this Agreement and the other Transaction Agreements and the Local Purchase Agreements to which it is a party in accordance with their respective terms and would not have a Venture Business Material Adverse Effect).

     (aa)  Litigation;  Orders.  There  are  no  Actions  pending  or,  to  BT's knowledge, threatened against Thistle BV that would individually or in the aggregate have a Venture Business Material Adverse Effect or prohibit the Contribution or the transactions contemplated hereby or by any of the other Transaction Agreements. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Thistle BV that would individually or in the aggregate have a Venture Business Material Adverse Effect or that would prohibit the Contribution or the transactions contemplated hereby or by any of the other Transaction Agreements.

                                   ARTICLE 18
                                    COVENANTS

     18.1 Conduct of AT&T GCS Business; Conduct of BT GCS Business.

     (a) Except as otherwise provided herein, nothing in this Agreement shall be construed or interpreted to (x) limit or prevent the AT&T Sellers or any of the Contributed AT&T Subsidiaries prior to the Closing Date from (i) making or accepting intercompany advances to, from or with one another or with AT&T or any of its Affiliates or (ii) engaging in any transaction incident to the normal cash management procedures of AT&T and its Affiliates, including short-term investments in bank deposits, money market instruments, time deposits, certificates of deposit and bankers' acceptances and borrowings for working capital purposes and purposes of providing additional funds to the AT&T Sellers and the Contributed AT&T Subsidiaries in the ordinary course of business; provided, that, none of such actions would have an AT&T GCS Business MAE or (y) limit or prevent (i) transfers of assets or liabilities by AT&T or its Affiliates to facilitate the transfer of the AT&T Assets to the Newco Group at the Closing, (ii) other activities of AT&T and its Affiliates undertaken in
connection  with   provisioning  for  the  transition  period  pursuant  to  the
Transition Plan before the establishment of the Newco Group and for the establishment of the Newco Group, and (iii) activities undertaken by AT&T or any of its Affiliates in connection with the withdrawal from the alliances set forth on Schedule 18.9 or in connection with the formation of ConsumerCo.

     (b) Except as otherwise provided herein, nothing in this Agreement shall be construed or interpreted to (x) limit or prevent the BT Sellers or any of the Contributed BT Subsidiaries prior to the Closing Date from (i) making or accepting intercompany advances to, from or with one another or with BT or any of its Affiliates or (ii) engaging in any transaction incident to the normal cash management procedures of BT and its Affiliates, including short-term investments in bank deposits, money market instruments, time deposits, certificates of deposit and bankers' acceptances and borrowings for working capital purposes and purposes of providing additional funds to the BT Sellers and the Contributed BT Subsidiaries in the ordinary course of business; provided, that, none of such actions would have a BT GCS Business MAE or (y) limit or prevent (i) transfers of assets or liabilities by BT or its Affiliates to facilitate the transfer of the BT Assets to the Newco Group at the Closing,
(ii) other activities of BT and its Affiliates undertaken in connection with provisioning for the transition period pursuant to the Transition Plan before the establishment of the Newco Group and for the establishment of the Newco Group, and (iii) activities undertaken by BT, Concert or any of their Affiliates in connection with the withdrawal of MCI from Concert.

     (c) AT&T and BT shall cause the representations and warranties set forth in Sections 17.1(r) and 17.2(r), respectively, to be true and correct in all material respects on and as of the Closing.

     18.2 No Amendments.  None of Concert,  BT or any of their  Affiliates shall
(a) enter into or agree to any material amendment, by supplement or otherwise, to the provisions of the MCI-WorldCom Distribution Agreement or (b) extend or agree to extend the two year term or the three year run-off period thereof.

     18.3 EU Merger Regulation. From the date of this Agreement, each parent shall use its Best Efforts to secure that the transactions contemplated hereby will be considered by the European Commission under the European Merger Control Regulation, including the procedures and timetable provided for in Council Regulation EEC No. 4064/89 and its associated regulations (each as amended) (collectively, the "EU Merger Regulations"); provided, however, that neither the foregoing nor the provisions of Section 20.3 shall (a) limit or restrict the parents' ability to negotiate the terms of any Transaction Agreement to the extent not agreed on the date hereof, or (b) require either parent to agree to any material change to (i) the structure of the Newco Group as described in
Schedule 2.2, (ii) the Initial Contributed Assets, or (iii) any important restriction, modification, limitation or reduction of the second sentence of
Section 11.6, including any applicable exceptions thereto, or any other material term of this Agreement or any other Transaction Agreement.

     18.4 Governmental Approvals.

     (a) Subject to Sections 19.2 and 19.3, from the date of this Agreement, each parent shall use its Best Efforts to obtain the Governmental Approvals set forth in Schedule 17.1(d) and Schedule 17.2(d) (collectively, the "Key Governmental Approvals") necessary for the parents, Thistle BV and their Subsidiaries to consummate the transactions contemplated by the Transaction Agreements within 12 months from the date hereof; provided, however, that, whether in connection with any discussions with any Governmental Body or in connection with any Governmental Approval with respect to the transactions contemplated hereby or otherwise, (i) the obligations of the parents to use Best Efforts shall not limit or restrict the parents' ability to negotiate the terms of any Transaction Agreement to the extent not agreed on the date hereof, (ii) neither parent shall be required to agree to any important restriction, modification, limitation or reduction of the second sentence of Section 11.6, including any applicable exceptions thereto, (iii) without limiting clause (ii), the exclusion for Material Adverse Effect in the definition of "Best Efforts" shall apply to and shall be deemed to include any restriction, condition, burden or detriment applicable to a parent's own business or on the proposed Venture Business, and (iv) neither BT nor any of its Subsidiaries shall be required to take any of the actions or provide any of the services described in Schedule
18.4. Any Key Governmental Approval that is granted or proposed subject to any of the matters referred to in the proviso to the preceding sentence or which would have a Material Adverse Effect on the applicable parent's own business or on the proposed Venture Business shall be deemed to contain a "Burdensome Condition."

     (b) From the date of this Agreement, the parents shall make or cause to be made available all information reasonably requested by the other parent to permit all necessary filings and notices to the European Commission to be made within one week following the execution of this Agreement, and, with respect to filings and notifications in the United States and elsewhere, as promptly as practicably following the execution hereof. The parents shall promptly furnish or cause to be furnished all information and documents reasonably required by the relevant Governmental Bodies, and make or cause to be made available staff to give evidence to such Governmental Bodies, in each case as appropriate in order to obtain the Key Governmental Approvals.

     (c) At all times prior to the  Closing,  the parents  shall  cooperate  and coordinate with each other, as appropriate, with respect filings and notifications to Governmental Bodies in connection with obtaining Governmental Approvals for the transactions contemplated hereby.

     18.5 Access. From the date of this Agreement until the Closing Date, each parent shall give to the other parent and its representatives reasonable access during normal business hours to the properties, books and records of such parent and its Affiliates to the extent relating to the Initial Contributed Assets and the Assumed Liabilities and furnish each other with all such information concerning the AT&T GCS Business or the BT GCS Business, as the case may be, as the other parent may reasonably request, subject to appropriate confidentiality restrictions and restrictions on sharing of information imposed by contracts with third parties or Applicable Law. Without limiting the foregoing, BT will provide AT&T and its representatives reasonable access during normal business hours to the information, books and records relating to Concert and its business, operations, contracts, assets, liabilities, revenues and other financial information.

     18.6 Books and Records. From the date of this Agreement until the Closing Date, each parent shall, and shall cause its Affiliates to, continue to maintain the books, accounts and records of such parent and the AT&T GCS Business or the BT GCS Business, as the case may be, in the usual, regular and ordinary manner on a basis consistent with prior years and periods, except as required by Applicable Law or the GAAP of the applicable jurisdiction of such businesses, as the case may be.

     18.7 Further Assurances. The parties shall use their Reasonable Best Efforts to consummate the transactions contemplated hereby, subject to the terms hereof. Each party shall execute, or cause to be executed, such documents and other instruments, and take or cause to be taken such further actions, as may be reasonably requested to carry out the provisions hereof and the transactions contemplated hereby, subject in all cases, to the terms hereof.

     18.8 Other Documents. As soon as reasonably practicable after the date hereof but prior to the Closing Date, the parents shall negotiate in good faith to reach mutual agreement on the definitive terms and conditions of:

     (a) an investment fund agreement, which shall contain the terms set forth in Schedule 18.8 attached hereto and such other terms and conditions as the parents shall agree (the "Investment Fund Agreement");

     (b) systems and other support services agreements, including, to the extent not covered in a Supply Agreement (Parent Components), agreements for the supply by the parents to the Newco Group of capacity and other telecommunications services;

     (c) an employee matters agreement, which shall contain terms and conditions as the parents shall agree (the "Employee Matters Agreement");

     (d) to the extent not covered in the IPR Agreement, any trademark licenses to be granted by the parents to the Newco Group or vice versa;

     (e) the transition plan (the "Transition Plan"), identifying the actions to be taken by the parents, consistent with legal, regulatory and contractual obligations, including time schedules for implementation, in order to facilitate the establishment of the Newco Group and the Venture Business;

     (f) the pricing and risk principles to be incorporated in the subcontracts referred to in Section 7.6;

     (g) supply agreements for the supply by the Newco Group to each parent of facilities and services involving the Global Network Facilities of the Newco Group, including multi-use facilities and earth stations; and

     (h) supply agreements for the supply by each parent to the Newco Group of facilities and services involving the Domestic Network Facilities of such parent, including multi-use facilities.

     18.9 Activities With Respect to Alliances. With respect to the Persons listed in Schedule 18.9, AT&T shall take the actions listed in such Schedule within the time periods set forth therein; provided, however, that, if AT&T is prevented or restrained by any order, judgment, injunction, award or decree by any Governmental Body from so taking such action, so long as AT&T is diligently and in good faith pursuing all available legal remedies to cause such order, judgment, injunction, award or decree to be withdrawn, terminated, canceled or released, the applicable time period set forth in Schedule 18.9 shall be tolled for the period of time any such order, judgment, injunction, award or decree is in effect and binding on AT&T; provided, further, however, that AT&T shall be entitled to engage in the transitional and other post-termination activities set forth on Schedule 18.9.

     18.10 Confidentiality.

     (a) The terms of the separate Confidentiality Agreements dated March 11, 1998 and June 8, 1998 between the parents (the "Confidentiality Agreements") shall apply to all Evaluation Material (as defined therein) disclosed to the other parent as a result of the discussions, negotiations or due diligence process contemplated in this Agreement.

     (b) Each parent shall, and shall cause its Affiliates and its or their directors, officers, employees and agents (each, a "Recipient") to, maintain in confidence the terms of this Agreement and the other Transaction Agreements and all information furnished to each such Recipient in connection with or relating to this Agreement, the other Transaction Agreements or the business and affairs of the Newco Group. The preceding sentence shall not apply to information that
(i) becomes generally available to the public other than as a result of disclosure by such recipient contrary to this Agreement, (ii) was available to such Recipient on a non-confidential basis prior to its disclosure to such Recipient by the Newco Group or the other parent, (iii) becomes available to such Recipient on a non-confidential basis from a source other than the Newco Group or any other Recipient unless such Recipient knows that such source is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to such Recipient by a contractual obligation, (iv) is independently developed by such Recipient without reference to confidential information received from the Newco Group, (v) is required to be disclosed by Applicable Law or legal process, or (vi) is required to be disclosed by any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such Recipient or any of its Affiliates are listed or traded. In the case of a disclosure in the circumstances described in clause (v) of the preceding sentence, the disclosing Recipient shall use its Reasonable Best Efforts to provide Thistle BV and the other parent with prompt notice thereof so that Thistle BV or the other parent may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, the disclosing Recipient agrees to furnish only that portion of the information that it is legally required to do so and, at the request of Thistle BV or the other parent, shall use its Reasonable Best Efforts to obtain assurances that confidential treatment will be accorded such information.

     18.11 Name of Thistle BV. The chairman of the board of directors of each parent shall, prior to the Closing, consult with each other and agree upon the corporate name of Thistle BV to be adopted as of the Closing.

     18.12 Netherlands Tax Ruling. If either AT&T or BT fails to obtain a ruling from the Netherlands Tax Authorities which ensures that their respective contributions of Assets to the Newco Group will be exempt from Netherlands capital tax under application of article 37 of the relevant Netherlands Tax law (i.e., Wet op Belastingen van Rechstverkeer) and Article 28 (Non-Discrimination) of the Convention between the United States of America and The Kingdom of the Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (December 18, 1992), then the parties agree to negotiate in good faith to secure an alternative mutually acceptable jurisdiction of incorporation (other than the U.S. or U.K.) for Thistle BV.

                                   ARTICLE 19
                      PRE-CLOSING ACQUISITION TRANSACTIONS

     19.1 Acquisition Transactions.

     (a) This Section 19.1 shall apply to any businesses, investments or assets acquired by either parent or any of its Group Companies by merger, acquisition, business combination or other transaction (an "Acquisition Transaction") on or after the date of this Agreement and prior to the Closing Date which, if acquired after the Closing Date, would violate the provisions of Section 11.1 or the second sentence of Section 11.6 after giving effect to any exceptions thereto, other than any of the foregoing acquired pursuant to an agreement initially executed and delivered prior to July 24, 1998 (collectively, the "New Assets"). If an Acquisition Transaction involves New Assets and other assets or the acquisition of an interest in a business that owns New Assets and other assets, this Article 19 shall apply only to the New Assets; provided, that, if the acquired interest in a business is a non-Controlling interest, the party making such Acquisition Transaction may elect to treat the entirety of such interest as New Assets in order to satisfy its obligations under this Article 19.

     (b) In the case of any New Assets, the parents and the CEO shall, following the Closing Date, cooperate in a review of such New Assets and their potential value to the Newco Group. Unless the parents agree to the contrary, the CEO shall have the authority to make a determination to purchase New Assets and assume related liabilities up to an aggregate Acquisition Cost (as defined below) of $25 million. If so determined by the CEO, Thistle BV or one or more of the Newco Subsidiaries shall purchase for cash any such New Assets and Thistle BV or one or more of the Newco Subsidiaries will assume any related liabilities approved by the CEO at a price (unless otherwise agreed by the applicable parent and by Thistle BV through a decision of the Management Board, with DirectorCo, as the sole director of the Management Board, acting pursuant to a majority vote of each of the Class A Representatives and the Class B Representatives) equal to the price paid to acquire such New Assets, adjusted to reflect any liabilities not assumed by Thistle BV or the applicable Newco Subsidiary, plus the applicable cost of funds of the parent or its Group Company attributable to such purchase price for the period from the acquisition thereof by the parent or its Group Company to the closing of the sale of the New Assets to Thistle BV or one or more of the Newco Subsidiaries (such cost, the "Acquisition Cost"). If the CEO decides not to purchase the New Assets, unless the parents agree to the contrary, none of Thistle BV or any of the Newco Subsidiaries shall purchase any such New Assets. The provisions of Section 15.3(c) shall be applicable, mutatis mutandis, to any New Assets and related liabilities acquired or assumed by Thistle BV.

     (c) Any acquisition of New Assets with an Acquisition Cost in excess of $25 million, in a transaction or series of related transactions, shall require the approval of the Management Board in accordance with Section 3.5(e). The applicable parent shall, or shall cause its applicable Group Company to, divest any New Assets not so acquired by Thistle BV or any of the Newco Subsidiaries within one year following the Closing Date.

     (d) The parties will cooperate to make any purchases by Thistle BV or any of the Newco Subsidiaries contemplated by this Section 19.1 not financially coercive and efficient from a tax and accounting perspective to the Newco Group or the parent, or the parent of the Group Company, that acquired the New Assets and the parties will cooperate in structuring any such purchases. Any purchases of New Assets described in this Section 19.1 shall be pursuant to mutually acceptable stock or asset purchase agreements.

     19.2 Obligation to Obtain Governmental Approvals.

     (a)  Notwithstanding  anything to the contrary in this Agreement other than
Section 19.4, but including the definition of "Best Efforts" and "Reasonable Best Efforts," nothing herein shall prevent or restrict either parent or any of its Group Companies from engaging in any Acquisition Transaction after the date hereof and prior to the Closing Date.

     (b) Any Acquisition Transaction engaged in by a parent or any of its Group Companies after the date hereof and prior to the Closing Date shall not affect the application of Section 20.2(a), 20.2(b) or 20.2(c) or the obligation of the parent, or the parent of the Group Company, undertaking the Acquisition Transaction otherwise to continue to use its Best Efforts to obtain the Key Governmental Approvals for the transactions contemplated by the Transaction Agreements at the earliest practicable date concurrently with pursuing such Acquisition Transaction.

     19.3 Material Acquisition Transaction.

     (a) This Section 19.3 shall apply to any Material Acquisition Transaction. A "Material Acquisition Transaction" shall mean an Acquisition Transaction that involves the acquisition of a Person engaged predominantly in the Global Communications Services business or the Carrier Services business which either
(i) derives aggregate annual revenues from such business in excess of $500 million or (ii) owns or operates Global Network Facilities with a fair market value in excess of $250 million, in either case as determined by reference to the most recently completed full fiscal year of such Person.

     (b) If a parent or any of its Group Companies (the "engaging party") enters into any written agreement for a Material Acquisition Transaction, it shall promptly notify the other parent (the "non-engaging party") in writing. Within 60 days following receipt of such notice from the engaging party, the non-engaging party shall be entitled to seek written confirmation from the engaging party that it will continue to perform its obligations to use its Best Efforts to obtain the Key Governmental Approvals for the transactions contemplated by the Transaction Agreements at the earliest practicable date concurrently with pursuing such Material Acquisition Transaction. The engaging party shall respond to such request for confirmation within 10 days following receipt of a request for written confirmation. If it gives such written confirmation, then it must perform its Best Efforts to obtain the Key Governmental Approvals for the transactions contemplated by the Transaction Agreements at the earliest practicable date concurrently with pursuing such Material Acquisition Transaction.

     (c) If the engaging party does not confirm in writing to the non-engaging party that it will perform such obligation within 10 days after receipt of the non-engaging party's request for confirmation, and thereafter, diligently and continuously perform such obligation, the non-engaging party shall be entitled forthwith, by prompt notice to the engaging party, to terminate this Agreement and the other Transaction Agreements.

     (d) If, on the expiration of the 18-month period provided in Section 20.2(a), the Key Governmental Approvals shall not have been obtained for the transactions contemplated by the Transaction Agreements, the non-engaging party shall have the right to decide, by giving notice in writing to the engaging party on or before the nineteenth month anniversary of the date of this Agreement, whether or not it wishes to require both the AT&T Parties and the BT Parties to continue to be bound by the terms of this Agreements and the other Transaction Agreements for a period specified by it of up to an additional 12 months after the expiration of the 18-month period provided in Section 20.2(a) or to terminate this Agreement and the other Transaction Agreements.

     (e) If the non-engaging party decides not so to terminate the Transaction Agreements, it may require the engaging party to use its Best Efforts to obtain the Key Governmental Approvals for the transactions contemplated by the Transaction Agreements at the earliest practicable date concurrently with pursuing such Material Acquisition Transaction and shall itself continue to use its Best Efforts to obtain the Key Governmental Approvals. If the Key Governmental Approvals have still not been obtained on the date specified by the non-engaging party pursuant to Section 19.3(d), either parent shall have the right, exercisable by giving written notice to the other parent within 30 days thereafter, to terminate this Agreement and the other Transaction Agreements.

     (f) If the non-engaging party shall not have exercised its rights to terminate the Transaction Agreements prior to the end of the 30-month period following the date hereof, and if the Key Governmental Approvals have still not been obtained by the end of such 30-month period and such failure was in some meaningful part caused by the engaging party's undertaking of such Material Acquisition Transaction, unless the non-engaging party is in material breach of its obligations under this Agreement or any other Transaction Agreement, the engaging party shall pay to the non-engaging party, following the termination of the Transaction Agreements at the end of such 30-month period, all of the fees, charges, costs, disbursements and expenses, including travel, lodging and other expenses, of the non-engaging party and its employees, agents, representatives, investment bankers, counsel, including charges for in-house counsel, accountants and other advisers incurred in connection with the negotiation and preparation of this Agreement and the Transaction Agreements and all prior agreements, term sheets, letters of intent and other documents that have been superseded by this Agreement, including the Term Sheet, and all other activities relating to the transactions contemplated by the Transaction Agreements (excluding the purchase of the Purchased Shares) up to an aggregate maximum of $150 million. If the Transaction Agreements are terminated at the end of such 30-month period, within 30 days after the expiration of such 30-month period, the non-engaging party shall deliver to the engaging party a statement, in reasonable detail, of all such fees, charges, costs, disbursements and expenses. Within five days following delivery of such statement, the engaging party shall make payment, by wire transfer of same day funds, of such amount to the non-engaging party.

     (g) If the  Transaction  Agreements are not  terminated  under this Section
19.3 and the Closing shall occur, the provisions of Section 19.1 shall apply with respect to New Assets involved in the Material Acquisition Transaction.

     19.4 No Acquisition Transactions. After the date of this Agreement and prior to the Closing Date, neither parent shall be permitted to undertake any Material Acquisition Transaction if (a) the principal business and predominant source of revenue of such Person or assets is derived from the offer, sale or distribution of Global Business Communications Services, and (b) a substantial portion of the assets of such Person or such assets, as applicable, that comprise New Assets could not reasonably be expected to be acquired by Thistle BV for regulatory or antitrust reasons.

                                   ARTICLE 20
                                     CLOSING

     20.1 Closing.

     (a) The AT&T Parties, on the one hand, and the BT Parties and Thistle BV, on the other hand, shall promptly notify the other parties upon receipt of notice that all Key Governmental Approvals required to be obtained by the notifying parties in connection with the transactions contemplated hereby have been obtained. Thereafter, provided that all other conditions set forth in
Article 21 have been satisfied or waived, the closing (the "Closing") of the transactions contemplated hereby shall take place simultaneously at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m., New York City time and Houthoff, Parnassusweg 126, 1076 AT Amsterdam, The Netherlands, at a date agreed to by the parties but in any event not later than 10 Business Days following the latter of such notices from either the AT&T Parties, on the one hand, or the BT Parties and Thistle BV, on the other hand, has been given, or at such other time or date as the parties shall agree upon in writing. The time and date upon which the Closing occurs is referred to herein as the "Closing Date."

     (b) At the Closing, upon the terms and subject to the conditions set forth herein, each party will and will cause its Affiliates to take the actions described in Article 21 to be taken at the Closing and this Section 20.1 and execute and deliver such other instruments and take all such other reasonable actions as are necessary to consummate the transactions contemplated by the Transaction Agreements to be consummated by it and its Affiliates at the Closing.

     (c) At the Closing, upon the terms and subject to the conditions set forth herein, each of the parties shall, and shall cause its Affiliates and, insofar as within its power, each of the Newco Subsidiaries to, enter into each of the Transaction Agreements which have not been entered into prior to the Closing Date to which such party, its Affiliates or such Newco Subsidiary, as the case may be, are parties, including the following Transaction Agreements:

     (i) Asset Contribution Agreements;

     (ii) International Traffic Service Agreements;

     (iii) Distribution Agreements (Newco Products);

     (iv) Distribution Agreements (Parent Products);

     (v) Supply Agreements (Parent Components);

     (vi) Investment Fund Agreement; and

     (vii) Employee Matters Agreement.

     (d) At such time prior to the Closing as will enable BT Holdings to take the actions and achieve the objectives described herein, BT Holdings in its capacity as the sole shareholder of Thistle BV shall adopt a shareholder's resolution in the form of Exhibit M approving the amendment of the articles of association of Thistle BV in the form as set forth in Exhibit I. Promptly after the adoption of such resolution, BT Holdings shall apply for a declaration of no objections (verklaring van qeen bezwaar) from the Ministry of Justice of The Netherlands with respect to such amendment and shall use its Reasonable Best Efforts to obtain such declaration of no objections as promptly as practicable thereafter.

     (e) At the Closing:

     (i) BT Holdings in its capacity as the sole shareholder of Thistle BV shall adopt a shareholder's resolution in the form of Exhibit N approving the issuance of the shares of Thistle BV to be issued at the Closing and the transfer of Thistle BV shares to VLT as contemplated by Section 20.1(e)(iii).

     (ii) Thistle BV shall issue an equal number of shares to each of BT Holdings and VLT and shall receive good title thereto pursuant to a notarial deed of issuance substantially in the form of Exhibit L.

     (iii) BT Holdings shall transfer such number of shares of Thistle BV to AT&T or its Affiliate as shall be necessary to cause AT&T or its Affiliate to be the holder of the same number of shares of Thistle BV as BT Holdings, for a total purchase price equal to the aggregate par value of such shares payable at Closing. Such transfer shall effect good title and be effected pursuant to a notarial deed of transfer among such Affiliate of AT&T, BT Holdings and Thistle BV substantially in the form of Exhibit O.

     20.2 Termination Prior to Closing by Either Party. Either parent may terminate this Agreement and the other Transaction Agreements prior to the Closing by providing written notice thereof to the other parent if:

     (a) the Key Governmental Approvals are not obtained within the time frame set forth in Section 18.4(a); provided, however, that either parent, if it is not in material breach of its obligations in Section 18.4(a) to use its Best Efforts to obtain the Key Governmental Approvals, may extend the 12 month period set forth in Section 18.4(a) by up to two additional three month periods, in each instance, by providing written notice to the other parent no later than five days prior to the expiration of either the 12-month period or the expiry of the first three month extension, as applicable; provided, further, however, that the aggregate total number of such three month extensions by both parents shall not exceed two;

     (b) after the date of this Agreement, it becomes highly probable that the Key Governmental Approvals will not be obtained without Burdensome Conditions adversely affecting the Newco Group or the parent seeking to terminate by the eighteenth month anniversary of the date of this Agreement, so long as the failure to satisfy such condition does not result from a breach by the party seeking to terminate of its obligations under any Transaction Agreement;

     (c) a Key Governmental Approval with a Burdensome Condition adversely affecting the Newco Group or the parent seeking to terminate has been granted for the transactions contemplated by the Transaction Agreements and is final and not subject to further appeal;

     (d) an event(s) or development(s) shall occur or fail to occur with respect to the other parent or Thistle BV that would have a Material Adverse Effect on the proposed Venture Business or on the ability of the other parent to perform its obligations under the Transaction Agreements;

     (e) (i) a Change of Control  with  respect to the other parent shall occur,
(ii) the other parent or any of its Group Companies, as of the Closing Date, would not be in compliance with Section 11.1 or the second sentence of Section
11.6 (assuming such Section were then fully in effect) and has failed to commit to the non-breaching party that it will cure any such default diligently and in good faith and in any event on or prior to the first anniversary of the Closing Date, (iii) there shall exist a Triggering Person with respect to the other parent, unless such other parent is entitled to cure such event in accordance with Section 13.3 and such other parent shall have committed that it will eliminate the circumstances causing the Triggering Person to be the same diligently and in good faith and in any event prior to the first anniversary of the Closing Date, or (iv) there shall exist a Covered Investor with respect to the other party that is a Major Competitor of the party seeking to terminate the Transaction Agreements;

     (f) any final and binding order, judgment, injunction, award or decree that is not subject to further appeal shall have been entered that enjoins, restrains or prohibits the consummation of the transactions contemplated hereby or by the Transaction Agreements or puts in doubt the validity of this Agreement or any other Transaction Agreement in any material respect;

     (g) any representation or warranty of the other parent contained in this Agreement or the other Transaction Agreements, to the extent qualified by materiality, a Venture Business Material Adverse Effect or an AT&T GCS Business MAE or BT GCS Business MAE, as the case may be, fails to be true and correct or, to the extent not so qualified, fails to be true and correct in all material respects, or the other parent has failed to perform or comply in all material respects with any of its covenants or agreements contained in this Agreement, in the case of any of the foregoing, which failure cannot be cured on or prior to the Closing Date and has not been waived by the parent that is seeking to terminate the Transaction Agreements; or

     (h) if the conditions set forth in Section 21.1(a)(iv) or (v) have not been fulfilled by the Closing Date.

     20.3 Termination Relating to Non-Compete.

     (a) Nothing in this Section 20.3 shall limit, restrict or otherwise affect the rights of the parents to terminate, or not consummate the transactions contemplated by, the Transaction Agreements for the reasons set forth in Section
20.2 or Article 21 or affect any rights of either parent under Section 18.3 or 18.4(a), and each parent shall be entitled to exercise any of its rights thereunder prior to, concurrently with or after the application of the procedures set forth in this Section 20.3.

     (b) The parents agree that, in all events, except as may arise in accordance with this Section 20.3, the provisions of Section 11.1 and the second sentence of Section 11.6, including any applicable exceptions thereto, shall remain reciprocal in terms of duration and scope with respect to each parent's Home Territory. If any relevant Governmental Body imposes or requires, as a condition to the grant of its Key Governmental Approval, any restriction, modification, limitation or reduction (any of the foregoing, a "Reduction") of the non-compete provisions of Section 11.1 or the second sentence of Section
11.6 or any applicable exceptions thereto applicable to any Home Country, the European Region, the NAFTA Region or a Home Territory, the parent receiving notice of any such imposition or requirement for any such Reduction from the Governmental Body shall promptly notify the other parent in writing.

     (c) The parent that would benefit from the Reduction (the "Advantaged Party") shall, within 10 Business Days after the giving or receipt of the notice of the Governmental Body's imposition or requirement, either (x) exercise any applicable rights under Section 18.4(a), 20.2 or Article 21, or (y) notify the other parent (the "Disadvantaged Party") in writing (i) whether it will agree to make a corresponding change to the relevant provisions of Section 11.1 or the second sentence of Section 11.6 or any applicable exceptions thereto, as the case may be, with respect to its Home Country or Home Territory, or the European Region or NAFTA Region, as the case may be, so that the provisions of Section
11.1 or the second sentence of Section 11.6 or any applicable exceptions thereto, as the case may be, will be the same for both parents with respect to their Home Countries and their and the other parent's Home Territory and the same for AT&T in the NAFTA Region as for BT in the European Region, or (ii) whether it declines to do so.

     (d) If the Advantaged Party so elects to make the corresponding change, then, subject to Section 20.3(a), the Reduction will not in and of itself entitle the Disadvantaged Party to terminate this Agreement and the other Transaction Agreements.

     (e) If the Advantaged Party declines to make the corresponding change, the Disadvantaged Party shall have the right, in addition to any other rights it may have hereunder, by providing written notice thereof to the Advantaged Party within 10 Business Days after receipt of notice from the Advantaged Party, to terminate this Agreement and the other Transaction Agreements.

     20.4 Termination Otherwise Than Permitted. If either parent attempts to terminate this Agreement and the other Transaction Agreements prior to the Closing other than as permitted pursuant to Section 1.6(b), 19.3, 20.2 or 20.3, such action shall constitute a material breach of this Agreement and the other parent shall have all rights and remedies available to it in law or equity, including the right to seek specific performance of the obligations under this Agreement of the party attempting to terminate the Transaction Agreements. Specific performance shall be a non-exclusive remedy for such breach.

     20.5 Effect of Termination.

     (a) If this Agreement and the other Transaction Agreements are terminated pursuant to Section 1.6(b), 19.3, 20.2 or 20.3, this Agreement and the other Transaction Agreements shall forthwith cease to have effect between and among the parties and all further obligations of the parties shall terminate without further liability, except that (i) such termination shall not constitute a waiver of any rights any party may have by reason of the material failure of any material representation of the other party in this Agreement (but excluding the representations and warranties in Sections 17.1(p) and 17.2(p)) to have been true and correct as of the date of this Agreement, a material breach of Section 18.1(c) or a willful and intentional breach by any other party of any other material covenant contained in this Agreement, (ii) the covenants and agreements contained in Sections 25.2 and 25.3 shall survive for a period of six years following the date of termination (other than with respect to claims that have been made and are pending resolution as of such date, with respect to which it shall survive without limit), and the other covenants and agreements contained in Sections 18.10 and 28.3 and the Confidentiality Agreements shall survive such termination without limitation as to time.

     (b) Except as provided in Section 20.5(a), but notwithstanding anything herein to the contrary, all representations, warranties, covenants and agreements contained herein shall be of no further force or effect after the termination of this Agreement pursuant to Section 1.6(b), 19.3, 20.2 or 20.3.

                                   ARTICLE 21
                              CONDITIONS TO CLOSING

     21.1 Condition to Each Party's Obligations. The obligations of each of the parties and their Affiliates to make their Contributions described in Section
15.1 and the obligations of the parties and their Affiliates to enter into the other Transaction Agreements not theretofore executed and delivered to which they are parties and otherwise to consummate the transactions to be consummated by them at Closing are subject to the fulfillment to the satisfaction of, or waiver by, each of AT&T and BT, as of the Closing Date, of the following conditions:

     (a) Governmental Approvals.

     (i) All notifications required pursuant to the HSR Act for the transactions contemplated hereby shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated without the imposition of any Burdensome Condition adversely affecting the Newco Group or the parent seeking to rely on this condition.

     (ii) The European Commission, pursuant to the EU Merger Regulations, shall have granted approval of this Agreement and each other Transaction Agreement and the transactions contemplated hereby and thereby, without the imposition of any Burdensome Condition adversely affecting the Newco Group or the parent seeking to rely on this condition.

     (iii) An FCC Order shall have been obtained without the imposition of a Burdensome Condition adversely affecting the Newco Group or the parent seeking to rely on this condition, which has not been revoked or stayed as of the Closing Date.

     (iv) All other Governmental Approvals required to be obtained for the consummation of the transactions contemplated hereby shall have been obtained, all applicable pre-consummation waiting periods shall have expired, and no Burdensome Condition adversely affecting the Newco Group or the parent seeking to rely on this condition shall have been imposed by any Governmental Body with respect to the transactions contemplated hereby, except for Governmental Approvals and waiting periods the failure of which to obtain or satisfy would not, individually or in the aggregate, be reasonably likely to impose a Burdensome Condition adversely affecting the Newco Group or the parent seeking to rely on this condition or materially and adversely affect the ability of either the AT&T Parties or the BT Parties to perform their obligations hereunder or under the other Transaction Agreements.

     (v) No action shall have been taken by any Governmental Body to rescind or withdraw any of the Key Governmental Approvals or any Governmental Approvals contemplated by Section 21.1(a)(iv).

     (b) No Injunctions. No order, judgment, injunction, award or decree shall have been entered or threatened by any Governmental Body that enjoins, restrains or prohibits the consummation of any of the transactions contemplated hereby or by the Transaction Agreements or puts in doubt the validity of this Agreement or any other Transaction Agreement in any material respect.

     (c) Transaction Agreements. The Transaction Agreements listed in Section 20.1(c) shall have been executed and delivered by the parties thereto and the Charter Documents shall have become effective.

     (d) Asset Purchase Agreements. The parents or their Affiliates shall have executed and delivered one or more stock or asset purchase agreements as contemplated by Section 15.5(c).

     (e) Accountants' Statement. PricewaterhouseCoopers or another qualified accounting firm acceptable to the parents shall have issued the Accountants' Statement.

     21.2 Conditions to the Obligations of AT&T. The obligations of AT&T and the other AT&T Sellers to make their Contributions to the Newco Group pursuant to
Section 15.1 and the obligations of each of AT&T and its Affiliates to enter into the other Transaction Agreements to which it is a party and to otherwise consummate the transactions that are to be consummated by them at the Closing are subject to the fulfillment to the satisfaction of, or waiver by, AT&T, as of the Closing Date, of the following additional conditions: (a) Accuracy of Representations and Warranties. The representations and warranties by BT and its Affiliates in each Transaction Agreement to which they are a party, to the extent qualified by materiality, a Venture Business Material Adverse Effect or a BT GCS Business MAE, shall be true and correct and, to the extent not so qualified, shall be true and correct in all material respects, in each case as of the date they were made and as of the Closing Date, as if made on and as of the Closing Date, except for representations and warranties that are made as of a specified date which need be true and correct, or true and correct in all material respects, as the case may be, only on the specified date. The representations and warranties set forth in Section 17.2(q) that are not qualified by a BT GCS Business MAE shall treated for the purposes of this
Section 21.2(a) as if so qualified.

     (b) Performance of Obligations. BT and its Affiliates shall have performed or complied in all material respects with their respective covenants and agreements contained in the Transaction Agreements required to be performed or complied with by BT and its Affiliates on or prior to the Closing Date.

     (c) Delivery of Certificates of BT. BT and BT Holdings shall have delivered to AT&T customary closing certificates and documents, in each case signed by an officer or officers with the authority to bind such party (in each case dated as of the Closing Date), and such other certificates or documents as AT&T or its counsel may reasonably request evidencing the satisfaction in all material respects of the conditions to Closing.

     (d) Share Certificates. AT&T or its Affiliate shall have received share certificates or other evidences of its interests in DirectorCo, the Newco Services Company and the Newco Subsidiaries as described in Schedule 2.2 and shall have been satisfied that such shares and other equity interests have been validly issued and, in the case of shares, fully paid and non-assessable, free and clear of all Liens.

     (e) Opinions of Counsel. AT&T shall have received such reasonable opinions and certificates as are requested by it on reasonable notice to BT.

     21.3 Conditions to the Obligations of BT. The obligations of BT and the other BT Sellers to make their Contributions to the Newco Group pursuant to
Section 15.1 and the obligations of each of BT and its Affiliates to enter into the other Transaction Agreements to which it is a party and to otherwise consummate the transactions that are to be consummated by them at the Closing are subject to the fulfillment to the satisfaction of, or waiver by, BT, as of the Closing Date, of the following additional conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties by AT&T and its Affiliates in each Transaction Agreement to which they are a party, to the extent qualified by materiality, a Venture Business Material Adverse Effect or an AT&T GCS Business MAE, shall be true and correct and, to the extent not so qualified, shall be true and correct in all material respects, in each case as of the date they were made and as of the Closing Date, as if made on and as of the Closing Date, except for representations and warranties that are made as of a specified date, which need be true and correct, or true and correct in all material respects, as the case may be, only on the specified date. The representations and warranties set forth in Section 17.1(q) that are not qualified by an AT&T GCS Business MAE shall be treated for the purposes of this Section 21.3(a) as if so qualified.

     (b) Performance of Obligations. AT&T and its Affiliates shall have performed or complied in all material respects with their respective covenants and agreements contained in the Transaction Agreements required to be performed or complied with by AT&T and its Affiliates on or prior to the Closing Date.

     (c) Delivery of Certificates of AT&T. AT&T and VLT shall have delivered to BT customary closing certificates and documents, in each case signed by an officer or officers with the authority to bind such party (in each case dated as of the Closing Date), and such other certificates or documents as BT or its counsel may reasonably request evidencing the satisfaction in all material respects of the conditions to Closing.

     (d) Share Certificates. BT or its Affiliate shall have received share certificates or other evidences of its interests in DirectorCo, the Newco Services Company and the Newco Subsidiaries as described in Schedule 2.2 and shall have been satisfied that such shares and other equity interests have been validly issued and, in the case of shares, fully paid and non-assessable, free and clear of all Liens.

     (e) Opinions of Counsel. BT shall have received such reasonable opinions and certificates as are requested by it on reasonable notice to AT&T.

                                   ARTICLE 22
                            BREACH; EVENTS OF DEFAULT

     22.1 Breach. Except as otherwise expressly provided herein, a party shall be in breach of this Agreement if it fails fully to perform, or suspends its performance of, its obligations hereunder and if it fails to cure such failure or suspension within 30 days following receipt of written notice thereof from one of the other parties.

     22.2 Remedies for Breach. In addition to any other remedies set forth in this Agreement, the remedies for any breach of this Agreement shall include damages and injunctive relief, including specific performance. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     22.3 Events of Default. Following the Closing, except as may otherwise be agreed by the parents, an "Event of Default" with respect to a parent shall have occurred upon the occurrence of any of the following:

     (a) such parent's material breach of this Agreement (other than a breach of Section 11.1 or the second sentence of Section 11.6) or any other Transaction Agreement, which breach shall remain uncured after the 30-day cure period set forth in Section 22.1 if the impact of such breach on the Newco Group is so material as to go to the essence of the Venture Business;

     (b) a Change of Control shall have occurred with respect to such parent;

     (c) such parent shall be in breach of Section 11.1 or clause (a) of the second sentence of Section 11.6 and either (i) such breach is willful, repeated and significant, or (ii) such parent shall not have cured such breach within the one year period after notice thereof from the other parent, and where the Revenue Limitation in Section 11.3 or 11.4 (x) applies with respect to the violating activities, the aggregate total revenues derived from such violating activities exceeds $400 million (including the amount covered by the Revenue Limitation) or (y) does not apply to the violating activities, the aggregate total revenues from such violating activities exceeds $200 million, and where in both clauses (x) and (y), (1) the "aggregate total revenues" shall be calculated on a Pro Rata Basis, and (2) the Dollar amounts set forth therein shall be subject to adjustment as provided in Section 11.16;

     (d) such parent shall be in breach of clause (b) of the second  sentence of
Section 11.6 and shall not have cured such breach within the one year period after notice thereof from the other parent; or

     (e) there shall exist any Covered Investor with respect to such parent that is a Major Competitor of the other parent or there shall have been a Change of Control involving such parent by a Major Competitor of the other parent (a "Covered Investor Breach").

     22.4 Confirmation of Cure. If, prior to the expiration of the one year cure period provided in Section 22.3(c) or 22.3(d), the breaching party does not, when requested in writing by the non-breaching party, confirm in writing within five Business Days after receipt of such request that it will diligently and in good faith cure the breach or, thereafter, does not diligently and in good faith undertake to effect such cure, such breach shall constitute an Event of Default prior to the expiration of any such cure period. If the breaching party does so commit to cure the breach, the non-breaching party shall be entitled to rely thereon, and, in addition to its other rights and remedies, the non-breaching party shall be entitled to payment for any damages resulting from any failure by the breaching party to cure any such breach.

                                   ARTICLE 23
                          TERMINATION OF JOINT VENTURE;
                        CONSEQUENCES OF EVENT OF DEFAULT

     23.1 No Dissolution. Each of Thistle BV, DirectorCo, the Newco Services Company and the Newco Subsidiaries shall continue without interruption until it is dissolved or terminated in accordance with this Agreement.

     23.2 Performance Test Shortfall.

     (a) If a Performance Test Shortfall shall occur, either parent shall be entitled to deliver a written notice (a "Performance Notice") to the other parent at any time prior to the 180th day following the end of the eighth full Fiscal Year to initiate the dissolution and winding up of the Newco Group in accordance with the provisions of this Section; provided, however, that any Performance Notice delivered prior to the end of the eighth full Fiscal Year shall be revocable until the end of such full Fiscal Year.

     (b) If a Performance Notice has been delivered and not then revoked, it shall commence a two year transition period beginning at the later of the last day of the eighth full Fiscal Year or the date the Performance Notice is delivered if such Notice is delivered following the last day of the eighth full Fiscal Year in accordance with Section 23.2(a) (the "Transition Period"). Unless mutually agreed by the parents, the parents shall, during the Transition Period, cause the business and affairs of the Newco Group to be dissolved and wound up in accordance with Section 23.9.

     (c) During the Transition Period, each party agrees to honor and to cause its Affiliates to honor all obligations under the other Transaction Agreements, subject to any exceptions set forth therein.

     (d) During the Transition Period, the parent that has received the Performance Notice shall be entitled to appoint an additional Representative to the DirectorCo Board and to elect to cause a Distribution of Netco, in which case the provisions of Schedule 13.2 shall apply and the parent that has delivered the Performance Notice shall bear any Taxes arising in connection therewith (it being understood that such parent may elect none, either or both of such alternatives).

     (e) If a parent delivers a Performance Notice, the provisions of clause (b) of the second sentence of Section 11.6 shall, effective upon the last day of the tenth full fiscal year of the Newco Group, be of no further force or effect with respect to either parent and its Group Companies and the remaining provisions of
Article 11 shall be of no further force or effect with respect to either parent and its Group Companies on the completion of the dissolution of the Newco Group; provided, however, that, during the Transition Period either parent and its Group Companies may undertake such activities as are necessary or advisable to prepare itself to provide Global Communications Services after the Transition Period.

     23.3 Change of Control Termination.

     (a) Upon the  occurrence  of a Change of  Control  with  respect  to either
parent,   such  parent  shall  immediately  notify  the  other  parent  of  such occurrence.

     (b) Upon the occurrence of a Change of Control with respect to a parent (the "subject party"), the other parent (the "non-subject party") shall have the right, but not the obligation, within 90 days following its becoming aware of the occurrence of the Change of Control, whether by notice pursuant to Section 23.3(a) or otherwise, to elect, by written notice delivered to the subject party (the "Put Notice"), to require the subject party to purchase all but not less than all of the non-subject party's shares or other equity interests in Thistle BV, DirectorCo and the Newco Services Company and all but not less than all of its shares or other equity interests in the Newco Subsidiaries (collectively, the "Put Shares", and such right to require the subject party to purchase the Put Shares, the "Put") at a purchase price equal to 110% of their fair market value, determined in accordance with Section 23.7(a).

     (c) The provisions of Sections 23.7(b) and (c) shall apply to the closing of the sale and purchase of the Put Shares.

     (d) If a non-subject party delivers a Put Notice, the provisions of Article 11 shall, effective upon the closing of the sale and purchase of the Put Shares or, if earlier, the first anniversary of the date of delivery of the Put Notice, be of no further force or effect with respect to either parent and its Group Companies.

     23.4 Termination for Material Breach.

     (a) If an Event of Default described in Section 22.3(a) shall occur with respect to a parent (the "breaching party"), the other parent (the "complying party") shall have the right to elect by delivering notice in writing to the breaching party (the "Election Notice"), within 60 days after the expiration of the 30-day cure period described in Section 22.3(a), either (i) to require the breaching party to sell all but not less than all of the breaching party's shares or other equity interests in Thistle BV, DirectorCo and the Newco Services Company and all but not less than all of its shares or other equity interests in the Newco Subsidiaries (collectively, the "Call Shares", and such right to require the breaching party to sell the Call Shares (the "Call") to the complying party at a purchase price equal to 90% of their fair market value determined in accordance with Section 23.7(a), or (ii) to dissolve the Newco Group.

     (b) If the complying party elects to require a sale and purchase of the Call Shares, the provisions of Sections 23.7(b) and (c) shall apply to the closing of such sale and purchase.

     (c) If the complying party elects to dissolve the Newco Group, the period of dissolution shall, subject to compliance with mandatory requirements of Applicable Law, be no longer than two years from the commencement thereof and the provisions of Section 23.9 shall apply to a dissolution of the Newco Group initiated under this Section 23.4.

     (d) In the event of the sale and purchase of the Call Shares or the dissolution of the Newco Group under this Section 23.4, (i) effective upon the date of delivery by the complying party of an Election Notice, the provisions of
Article 11 shall be of no further force or effect with respect to the complying party and its Group Companies, and (ii) if the complying party has elected to purchase the Call Shares, effective upon the closing of the sale and purchase thereof or, if earlier, the first anniversary of the date of delivery of the Election Notice, the provisions of Article 11 shall be of no further force or effect with respect to the breaching party and its Group Companies, or (iii) if the complying party has elected to dissolve the Newco Group, effective upon the completion of the dissolution of the Newco Group, the provisions of Article 11 shall be of no further force or effect with respect to the breaching party and its Group Companies.

     (e) Without  limiting the  foregoing,  if an Event of Default  described in
Section 22.3(a) arises in connection with a Change of Control, the parent that is not subject to the Change of Control shall also have the rights set forth in
Section 23.3.

     23.5 Termination for Non-Compete Breaches and Covered Investor Breaches.

     (a) Upon the occurrence of a Covered Investor Breach, the breaching party shall immediately notify the other parent of such occurrence. The other parent shall be the non-breaching party for the purposes of Sections 23.5 and 23.6.

     (b) If an Event of Default described in Section 22.3(c), (d) or (e) shall occur, the non-breaching party shall have the right to elect by notice in writing (the "Breach Notice") to the breaching party within 90 days after the end of the one year cure period set forth in Section 22.3(c)(ii) or (d), or at any time after the occurrence of the Event of Default described in Section 22.3(c)(i), if any, or within 90 days of its becoming aware of the occurrence of the Covered Investor Breach, whether by notice pursuant to Section 23.5(a) or otherwise, in the case of a Covered Investor Breach, to dissolve the Newco Group.

     (c) If the non-breaching party elects to dissolve the Newco Group, the dissolution shall be completed as soon as practicable but in any event, subject to compliance with mandatory requirements of Applicable Law, within two years following the date of the Breach Notice. The provisions of Section 23.9 shall apply to a dissolution of the Newco Group initiated under this Section 23.5.

     (d) If the  non-breaching  party shall duly  deliver a Breach  Notice under
Section 23.5(b), until the consummation of any such dissolution of the Newco Group, the non-breaching party shall have the rights set forth in Section 13.2.

     (e) The remedies set forth in this Section 23.5 shall be in addition to, and not in lieu of, any other remedies that the non-breaching party may have under law or equity or which may be provided for elsewhere in this Agreement.

     (f) To determine whether an Event of Default under Section 22.3(c) or (d) or a Covered Investor Breach has occurred, a non-breaching party may refer the matter to the Wise Counselor in accordance with the provisions of Article 24. The non-breaching party shall request the Wise Counselor to make his or her determination within 20 days after the matter has been referred to him or her. The non-breaching party may rely on the determination of the Wise Counselor that such an Event of Default or Covered Investor Breach has occurred in order to exercise its rights under this Section 23.5.

     (g) Article 11 shall be of no further force or effect with respect to (i) the non-breaching party and its Group Companies upon the occurrence of an Event of Default under Section 22.3(c) or (d) or, subject to Section 23.6(a), a Covered Investor Breach, and (ii) the breaching party and its Group Companies upon the completion of the dissolution of the Newco Group.

     23.6 Additional Provisions Relating to a Covered Investor Breach.

     (a) Within 30 days after a definitive agreement has been executed for a transaction that would result in a Covered Investor Breach (the "Covered Transaction"), the parent in respect of which the Covered Investor Breach shall occur (the "Affected Party") shall notify the non-breaching party and Thistle BV of whether it intends to cure such breach. If the Affected Party fails to give such notice or elects not to cure the breach, then notwithstanding that the Covered Transaction shall not have been consummated, and may never be consummated, (x) the breach of Article 11 that would occur upon the consummation of the Covered Transaction shall be deemed to have occurred upon the earlier of (the "Effective Date") (i) the expiration of such 30 day period or (ii) the giving of notice by the Affected Party that it does not intend to cure the breach, (y) upon the Effective Date, the non-breaching party shall have the right to exercise its rights under Section 23.5, and (z) upon the Effective Date, Article 11 shall be of no further force or effect with respect to the non-breaching party and its Group Companies.

     (b) Notwithstanding anything to the contrary contained herein, so long as the Affected Party and its Group Companies shall elect to, and do, cure the breach of Article 11 within six months after the consummation of the Covered Transaction, then no breach of Article 11 shall be deemed to have occurred. Upon the delivery by the Affected Party of its notice to elect to cure the breach, from the date of the giving of such notice until the expiration of the six month cure period or, if earlier, the date the breach shall have been cured to the satisfaction of the non-breaching party, the non-breaching party shall be entitled to appoint an additional Representative to the DirectorCo Board and to elect to cause a Distribution of Netco, in which case the provisions of Schedule
13.2 shall apply and the Affected Party shall bear any Taxes arising in connection therewith (it being understood that the non-breaching party may elect none, some or all of such alternatives). If the breach has not been cured to the satisfaction of the non-breaching party within such six month cure period, then the non-breaching party shall have all other remedies available to it as contemplated by Section 23.5 and under applicable law, including a separate claim for damages against the Affected Party for misrepresentation and failure to honor its commitment to cure such breach.

     (c) Without limiting the foregoing, if a Covered Investor Breach or an Event of Default under Section 22.3(c) or 22.3(d) arises in connection with a Change of Control, the parent that is not subject to the Change of Control shall also have the rights set forth in Section 23.3.

     23.7 Fair Market Value; Sale and Closing of Put Shares or Call Shares.

     (a) Within 10 days after the date of delivery of a Put Notice under Section
23.3 or an Election Notice under Section 23.4, the parents shall select an Appraiser in accordance with Annex 2. The Appraiser shall determine the fair market value of the Put Shares or Call Shares in accordance with Annex 2.

     (b) The closing of the sale and purchase of the Put Shares or the Call Shares, as the case may be, shall take place within 90 days after the date of receipt of the Appraiser's report on a date mutually agreed to by the parents; provided that such date shall be subject to extension up to a maximum period of 15 months solely for the purposes of obtaining all material Governmental Approvals that may be required in connection with the sale and purchase thereof. The closing shall take place at the offices of Houthoff, Parnassusweg 126, 1076 AT Amsterdam, The Netherlands or at such other place as the parents shall agree. The parents shall, and shall cause Thistle BV and the applicable Newco
Subsidiaries to, use their Reasonable Best Efforts in cooperation with each other promptly to make all filings, give all notices and secure all Third Party Approvals and Governmental Approvals that may be required in connection with the sale and purchase of the Put Shares or the Call Shares, as the case may be. If, notwithstanding the extension of the period for the closing of the sale and purchase of the Put Shares or the Call Shares, as the case may be, all material Governmental Approvals have not been or cannot be obtained, on or prior to the expiration of the additional 15-month period, the parent that delivered the Put Notice or Election Notice, as the case may be, may, by notice to the other parent delivered within 10 Business Days after the expiration of such 15-month period, elect to cause the dissolution of the Newco Group. The provisions of
Section 23.9 shall apply to a dissolution of the Newco Group initiated under this Section 23.7(b); provided, however, that, notwithstanding the provisions of Annex 1, the parent that delivered the Put Notice or Election Notice, as the case may be, shall be entitled to be allocated assets and liabilities of the Newco Group in such a manner so as to approximate as closely as practicable any discount or premium that it would have been entitled to had the sale and purchase of the Put Shares or Call Shares been consummated. The dissolution shall be completed as soon as practicable but in any event, subject to compliance with mandatory requirements of Applicable Law, within one year after the expiration of the 15-month extension period.

     (c) At the closing of the sale and purchase of the Put Shares or Call Shares, as the case may be, (i) the purchasing parent (which shall include its Affiliate that is a shareholder or member of the members of the Newco Group and of DirectorCo) shall pay to the selling parent (which shall include its Affiliate that is a shareholder or member of the members of the Newco Group and of DirectorCo) the applicable purchase price in cash or by cashier's order or wire transfer of funds or any combination of the foregoing, (ii) in the case of shares of Thistle BV, the selling parent shall transfer the shares of Thistle BV comprising a part of the Put Shares or the Call Shares, as the case may be, to the purchasing parent pursuant to a notarial deed of transfer among the selling parent, the purchasing parent and Thistle BV substantially in the form of Exhibit O, and all requisite share transfer taxes or share transfer costs shall be borne equally by the parents in the case of the shares of Thistle BV comprising a part of the Put Shares and solely by the breaching party in the case of the shares of Thistle BV comprising a part of the Call Shares, and (iii) in the case of the shares and equity interests in other members of the Newco Group and of DirectorCo, the selling parent shall deliver duly executed transfer forms and sold notes or other instruments of transfer, together with certificates representing such other shares and equity interests comprising a part of the Put Shares or the Call Shares, as the case may be (if applicable), duly endorsed for transfer and accompanied by payment of all requisite share transfer taxes, which shall be borne equally by the parents in the case of such other shares and equity interests comprising a part of the Put Shares and solely by the breaching party in the case of such other shares and equity interests comprising a part of the Call Shares, and such Put Shares or Call Shares, as the case may be, shall be free and clear of any Liens (other than those arising hereunder), and the selling parent shall so represent and warrant to the purchasing parent, and shall further represent and warrant to the purchasing parent that it is the record, beneficial and legal owner of all such Put Shares or Call Shares, as the case may be, with full power and authority to transfer such Put Shares or Call Shares, as the case may be.

     23.8 Licensing Obligations. Notwithstanding anything to the contrary contained herein, including Annex 1 attached hereto:

     (a) Upon the dissolution of the Newco Group or the withdrawal of BT from the Newco Group whether pursuant to the exercise by AT&T of its rights under
Section 23.3 or by BT of its rights under Section 23.4, BT shall be entitled to purchase at fair market value such assets of the Newco Group located in the U.K. as are required to be owned by BT in order to operate under its then existing licenses in the U.K.; and

     (b) Upon the dissolution of the Newco Group or the withdrawal of AT&T from the Newco Group whether pursuant to the exercise by BT of its rights under
Section 23.3 or by AT&T of its rights under Section 23.4, AT&T shall be entitled to purchase at fair market value such assets of the Newco Group located in the United States as AT&T can demonstrate clearly are of the same type that would be purchasable by BT as required by BT's then existing licenses if BT were purchasing assets under Section 23.8(a).

     (c) Either parent purchasing assets pursuant to this Section 23.8 shall indemnify Thistle BV and the other parties for all Taxes arising in connection therewith.

     23.9 Division of Assets on Dissolution.

     (a) With respect to any dissolution initiated pursuant to Section 11.2(d), 11.5(c)(iii), 13.4, 13.5, 14.3, 23.2, 23.4, 23.5 or 23.7, subject to the provisions of Section 23.8, the assets and liabilities of the Newco Group shall be divided between the parents in accordance with the provisions set forth on Annex 1 attached hereto and to such additional provisions as the parents mutually determine are necessary or advisable. Such division of the assets and liabilities will be administered by an independent third party agreed by the parents, who shall be an internationally recognized accounting or similar firm or individual with expertise in the telecommunications industry; provided, that, if the parents are unable to agree upon such independent third party within 30 days following the delivery of the applicable notice of election to dissolve the Newco Group provided in Section 11.2(d), 11.5(c)(iii), 13.4, 13.5, 14.3, 23.4(b), 23.5(b) or 23.7(b), or, in the case of Section 23.2, following the later of the end of the eighth full Fiscal Year if a Performance Notice has been given and the first delivery of a Performance Notice, either parent may thereafter submit its choice of an independent third party administrator to the Wise Counselor and request the Wise Counselor to make his or her choice within 20 days following the submission of the matter to him or her. The parents shall cause the third party administrator referred to in the preceding sentence to be elected as the liquidator (vereffenaar) of Thistle BV pursuant to the relevant provisions of the Thistle BV Charter Documents and, unless both parents otherwise agree, shall cause VLT and BT Holdings to vote all of their shares of Thistle BV against any resolution for the removal or suspension of such liquidator. Any successor liquidator of Thistle BV may be elected by the parents only in accordance with the provisions of the preceding two sentences. Each party shall execute, or cause to be executed such documents and other instruments and take or cause to be taken such further actions as may be reasonably requested to carry out the dissolution pursuant to the provisions of Annex 1, including using its Reasonable Best Efforts in cooperation with the other promptly to make all filings, give all notices, and secure all Third Party Approvals and Governmental Approvals and execute such documents and instruments in reasonable and customary form that may be required in connection with the division of the assets and liabilities of the Newco Group or otherwise with respect to the dissolution of the Newco Group.

     (b) If and to the extent that any provision of this Article 23 relating to the distribution of assets upon dissolution of Thistle BV cannot be given direct effect because such provision conflicts with mandatory provisions of Applicable Law, the parent receiving more assets in such dissolution than it is entitled to receive pursuant to this Article 23 shall, promptly after its receipt of such assets, transfer such assets without consideration to the other parent.

     23.10 Effect of Termination. Except as otherwise expressly provided in this Agreement, upon completion of the dissolution of the Newco Group or the consummation of a Put or a Call, all provisions of this Agreement shall terminate and be of no further force or effect, except Articles 1, 14, 17 (to the extent necessary to form the basis of any claims pursuant to Article 25), 24 and 25 and Sections 18.7, 18.10, 28.3, 28.5, 28.6, 28.7, 28.8, 28.9 and 28.10
and Annex 1 and Annex 3. Except as expressly provided in any Transaction Agreement, each Transaction Agreement shall terminate upon the earlier of (i) completion of the dissolution of the Newco Group, or (ii) the later of (x) two years following the giving of a Put Notice or an election Notice or (y) the consummation of the Put or Call.

                                   ARTICLE 24
                               DISPUTE RESOLUTION

     24.1 College of Wise Counselors.

     (a) AT&T and BT will appoint by mutual agreement a "Wise Counselor" who is disinterested with respect to, and independent of, the parents and knowledgeable about the Venture Business, AT&T and BT and about the relationship between the parents. For this purpose, the initial Wise Counselor, and four other persons, who satisfy the criteria set forth in the preceding sentence (the "College of Wise Counselors") will be identified in Schedule 24.1(a), which will be agreed upon on or before April 30, 1999.

     (b) The initial Wise Counselor and each successor Wise Counselor shall serve for a term of 18 months; provided, however, that any matters, or series of directly related matters, submitted to the Wise Counselor prior to the end of such 18-month period shall remain within his or her authority to resolve. No later than 45 days prior to the end of the term of a Wise Counselor, either parent may, by notice to the other parent, designate a replacement Wise
Counselor for the next 18-month period from among the College of Wise Counselors. If within such 45-day period, the other parent does not propose an alternative replacement, then the replacement designated by the parent that issued a notice shall became the successor Wise Counselor. If within such 45-day period, the other parent does indicate by notice to the first notifying parent that it wishes to appoint a different successor Wise Counselor, the parents shall promptly submit the two choices to the remaining members of the College of Wise Counselors for selection. The remaining members of the College of Wise Counselors shall be requested to make their selection within five days after referral of the matter to them. If neither parent designates a replacement, the then serving Wise Counselor shall continue to serve as Wise Counselor for the following 18-month period.

     (c) Each time a person is designated as a successor Wise Counselor from the College of Wise Counselors, the parents shall agree upon and identify another person to become one of the members of the College of Wise Counselors (it being understood that at all times there will be four persons in the College of Wise Counselors). If the parents cannot agree on an additional Wise Counselor to be added to the College of Wise Counselors, the appointment shall be made by the Wise Counselors who then constitute the College of Wise Counselors. They shall be instructed that their nominee must satisfy the requirements in the first sentence of Section 24.1(a).

     24.2 Resignation or Replacement of Wise Counselor. It is understood that the Wise Counselor will be free to resign his or her appointment at any time without liability whatsoever. Within 10 days after the Wise Counselor resigns or ceases to act for any reason whatsoever, BT and AT&T will, by mutual agreement, appoint a successor in accordance with the provisions for selection of a successor from the College of Wise Counselors described in Section 24.1, which successor shall serve for an 18-month term from his or her appointment. BT and AT&T, by mutual consent, may at any time designate a successor Wise Counselor from the College of Wise Counselors.

     24.3 Submission of Claims.

     (a) Subject to Sections 24.4(c) and 24.5, after the Closing, any dispute, controversy or claim (each such dispute, controversy or claim, a "Claim") arising out of or relating to this Agreement or any of the other Transaction Agreements of a legal or contractual nature or any breach of any provision hereof or thereof shall be resolved by arbitration before the Wise Counselor who shall apply the law governing the applicable Transaction Agreement, and judgment upon the award rendered by him or her may be entered upon application of the party entitled thereto in the U.S. District Court for the Eastern District of Virginia (the "District Court"); provided, however, that no Claim may be submitted to the Wise Counselor by any party to this Agreement or any of the Transaction Agreements unless and until a senior officer of each of the parents shall have met and conferred with respect thereto (unless the other parent shall have failed to comply with a request to confer after reasonable notice).

     (b) For purposes of court enforcement of a Wise Counselor's award pursuant to Section 24.3(a), the Wise Counselor's award shall have the force and effect of an arbitral award under the United States Federal Arbitration Act, and shall be directly enforceable in The Netherlands in accordance with the provisions of the Dutch Code of Civil Procedure. Subject to Sections 24.4(c) and 24.5, the decision and award of the Wise Counselor will be final and conclusive upon the parties with respect to all matters referred to the Wise Counselor.

     (c) With respect to any claim relating to the validity or infringement of a United States patent, the determination of the Wise Counselor will be non-binding upon the parties. The proceedings of the Wise Counselor on such matters will be conducted as provided in Section 24.4. Any non-binding determination of the Wise Counselor on the matters referred to in this Section 24.3(c) shall be deemed to meet the requirements of Section 24.5(a) for submission to the District Court for binding determination.

     24.4 Proceedings Before the Wise Counselor.

     (a) All hearings before the Wise Counselor will be conducted in Alexandria, the Commonwealth of Virginia under such procedures (including, presentation of written submissions or presentation of evidence) as he or she considers appropriate in the circumstances; provided, however, that:

     (i) in any proceeding conducted by the Wise Counselor, (x) discovery shall be limited to the production of specific and directly relevant documents, and any such discovery must be concluded by the party seeking such discovery within 30 days of its initial demand for discovery, and (y) no depositions shall be permitted; and

     (ii) any Claim or series of related Claims submitted to the Wise Counselor shall be completed, and the Wise Counselor's decision delivered to the parties, within a period of three months from the submission of the matter to the Wise Counselor.

     (b) With respect to specialized disputes, including IPR-related disputes, the Wise Counselor shall be entitled to retain experts and specialists at the expense of Thistle BV to assist him or her.

     24.5 District Court.

     (a) Notwithstanding anything herein to the contrary but subject to Section 24.6, if (i) the Wise Counselor awards monetary damages in an amount equal to or in excess of $500 million in any proceeding commenced pursuant to this Agreement, whether or not accompanied by any injunctive relief, or (ii) if (1) the Wise Counselor issues injunctive relief, or a combination of injunctive relief and an award of monetary damages in an amount less than $500 million in any such proceeding, and (2) a Settlement Offer has been made and has not been accepted, then, the injunctive relief granted by the Wise Counselor shall be binding, subject to any order or other ruling by the District Court as contemplated by Section 24.5(b), and any losing party may, within 10 Business Days after the date of such award or the failure to accept such Settlement Offer, respectively, submit the Claim or series of related Claims giving rise thereto to the District Court or otherwise seek a judicial declaration in the District Court that it is not liable on the Claim or series of related Claims that were asserted by the winning party or parties and in respect of which the Settlement Offer was rejected.

     (b) In such event, the District Court shall review the matter, including all factual and legal issues, on a de novo basis and affirm, vacate or revise the determination of the Wise Counselor and the injunctive relief previously granted. The decision of the District Court shall be appealable to the full extent provided by Applicable Law and procedures.

     (c) No party shall object to the introduction by any other party into the record before the District Court of the evidentiary record, findings and holdings of the Wise Counselor in the arbitration of the Claims, but the District Court shall not give such evidentiary record, findings and holdings any special weight or deference.

     (d) The scope of any additional discovery, which may include depositions, shall be determined by the District Court, provided, that any such additional discovery must be completed by the parties no later than 90 days following the commencement of such discovery in the District Court; and, provided, further, however, that any party that files a motion to the District Court to extend discovery beyond such 90-day period shall, notwithstanding the provisions of
Section 24.8, pay all costs and expenses, including the fees and expenses of counsel, that the other party may incur in both (i) resisting any such motion, and (ii) complying with any order that the District Court may issue granting such request for the extension of discovery.

     (e) For the purposes of this Agreement, each party irrevocably submits to the jurisdiction of the District Court solely for the purpose of interpretation and enforcement of matters relating to this Agreement and the other Transaction Agreements, and, unless otherwise agreed by the parties, the District Court shall have exclusive jurisdiction and each party agrees that all legal actions, suits and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted only in the District Court. Each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the District Court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by the District Court, and hereby waives any offsets or counterclaims in any such action, suit or proceeding pertaining thereto. In any such action, suit or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that service thereof may be made by registered airmail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as provided in Section 27.2.

     (f) EACH OF THE PARTIES HEREBY AGREES, AND AGREES TO CAUSE ITS SUBSIDIARIES, TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN THE DISTRICT COURT OR ANY OTHER
COURT AND THAT RELATE TO THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

     24.6 Settlement Offer. Notwithstanding anything to the contrary contained herein, if with respect to the Claims in any proceeding before the Wise Counselor, the Wise Counselor grants injunctive relief, or a combination of monetary damages of less than $500 million and injunctive relief, and any of the losing parties believes that the value of the injunctive relief or the damages plus injunctive relief is greater than $500 million, such party may, at its sole option, within 10 Business Days after the determination of the Wise Counselor, make an offer in writing to the winning party or parties, of $500 million in the aggregate to all the winning parties with respect to such claims (the "Settlement Offer"). If the Settlement Offer is not accepted by all of the winning parties within 20 days after receipt of the Settlement Offer, the injunctive relief, or the award and the injunctive relief, as the case may be, shall be deemed to be an award of monetary damages in excess of $500 million, and the procedures described in Section 24.5 shall apply. If the winning party or parties accept the Settlement Offer, the losing party or parties shall within 10 Business Days after receipt of written confirmation of the winning party or parties of their acceptance of the Settlement Offer, pay the $500 million to the winning party or parties by wire transfer of same day funds to the bank account or accounts designated by it or them. Thereupon, the losing party or parties shall be released from all liability for the Claims, including injunctive relief, that were the subject of the arbitration proceeding and any comparable Claims, and the winning party or parties will have no further recourse with respect thereto.

     24.7 Pre-Closing Claims. Prior to the Closing, any party may institute any legal action, suit or proceeding arising out of or relating to this Agreement or the other Transaction Agreements in the District Court, and the parties agree that the District Court shall have exclusive jurisdiction to adjudicate the same.

     24.8 Payment of Costs. All costs and expenses reasonably incurred by the winning party or parties in connection with either the Wise Counselor or judicial proceedings pursuant to this Agreement, including fees, charges and disbursements of attorneys, whether prior to or after the Closing, shall be paid by the losing party or parties.

     24.9 Exclusive Method of Dispute Resolution. The parties hereby agree that the provisions of this Article 24 constitute an exclusive agreement for the settlement of disputes ("regeling voor de oplossing van geschillen") as referred to in Book 2, article 337, of the Dutch Civil Code and each party hereby, to the fullest extent permitted by Applicable Law, waives any right such party may have to initiate any of the procedures against the other parties referred to in Book 2, Title 8, Part 1, of the Dutch Civil Code.

                                   ARTICLE 25
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     25.1 Survival Period. Except for Sections 17.1(q) and 17.2(q), all representations, warranties, covenants and agreements of the parties contained in this Agreement, the IPR Agreement and the Employee Matters Agreement shall survive the Closing, and all such representations and warranties of the parents shall thereafter terminate and expire on the 90th day after the end of the second full Fiscal Year or, if later, 30 days after the delivery of the audited financial statements described in Section 6.7(a)(iii) for the second full Fiscal Year, with respect to any claim based upon, arising out of or otherwise in respect of any fact, circumstance or Action of which the party asserting such claim shall not have given written notice on or prior to such date to the party against which such claim is asserted, and thereafter neither parent shall have any liability in respect of any claim in respect of which such written notice shall not have been given on or prior to such date. No claim may be asserted against an Indemnifying Party for breach of any representation or warranty contained herein, unless written notice of such claim is received by the Indemnifying Party describing in detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation or warranty on which such claim is based ceases to survive as set forth in this Section 25.1. For the avoidance of doubt, the representations and warranties contained in Sections 17.1(q) and 17.2(q) shall not survive the Closing, and the sole remedy of any party for any claims relating to Taxes shall be as set forth in Section 25.5.

     25.2 Indemnification by AT&T. AT&T shall indemnify and hold harmless BT and its Affiliates (other than Concert and MCI and their Affiliates) and their respective officers, directors, employees and representatives and each of their respective heirs, executors, successors and assigns (the "BT Indemnified Parties") from and against all claims, liabilities, losses, costs, expenses and damages, including the reasonable fees, expenses and other charges of counsel (collectively, "Losses") relating to, arising out of or resulting from, or asserted by third Persons against the BT Indemnified Parties in connection with
(a) AT&T's or its Affiliate's participation in any business relationship or alliance, including any of the foregoing that may arise out of, in connection with or relating to any agreements, arrangements or understandings between or among AT&T and its Affiliates, on the one hand, and World Partners Company and/or AT&T-Unisource Communications Services and any of their Affiliates, on the other hand, or (b) without any duplication of any recovery by Thistle BV under Section 25.4(e), any inaccuracy in or any breach of any representation or warranty contained in Section 17.1(a), (b), (c) or (d).

     25.3 Indemnification by BT. BT shall indemnify and hold harmless AT&T and its Affiliates and their respective officers, directors, employees and representatives and each of their respective heirs, executors, successors and assigns (the "AT&T Indemnified Parties") from and against all Losses relating to, arising out of or resulting from, or asserted by third Persons against the AT&T Indemnified Parties in connection with (a) BT's or its Affiliate's participation in any business relationship or alliance, including any of the foregoing that may arise out of, in connection with or relating to any agreements, arrangements or understandings between or among BT, Concert and their Affiliates, on the one hand, and MCI and/or WorldCom and any of their Affiliates on the other hand, including the Agreement and Plan of Merger, dated as of November 9, 1997 among WorldCom, TC Investments Corp. and MCI, the Amended and Restated Investment Agreement, dated as of January 31, 1994, between BT and MCI, as amended as of September 29, 1994, the Agreement, dated as of November 9, 1997, among BT, MCI and WorldCom, any agreement, arrangement or understanding referred to in Section 9.2(b)(i) and any related agreements or arrangements, or
(b) without any duplication of any recovery by Thistle BV under Section 25.4(e), any inaccuracy in or any breach of any representation or warranty contained in
Section 17.2(a), (b), (c) or (d).

     25.4 General Indemnification.

     (a) AT&T shall indemnify and hold harmless the BT Indemnified Parties, and BT shall indemnify and hold harmless the AT&T Indemnified Parties from and against all Losses relating to, arising out of or resulting from or asserted by any third Person against the BT Indemnified Parties or the AT&T Indemnified Parties, respectively, in connection with, any breaches or alleged breaches by AT&T and its Affiliates or BT and its Affiliates, respectively, under any of the Transaction Agreements.

     (b) Thistle BV shall indemnify and hold harmless each of the AT&T Indemnified Parties and the BT Indemnified Parties from and against any and all Losses asserted by any third Person against any of the AT&T Indemnified Parties or BT Indemnified Parties in connection with any Assumed Liabilities, the AT&T Guarantees and the BT Guarantees, or the business and operations of any member of the Newco Group.

     (c) AT&T shall indemnify and hold harmless the BT Indemnified Parties and Thistle BV from and against any and all Losses relating to, arising out of or resulting from, or asserted by any third Person against any of the BT
Indemnified Parties, Thistle BV or any other member of the Newco Group in connection with, any Excluded AT&T Liabilities. The indemnification obligation of AT&T under this Section 25.4(c) shall terminate on the fourth anniversary of the Closing Date (other than with respect to claims that have been made and are pending resolution as of such date, with respect to which such obligation shall survive).

     (d) BT shall indemnify and hold harmless the AT&T Indemnified Parties and Thistle BV from and against any and all Losses relating to, arising out of or resulting from, or asserted by any third Person against any of the AT&T Indemnified Parties, Thistle BV or any other member of the Newco Group in connection with, any Excluded BT Liabilities. The indemnification obligation of BT under this Section 25.4(d) shall terminate on the fourth anniversary of the Closing Date (other than with respect to claims that have been made and are pending resolution as of such date, with respect to which such obligation shall survive).

     (e) Subject to Section 25.7, each parent shall indemnify and hold harmless Thistle BV from and against any and all Losses relating to, arising out of or resulting from, or asserted by any third Person against Thistle BV or any member of the Newco Group, in connection with any inaccuracy in or any breach of any representation or warranty of such parent contained in this Agreement, the IPR Agreement or the Employee Matters Agreement, relating to the AT&T Assets, the Assets of the Contributed AT&T Subsidiaries and the AT&T GCS Business or the BT Assets, the Assets of the Contributed BT Subsidiaries and the BT GCS Business, as the case may be.

     25.5 Tax Indemnification.

     (a) AT&T shall indemnify and hold harmless the BT Indemnified Parties and Thistle BV and other members of the Newco Group from and against any and all Losses relating to, arising out of or resulting from, or asserted by any third Person against any of the BT Indemnified Parties, Thistle BV or any other member of the Newco Group with respect to (i) AT&T Pre-Closing Taxes, (ii) AT&T Consolidated Group Taxes and Taxes that constitute Excluded AT&T Liabilities and
(iii) AT&T Transaction Gains Taxes (other than Excluded Taxes); provided, that if (I) an audit adjustment for a period ending (or deemed to end) on or prior to the Closing Date either (x) gives rise to an indemnity obligation under this
Section 25.5(a) or (y) constitutes an audit adjustment for a member of the AT&T Consolidated Group other than a Contributed AT&T Subsidiary that results in an increase in tax basis of assets held by a member of the Newco Group, and (II) such adjustment is reasonably expected to reduce the taxable income of the Newco Group for a taxable year or period beginning after the Closing Date (such estimated reduction in taxable income referred to herein as a "Post-Closing Tax Benefit"), then the amount required to be indemnified by AT&T pursuant to
Section 25.5(a)(i) shall be reduced by the "net present value" of such Post-Closing Tax Benefit in accordance with Section 25.5(e).

     (b) BT shall indemnify and hold harmless the AT&T Indemnified Parties and Thistle BV and other members of the Newco Group from and against any and all Losses relating to, arising out of or resulting from, or asserted by any third Person against any of the AT&T Indemnified Parties, Thistle BV or any other member of the Newco Group with respect to (i) BT Pre-Closing Taxes, (ii) BT Consolidated Group Taxes and Taxes that constitute Excluded BT Liabilities and
(iii) BT Transaction Gains Taxes (other than (Excluded Taxes); provided, that, if (I) an audit adjustment for a period ending or deemed to end) on or prior to the Closing Date either (x) gives rise to an indemnity obligation under this
Section 25.5(b) or (y) constitutes an audit adjustment for a member of the BT Consolidated Group other than a Contributed BT Subsidiary that results in an increase in tax basis of assets held by a member of the Newco Group, and (II) such adjustment is reasonably expected to result in a Post-Closing Tax Benefit for a taxable year or period beginning after the Closing Date, then the amount required to be indemnified by BT pursuant to Section 25.5(b)(i) shall be reduced by the "net present value" of such Post-Closing Tax Benefit in accordance with
Section 25.5(e).

     (c) No payment shall be required under Section 25.5(a)(i) or Section 25.5(b)(i) until the first calendar year in which either: (i) the Losses attributable to the aggregate cumulative AT&T Pre-Closing Taxes exceed the Losses attributable to the aggregate cumulative BT Pre-Closing Taxes by $20 million, in which case AT&T shall be required to make a payment pursuant to
Section 25.5(a)(i) in an amount equal to the excess of (x) the Losses attributable to the aggregate cumulative AT&T Pre-Closing Taxes over (y) the Losses attributable to the aggregate cumulative BT Pre-Closing Taxes; or (ii) the Losses attributable to the aggregate cumulative BT Pre-Closing Taxes exceed the Losses attributable to the aggregate cumulative AT&T Pre-Closing Taxes by $20 million, in which case BT shall be required to make a payment pursuant to
Section 25.5(b)(i) in an amount equal to the excess of (x) the Losses attributable to the aggregate cumulative BT Pre-Closing Taxes over (y) the Losses attributable to the aggregate cumulative AT&T Pre-Closing Taxes. For each calendar year following the year in which the first payment is made under
Section 25.5(a)(i) or Section 25.5(b)(i): (i) AT&T shall be required to make a payment pursuant to Section 25.5(a)(i) in an amount equal to the Losses attributable to the aggregate cumulative AT&T Pre-Closing Taxes as of such time, minus all amounts previously paid pursuant to Section 25.5(a)(i), minus the Losses attributable to the aggregate cumulative BT Pre-Closing Taxes as of such time, plus all amounts previously paid by BT pursuant to Section 25.5(b)(i), unless the amount so calculated is less than or equal to zero, in which case no payment shall be due under Section 25.5(a)(i); and (ii) BT shall be required to make a payment pursuant to Section 25.5(b)(i) in an amount equal to the Losses attributable to the aggregate cumulative BT Pre-Closing Taxes as of such time, minus all amounts previously paid pursuant to Section 25.5(b)(i), minus the Losses attributable to the aggregate cumulative AT&T Pre-Closing Taxes as of such time, plus all amounts previously paid by AT&T pursuant to Section 25.5(a)(i), unless the amount so calculated is less than or equal to zero, in which case no payment shall be due under Section 25.5(b)(i). In each case, the Losses attributable to the aggregate cumulative Pre-Closing Taxes shall be calculated from the Closing Date through the last day of the relevant calendar year, and the aggregate cumulative Pre-Closing Taxes shall include only those amounts for which a determination, as set forth in section 1313(a) of the Code or any equivalent provision of foreign, state or local law, has been made by the relevant Taxing Authority.

     (d) The "net present value" of a Post-Closing Tax Benefit shall be determined by using a discount rate equal to 6.5%. For purposes of making this determination, the parents shall assume that a Post-Closing Tax Benefit shall be realized by the Newco Group at the time the relevant Tax Return is required to be filed for the taxable year or period in which such Post-Closing Tax Benefit is reasonably expected to be available and that the relevant member of the Newco Group is subject to tax at the maximum rate provided by law in the jurisdiction(s) in which it is subject to tax for such taxable year or period.

     (e) In the event of any audit, administrative or judicial proceeding the outcome of which could result in an indemnification payment under Section
25.5(a) or Section 25.5(b) (a "Tax Proceeding"), the parent who could be required to make an indemnification payment as a result of such Tax Proceeding (the "Tax Indemnifying Party") shall have the right to control the conduct of such Tax Proceeding, and to employ counsel at its own expense; provided, however, the non-indemnifying parent (the "Non-Indemnifying Party") shall have the right to participate in such Tax Proceeding at its own expense. Notwithstanding the foregoing, the Tax Indemnifying Party shall not be entitled to settle any such Tax Proceeding without the consent of the Non-Indemnifying Party, which consent shall not be unreasonably withheld. The only reasonable basis for withholding consent to any settlement shall be a non de minimis adverse Tax effect on such party.

     25.6 Notice and Opportunity to Defend Against Third Party Claims.

     (a) Promptly after receipt by any BT Indemnified Party or AT&T Indemnified Party or Thistle BV (the "Indemnitee") from any third party of notice of any demand, claim or circumstance that, with the lapse of time, would give rise to a claim or the commencement or threatened commencement of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss under
Section 25.2, 25.3 or 25.4, as the case may be, the Indemnitee shall give notice thereof (the "Claims Notice") to AT&T, BT or Thistle BV, as the case may be (the "Indemnifying Party"); provided, that, any failure to promptly give a Claims Notice shall not relieve any Indemnifying Party of its liability hereunder except to the extent that such Indemnifying Party has been materially prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount, estimated, if necessary, of the Loss that has been or may be suffered by the Indemnitee.

     (b) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability if it confirms in writing that it has liability for such Asserted Liability without qualification. If the Indemnifying Party elects to compromise or defend such Asserted Liability and gives such notice, it shall within 30 Business Days, or sooner, if the nature of the Asserted Liability so requires, notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its liability to indemnify the Indemnitee, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that no Indemnifying Party or

Indemnitee shall consent to entry of any judgment or enter into any settlement without the consent of the Indemnitee or Indemnifying Party, respectively, if the effect thereof is to permit any injunction, declaratory judgment, order or other nonmonetary relief to be entered, directly or indirectly, against the Indemnitee or Indemnifying Party, respectively, and provided, further, however, that no Indemnifying Party shall be liable for any settlement effected without its consent, such consent not to be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. If the Indemnifying Party does not so choose, it will make available to the Indemnitee any books, records or other documents within its control that are necessary or appropriate for the defense of the Asserted Liability.

     (c) If any Asserted Liability involves a Loss in respect of which an Indemnifying Party has an indemnification obligation under this Article 25, as well as a Loss in respect of which such Indemnifying Party does not have an indemnification obligation under this Article 25, the parties shall cooperate in allocating responsibility therefor.

     25.7 Limitation on  Indemnification.  The  indemnification  provided for in
Section 25.4(e) shall be subject to the following limitations:

     (a) An Indemnifying Party shall not be required to indemnify any Indemnitee, and shall not have any liability for any individual occurrences, events, circumstances, acts or omissions where the Loss relating thereto is less than $1 million, and such occurrences, events, circumstances, acts or omissions shall not be aggregated for the purposes of Section 25.7(b); and

     (b) An Indemnifying Party shall not be obligated to pay any amounts for indemnification under Section 25.4(e) until the aggregate amount of all Losses for which it would be liable exceeds on a cumulative basis an amount equal to $62.5 million, whereupon the Indemnifying Party shall be obligated to pay in full all such Losses; provided, that, the limitation contained in this Section
25.7 shall not apply with respect to any inaccuracy in or breach of the representation contained in Section 17.2(u).

     25.8 Certain Matters Relating to Indemnification.

     (a) With respect to the matters that are subject to, or asserted by an Indemnitee to be subject to, the indemnification obligations created by this
Article 25, except as otherwise expressly provided herein or in any other Transaction Agreement, the parties agree not to seek recovery from one another other than pursuant to this Article 25; it being understood that the recovery available under this Article 25 is limited to a right to seek monetary compensation and does not include specific performance or injunctive relief.

     (b) In no event shall any Indemnifying Party be responsible or liable for any Losses that are incidental, consequential, indirect, special, punitive or other than actual damages.

     (c) The amount which any Indemnifying Party is required to pay to any Indemnitee entitled to indemnification hereunder will be reduced by any insurance proceeds or other amount recovered or recoverable from any third party in reduction of the related Loss. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives insurance proceeds or recovers any other amount as provided in this Section 25.8(c), then the Indemnitee will without demand reimburse the Indemnifying Party such amount as is equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the insurance proceeds or other amounts had been received, realized or recovered before the Indemnity Payment was made.

     (d) Any Loss for which indemnification is sought hereunder shall also be reduced by any net tax benefit actually realized by the Indemnitee. Any net tax benefit actually realized by the Indemnitee subsequent to its receipt of an Indemnity Payment shall be promptly reimbursed to the Indemnifying Party.

     (e) Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, a party shall not be required to indemnify any other party with respect to any Loss incurred by or asserted against such other party by reason of any breach of any of the representations or warranties contained herein, if such breach has affected the calculation of the BT Closing Valuation or the AT&T Closing Valuation, as applicable, or to the extent the amount of the Loss was reflected in the BT Closing Valuation or the AT&T Closing Valuation, as applicable.

     25.9 Treatment of Indemnification Payments. The parties agree that any Indemnity Payment hereunder shall be treated for tax and accounting purposes as follows: (a) the Loss for which an Indemnity Payment is made shall be treated, ab initio, as a reduction in the amount of the capital contribution and related capital account of the party (or Affiliate thereof) making the payment; (b) the Indemnity Payment shall increase, ab initio, the capital contribution and related capital account of the Indemnifying Party; and (c) no additional shares will be issued by Thistle BV in connection therewith. These provisions shall apply mutatis mutandis if the Indemnifying Party is Thistle BV.

                                   ARTICLE 26
                         OTHER COOPERATION OPPORTUNITIES

     26.1 U.S. Wireless Opportunities. AT&T hereby offers to BT the opportunity to invest in the wireless activities in the United States of America described in Schedule 26.1 attached hereto, and agrees to negotiate in good faith and diligently with BT on any such particular opportunity that BT wishes to explore with AT&T; provided, that, BT gives AT&T notice of such intention prior to the date specified in Schedule 26.1 with respect to such particular opportunity.

     26.2 Investment Fund. From and after the Closing Date, the parents shall actively operate an investment fund pursuant to the Investment Fund Agreement.

                                   ARTICLE 27
                                   BANKRUPTCY

     27.1 Bankruptcy.

     (a) The AT&T Parties and the BT Parties acknowledge and agree that they are entering into this Agreement and forming the Newco Group in reliance upon the unique skills and expertise of the other. Accordingly, upon the Bankruptcy of a parent or of a material Subsidiary of a parent constituting substantially all of its business (the affected parent, a "Bankrupt Parent"), the other parent (the "Non-Bankrupt Parent") shall have the right, promptly and without further action, upon the earlier of (i) the Non-Bankrupt Parent becoming aware of the Bankruptcy of the Bankrupt Parent and (ii) the occurrence of the event of Bankruptcy, to manage and control the business and operations of the Newco Group.

     (b) To effectuate the intent of Section 27.1(a), upon the occurrence and during the continuance of the Bankruptcy of the Bankrupt Parent, unless the Non-Bankrupt Parent shall elect otherwise, the Representatives on the DirectorCo Board appointed by the Bankrupt Parent or its Affiliate that is a member of DirectorCo shall be deemed to have resigned upon the occurrence of the event of Bankruptcy and the Non-Bankrupt Parent or its Affiliate that is a member of
DirectorCo shall forthwith have the right to appoint three replacement Representatives to fill the vacancies caused by such resignations to act as the Class of Representatives formerly appointed by the Bankrupt Parent or its Affiliate, as the case may be.

     (c) Upon the occurrence and during the continuance of the Bankruptcy of the Bankrupt Parent:

     (i) The provisions of clause (b) of the second sentence of Section 11.6 shall be of no further force or effect with respect to the Non-Bankrupt Parent and its Group Companies; and

     (ii) The Non-Bankrupt Parent shall have the right to cause a Distribution of Netco, in which case the provisions of Schedule 13.2 shall apply and the Non-Bankrupt Parent and the Bankrupt Parent shall bear equally any Taxes arising in connection therewith.

     (d) If, upon the first anniversary of the occurrence of the Bankruptcy of the Bankrupt Parent, such Bankruptcy continues, the provisions of the remainder of Article 11 shall thereupon be of no further force or effect with respect to the Non-Bankrupt Parent and its Group Companies during the continuance of the Bankruptcy.

     (e) The parties agree that if the Bankrupt Parent is no longer the subject of an event of Bankruptcy, other than by reason of its complete dissolution or liquidation, the Non-Bankrupt Parent's rights and benefits under Sections 27.1(b), (c) and (d) shall cease (except that if a Distribution of Netco has occurred, then the parents or their Affiliates shall remain shareholders or members of Netco). The Non-Competition Undertakings and Sections 11.12 and 11.13 shall, in such event, be reinstated with respect to the Non-Bankrupt Parent and its Group Companies; provided, that such provisions shall be thereupon waived with respect to any activities that were undertaken by the Non-Bankrupt Parent or any of its Group Companies during the continuance of the Bankruptcy of the Bankrupt Parent that would otherwise have violated Article 11 but for the application of Section 27.1(c)(i) or 27.1(d).

     27.2 Economic Interest. Notwithstanding the provisions of Section 27.1, upon the occurrence and during the continuance of a Bankruptcy of the Bankrupt Parent, the Bankrupt Parent shall continue to be entitled to an economic interest in the Newco Group and to receive any and all dividends and distributions paid or made by the members of the Newco Group and DirectorCo to its shareholders or members.

                                   ARTICLE 28
                                  MISCELLANEOUS

     28.1 No Breach of MCI or WorldCom Agreements; Compliance with Laws and Licenses.

     (a) Nothing in this Agreement or in any of the Transaction Agreements is intended to require (i) AT&T, BT, Concert or any of their Affiliates to take any action that would breach any provision, including any confidentiality or non-compete provision, of any agreement between or among any of the foregoing and MCI or WorldCom or any of their Affiliates, or (ii) AT&T, BT, Concert, or any of their Affiliates to take any action that would breach any applicable provision of any Applicable Law or license.

     (b) No restriction in this Agreement or in any other agreement or arrangement of which it forms a part which is registrable under the U.K. Restrictive Trade Practices Act 1976 or 1977 (the "RTP Acts") shall come into force until the day after particulars of this Agreement and of any other agreement or arrangement of which it forms part have been furnished to the Director General of Fair Trading in accordance with the RTP Acts. The provisions of this Section 28.1(b) shall not apply if this Agreement and any other agreement or arrangement of which it forms part either:

     (i)  falls  within  one  of  the  classes  of   non-notifiable   agreements
established by statutory instrument from time to time under the RTP Acts or by any other statute or statutory instrument, or

     (ii) is not capable of being furnished due to the repeal of the RTP Acts.

     28.2 Export Control.

     (a) Each party hereto acknowledges that any products, software, and technical information (including services and training) to be provided by AT&T, BT or Thistle BV or any of their respective Affiliates in accordance with this Agreement or any other Transaction Agreement are subject to U.S. export laws and regulations and any use or transfer of such products, software, and technical information must be authorized under those regulations. Each party agrees that it shall not, and that it shall cause its Affiliates not to, use, distribute, transfer, or transmit any such products, software or technical information (even if incorporated into other products) except in compliance with U.S. export regulations. Each party agrees that neither it nor any of its Affiliates will, directly or indirectly, "export" or "reexport" the following items to any of the countries listed in Section [4.3] of the IPR Agreement: (x) software or "technical data" disclosed or provided to them by AT&T or any of its Affiliates; or (y) the direct product of such software or "technical data."

     (b) The commitments in Section 28.2(a) apply unless (x) the export administration regulations of the U.S. Department of Commerce explicitly permits the export or reexport or (y) the office of export licensing of the U.S. Department of Commerce first grants authorization in writing.

     (c) As used in this Section 28.2, "technical data," "development," "production," "use," "transfer," "release," "export," and "reexport" shall have the respective meanings assigned to them in the IPR Agreement.

     (d) The obligations under this Section shall survive termination of this Agreement and the consummation of the Put, the Call and the dissolution of Thistle BV.

     28.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (with confirmation of receipt) or sent by internationally recognized courier service, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if sent by facsimile, at the time of receipt of a legible copy thereof or, if sent by internationally recognized courier service, three days after the date of deposit with the courier service, postage prepaid, and shall be sent as follows:

     (i) if to the AT&T Parties, to:

                                    AT&T Corp.
                                    Norfolk House
                                    31 St. James Square
                                    London SW1Y 4JR
                                    England
                                    Attention:       Walter G. DeSocio, Esq.
                                    Facsimile No.:   011-44-171-925-8232

                                    with a copy to:

                                    Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, New York 10019
                                    United States of America
                                    Attention:       Richard D. Katcher, Esq.
                                                     Stephanie J. Seligman, Esq.
                                    Facsimile No.:   212-403-2000

     (ii)     if to the BT Parties, to:

                                    British Telecommunications plc
                                    81 Newgate Street
                                    London ECIA 7AJ
                                    England
                                    Attention:       Jack Greenberg, Esq.
                                    Facsimile No.:   011-44-171-356-5608

                                    with a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York 10019-6064
                                    United States of America
                                    Attention:       Toby S. Myerson, Esq.
                                    Facsimile No.:   212-757-3990

                                    and:

                                    Bird & Bird
                                    90 Fetter Lane
                                    London EC4A1JP
                                    England
                                    Attention:       David Kerr, Esq.
                                    Facsimile No.:   011-44-171-415-6111

     (iii) if to Thistle BV, to:

                                    Thistle B.V.
                                    c/o British Telecommunications plc
                                    81 Newgate Street
                                    London ECIA 7AJ
                                    England
                                    Attention:       Jack Greenberg, Esq.
                                    Facsimile No.:   011-44-171-356-5608

                                    with a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York 10019-6064
                                    United States of America
                                    Attention:       Toby S. Myerson, Esq.
                                    Facsimile No.:   212-757-3990

                                    and:

                                    Bird & Bird
                                    90 Fetter Lane
                                    London EC4A1JP
                                    England
                                    Attention:       David Kerr, Esq.
                                    Facsimile No.:   011-44-171-415-6111

     Any party may by notice given in accordance with this Section 28.3 to the other parties designate another address, facsimile number or Person for receipt of notices hereunder.

     28.4 No Publicity. Except as required by law, the parents shall consult in advance of all public announcements in respect of the subject matter of this Agreement and the other Transaction Agreements. The content of any such announcements shall require the agreement of the parents prior to publication, such agreement not to be unreasonably withheld or delayed in the context of announcements that are required to be made in order to comply with any listing agreement with, or the rules or regulations of, any securities exchange on which securities of a parent or any of its Affiliates are listed or traded or any other regulatory requirements. The parents shall establish a common press policy with respect to the matters contemplated hereby.

     28.5 Entire Agreement. This Agreement (including the Exhibits, Schedules and Annexes hereto), together with the other Transaction Agreements, and the other agreements contemplated hereby and thereby, contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede the Term Sheet and all prior term sheets, discussions, negotiations and agreements, written or oral, with respect thereto (other than the Confidentiality Agreements).

     28.6 Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     28.7 Severability. Subject to the proviso in Sections 18.3 and 18.4, in case any provision of this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

     28.8 No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns; provided, that, other by operation of law in the case of a Business Combination and except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other parties, except that either parent may assign any or all of its rights hereunder to any of its wholly-owned Subsidiaries. For the purposes of clarification, none of Thistle BV or the Newco Subsidiaries shall be deemed to be an Affiliate of either parent.

     28.9 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person which is not a party hereto, except for the indemnification provisions contained in Article 25, which provisions may be enforced by any AT&T Indemnified Parties or BT Indemnified Parties referred to therein.

     28.10 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     28.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Signatures delivered by telecopy shall have the same effect as the manual original signatures.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below as of the date first written above. AT&T CORP.


                                       By
                                       Name:
                                       Title:

                                       VLT CORPORATION


                                       By
                                       Name:
                                       Title:

                                       BRITISH TELECOMMUNICATIONS PLC


                                       By
                                       Name:
                                       Title:

                                       BT (NETHERLANDS) HOLDINGS B.V.


                                       By
                                       Name:
                                       Title:

                                       THISTLE B.V.


                                       By
                                       Name:
                                       Title: